Exhibit 10.2

COLLABORATION AND LICENSE AGREEMENT

by and between

Kiniksa Pharmaceuticals (UK), Ltd.

and

Hangzhou Zhongmei Huadong Pharmaceutical Co., Ltd.

Dated as of February 21, 2022

[**] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(a)(6)

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

TABLE OF CONTENTS

Page

Article 1 DEFINITIONS1

Article 2 LICENSES19

2.1 License Grants to Partner19

2.2 Sublicensing and Subcontractors19

2.3 License Grant to Kiniksa22

2.4 No Implied Licenses; Retained Rights23

2.5 Restrictions23

2.6 Third Party IP Agreements23

2.7 Third Party In-Licenses24

2.8 Exclusivity Covenants27

Article 3 GOVERNANCE28

3.1 Alliance Managers28

3.2 Joint Steering Committee28

3.3 Joint Development Committee31

3.4 Non-Member Attendance32

3.5 Decision-Making32

3.6 Resolution of JSC Disputes33

3.7 Discontinuation of JSC34

Article 4 TECHNOLOGY TRANSFERS34

4.1 Initial Know-How Transfer34

4.2 Continuing Know-How Transfer34

4.3 Technology Transfer Costs34

Article 5 DEVELOPMENT PROGRAM35

5.1 Development Diligence and Responsibilities35

5.2 Territory Development Plan35

5.3 Global Development Plan36

5.4 New Development by Partner37

5.5 New Development by Kiniksa38

5.6 Standard of Conduct40

5.7 Responsibility for Development Costs41

5.8 Clinical Trial Audit Rights42

5.9 Development Records44

i

5.10 Development Reports44

5.11 Data Exchange and Use45

Article 6 REGULATORY45

6.1 Regulatory Strategy45

6.2 Partner’s Responsibilities45

6.3 Communications with Regulatory Authorities48

6.4 Kiniksa’s Responsibilities48

6.5 Right of Reference48

6.6 Adverse Events Reporting48

6.7 Regulatory Audits49

6.8 Notice of Regulatory Action50

Article 7 MANUFACTURING51

7.1 Supply by Kiniksa51

7.2 Packaging and Labeling52

7.3 Product Tracking in the Territory52

Article 8 MEDICAL AFFAIRS52

8.1 Medical Affairs Plan52

8.2 Medical Affairs Reports52

8.3 Coordination of Medical Affairs Activities53

Article 9 COMMERCIALIZATION53

9.1 Commercialization Diligence Obligations53

9.2 Commercialization Plan53

9.3 Commercialization Reports53

9.4 Coordination of Commercialization Activities54

9.5 Pricing; Reimbursement Approvals54

9.6 Diversion54

Article 10 PAYMENTS54

10.1 Upfront Payment54

10.2 Milestone Payments54

10.3 Royalty Payments to Kiniksa56

10.4 Payments to Third Parties59

10.5 Other Amounts Payable59

10.6 No Refunds59

10.7 Accounting Standards59

10.8 Currency; Exchange Rate59

10.9 Blocked Payments59

10.10 Late Payments59

10.11 Financial Records and Audits59

10.12 Taxes60

10.13 VAT Credits62

Article 11 CONFIDENTIALITY; PUBLICATION62

11.1 Duty of Confidence62

11.2 Confidential Information63

11.3 Exemptions63

11.4 Authorized Disclosures63

11.5 Publications65

11.6 Publication and Listing of Clinical Trials65

11.7 Publicity; Use of Names66

Article 12 REPRESENTATIONS, WARRANTIES, AND COVENANTS67

12.1 Representations and Warranties of Each Party67

12.2 Representations and Warranties of Kiniksa68

12.3 Representations and Warranties of Partner69

12.4 Covenants of Partner70

12.5 Covenants of Kiniksa and Partner71

12.6 NO OTHER WARRANTIES72

12.7 Time for Claims73

Article 13 INDEMNIFICATION73

13.1 By Partner73

13.2 By Kiniksa73

13.3 Indemnification Procedure74

13.4 Insurance74

Article 14 INTELLECTUAL PROPERTY75

14.1 Inventions75

14.2 CREATE Act77

14.3 Patent Prosecution77

14.4 Patent Enforcement79

14.5 Infringement of Third Party Rights81

14.6 Patent Listings81

14.7 Patent Term Extensions82

14.8 Filing of Agreement with CNIPA83

14.9 Product Trademarks83

14.10 Patent Marking; Product Attribution84

Article 15 TERM AND TERMINATION84

15.1 Term84

15.2 Termination85

15.3 Effects of Termination87

15.4 Survival92

15.5 Cumulative Remedies; Termination Not Sole Remedy92

Article 16 DISPUTE RESOLUTION92

16.1 General92

16.2 Continuance of Rights and Obligations During Pendency of Dispute Resolution92

16.4 Negotiation; Escalation93

16.5 Arbitration93

16.6 Injunctive Relief94

16.7 Waiver of Right to Jury Trial94

16.8 Confidentiality94

Article 17 MISCELLANEOUS94

17.1 Assignment94

17.2 Limitation of Liability94

17.3 Severability95

17.4 Force Majeure95

17.5 Notices95

17.6 Governing Law96

17.7 Entire Agreement; Amendments97

17.8 Headings97

17.9 Independent Contractors97

17.10 Performance by Affiliates or Subsidiaries97

17.11 Waiver97

17.12 Waiver of Rule of Construction97

17.13 Business Day Requirements98

17.14 Further Actions98

17.15 Construction98

17.16 Language; Translations98

17.17 Counterparts99

Schedules

Schedule 1.57Existing Product Trademarks

Schedule 1.104Kiniksa Patent Rights

Schedule 5.2Territory Development Plan

Schedule 5.3Global Development Plan

Schedule 11.7.1(a) Kiniksa Press Release

Schedule 11.7.1(b) Partner Press Release

Schedule 12.3Partner Disclosures

v

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (this “Agreement”) is made as of February 21, 2022 (the “Effective Date”) by and between Kiniksa Pharmaceuticals (UK), Ltd., a United Kingdom corporation (“Kiniksa”), having a place of business at Third Floor, 23 Old Bond Street, London, United Kingdom, W1S 4PZ, and Hangzhou Zhongmei Huadong Pharmaceutical Co., Ltd (“Partner”), having a place of business at No. 866 Moganshan Road, GongShu District, Hangzhou City, Zheijiang Province, People’s Republic of China.  Kiniksa and Partner are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, Kiniksa, including its Affiliates, is a biopharmaceutical company focused on discovering, acquiring, developing, and commercializing therapeutic medicines for patients suffering from debilitating diseases with significant unmet medical need, including rilonacept;

WHEREAS, Kiniksa Controls certain Know-How and Patent Rights relating to such product;

WHEREAS, Partner is a pharmaceutical company engaged in the research, development, and commercialization of pharmaceutical and biologic products in the greater China region; and

WHEREAS, Partner wishes to obtain from Kiniksa an exclusive license to perform Clinical Development of, perform Medical Affairs for, and Commercialize the Licensed Product in the Territory, and Kiniksa is willing to grant such a license to Partner, as such terms are defined herein and all in accordance with the terms and conditions set forth herein.

Agreement

NOW, THEREFORE, the Parties hereby agree as follows:

Article 1
DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms will have the respective meanings set forth below, whether used in the singular or plural:

1.1“Accounting Standards” means GAAP or IFRS (as applicable to a Party).
1.2“Acquired Party” has the meaning set forth in Section 2.8.3 (Business Combinations).
1.3“Affiliate” means, with respect to a Person, any other Person that controls, is controlled by, or is under common control with such Person.  For the purpose of this definition only, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of any Person, whether by the ownership of more than 50% of the voting security of such Person, by contract or otherwise. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than 50%, and that in such case such lower percentage will be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management and policies of such entity. Notwithstanding the foregoing, neither Baker Brothers Advisors nor any other financial investor (excluding a financial investor that is the investment entity of a pharmaceutical or biotechnology company), nor any funds affiliated with Baker Brothers Advisors or entities controlled by Baker Brothers Advisors or any other financial advisor (excluding a financial investor that is the investment entity of a pharmaceutical or biotechnology company) will be considered an Affiliate of Kiniksa.
1.4“Agreement” has the meaning set forth in the Preamble.
1.5“Alliance Manager” has the meaning set forth in Section 3.1 (Alliance Managers).
1.6“Annual Inventory Report” has the meaning set forth in Section 10.3.5(b) (Annual Inventory Reports).
1.7“Anti-Corruption Laws” means all local or other laws prohibiting or regulating public or private-sector corruption, bribery, kickbacks, speed or facilitation payments, ethical business conduct, money laundering, embezzlement, political contributions, gifts, gratuities, expenses, entertainment, hospitalities, agency relationships, commissions, lobbying, books and records, and financial controls, including the United States Foreign Corrupt Practices Act, the U.S. Travel Act, the UK Bribery Act 2010, and other anti-corruption laws, in each case, as amended.
1.8“Applicable Law” means collectively all laws, rules, regulations, ordinances, decrees, judicial and administrative orders (and any license, franchise, permit, or similar right granted under any of the foregoing), and any policies and other requirements of any applicable Governmental Authority that govern or otherwise apply to a Party, including all Anti-Corruption Laws.
1.9“Approved Labeling” means, with respect to the Licensed Product: (a) the Regulatory Authority-approved full prescribing information for the Licensed Product; and (b) the Regulatory Authority-approved labels and other written, printed, or graphic materials on any container, wrapper, or any package insert that is used with or for the Licensed Product.
1.10“Assigned Collaboration Know-How” means any Collaboration Know-How developed or invented by Representatives of Partner or its Affiliates or its or their licensees (other than Kiniksa), Sublicensees, or Subcontractors, or any Persons contractually required to assign or license such Collaboration Know-How to Partner or any Affiliate of Partner, whether alone or jointly with others (including jointly with Kiniksa), that (a) [***] (b) [***] or (c) [***]
1.11“Assigned Collaboration Patent Rights” means all Collaboration Patent Rights that Cover Assigned Collaboration Know-How.
1.12“Assigned Collaboration Technology” means the Assigned Collaboration Know-How and the Assigned Collaboration Patent Rights.
1.13“Biosimilar Competition” means, with respect to a Biosimilar Product in a country or region in the Territory and particular Calendar Quarter following the Biosimilar Launch Quarter for such Biosimilar Product in such country or region, the decrease in the Net Sales in such country or region for the Licensed Product during the applicable Calendar Quarter, as compared to the average quarterly Net Sales of the Licensed Product in such country or region during the four Calendar Quarters immediately preceding such Biosimilar Launch Quarter.
1.14“Biosimilar Launch Quarter” means, with respect to a Biosimilar Product to the Licensed Product in a country or region in the Territory, the Calendar Quarter in which the First Commercial Sale of the applicable Biosimilar Product in such country or region occurred following the receipt of all necessary

Regulatory Approvals from the applicable Regulatory Authorities in such country or region to market and sell such Biosimilar Product as a therapeutic product for one or more Indication included in the Approved Labeling for the Licensed Product in such country or region.
1.15“Biosimilar Product” means, with respect to the Licensed Product in a particular country or region, after receipt of Regulatory Approval of the Licensed Product in such country or region, any other therapeutic drug product designated for human use that [***].
1.16“Breach Notification” has the meaning set forth in Section 15.2.2 (Termination for Material Breach).
1.17“Business Day” means a day other than a Saturday, Sunday, or a day on which banking institutions in Boston, Massachusetts, Beijing, China, or Hong Kong are required by Applicable Law to remain closed.
1.18“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30, and December 31.
1.19“Calendar Year” means each 12-month period commencing on January 1.
1.20“Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than 50% of the total voting power of all of the then outstanding voting securities of such Party; (b) any merger, consolidation, recapitalization, or reorganization of such Party is consummated that would result in shareholders or equity holders of such Party immediately prior to such transaction owning 50% or less of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; (c) the shareholders or equity holders of such Party approve any plan of complete liquidation of such Party, or an agreement for the sale or disposition by such Party of all or substantially all of such Party’s assets, in each case, through one or more related transactions, other than to an Affiliate or pursuant to one or more related transactions that would result in shareholders or equity holders of such Party immediately prior to such transaction owning more than 50% of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (d) the sale or transfer to any Third Party, in one or more related transactions, of all or substantially all of such Party’s consolidated assets taken as a whole.
1.21“Clinical Development” has the meaning set forth in Section 1.47 (Development).
1.22“Clinical Supply Agreement” has the meaning set forth in Section 7.1.1 (Development Supply).
1.23“Clinical Trial” means any clinical trial in humans that is conducted in accordance with cGCP and is designed to generate data (a) under an IND, (b) to address a commitment or requirement under a Regulatory Approval or Reimbursement Approval (as applicable), or (c) to support an expansion of an Indication.
1.24“Collaboration Know-How” means any Know-How developed or invented during the Term by Representatives of a Party or its Affiliates or its or their licensees, Sublicensees, or Subcontractors, or any Persons contractually required to assign or license such Know-How to a Party or any Affiliate of a Party, whether alone or jointly with Representatives of the other Party or its Affiliates or its or their licensees, Sublicensees, or Subcontractors, or any Persons contractually required to assign or license such Know-How to the other Party or any Affiliate of the other Party, in each case, in the performance of activities under this Agreement.
1.25“Collaboration Patent Right” means any Patent Right that (a) has a priority date after the Effective Date and (b) Covers any invention included in the Collaboration Know-How.
1.26“Collaboration Technology” means Collaboration Know-How and Collaboration Patent Rights.
1.27“Commercial Supply Agreement” has the meaning set forth in Section 7.1.2 (Commercial Supply).
1.28“Commercialization” means with respect to any product, any and all activities directed to the marketing, promotion, distribution, pricing, reimbursement, import, export, offering for sale, and sale of such product and interacting with Regulatory Authorities following receipt of Regulatory Approval in the applicable country or region for such product regarding the foregoing, including seeking and maintaining any required Reimbursement Approval, but excluding any activities directed to Manufacturing, Development, or Medical Affairs.  “Commercialize,” “Commercializing,” and “Commercialized” will be construed accordingly.
1.29“Commercialization Plan” means, with respect to the Licensed Product, the written high-level strategic and tactical plans for the Commercialization activities for the Licensed Product to be conducted in the Territory, and budget associated with such activities, that will be prepared and updated by or on behalf of Partner as provided in Section 9.2 (Commercialization Plan), and will include for the Licensed Product in each country or region in the Territory: (a) the general strategies for promoting, marketing, and distributing the Licensed Product, including anticipated major advertising, public relations, and patient advocacy or education programs, (b) pre-launch Commercialization activities and the expected date of First Commercial Sale, (c) the nature of promotional activities anticipated, (d) non-binding summary-level market and sales forecasts for the Licensed Product, (e) non-binding projection of Net Sales for the Licensed Product, (f) plans regarding distribution and supply chain management, (g) reimbursement and pricing information and strategies, including information regarding reimbursement and patient support programs, (h) market access strategy, and (i) competitive positioning.
1.30“Commercially Reasonable Efforts” means, with respect to the Exploitation of the Licensed Product by Partner, [***]. Notwithstanding the foregoing, in a determination of an expenditure of Commercially Reasonable Efforts, Partner may not take into account payments made or required to be made to Kiniksa (or received by Kiniksa) under this Agreement or other payments made or required to be made under this Agreement (that is, Partner may not apply lesser resources or efforts in support of the Licensed Product because it must make any payments hereunder).
1.31“Competitive Activities” has the meaning set forth in Section 2.8.1 (Partner Exclusivity).
1.32“Competitive Infringement” has the meaning set forth in Section 14.4.2(a)(ii) (Kiniksa First Right).
1.33“Competitive Product” means any product, other than the Licensed Product, that [***].
1.34“Confidential Information” means, subject to Section 11.3 (Exemptions), (a) Know-How and any technical, scientific, trade, research, manufacturing, business, financial, marketing, product, supplier, intellectual property, and other non-public or proprietary data or information (including unpublished patent applications) that may be disclosed by one Party or its Affiliates to the other Party or its Affiliates pursuant to this Agreement (including information disclosed prior to the Effective Date pursuant to the Confidentiality Disclosure Agreement), regardless of whether such information is specifically marked or designated as confidential and regardless of whether such information is in written, oral, electronic, or other form, and (b) the terms of this Agreement.
1.35“Confidentiality Disclosure Agreement” means the Confidentiality Disclosure Agreement by and between the Parties dated March 8, 2021 (as amended from time to time).
1.36“Continuing Know-How Transfer” has the meaning set forth in Section 4.2 (Continuing Know-How Transfer).
1.37“Control” or “Controlled” means the possession by a Party (whether by ownership, license, or otherwise other than pursuant to this Agreement) of, (a) with respect to any tangible Know-How, the legal authority or right to physical possession of such tangible Know-How, with the right to provide such tangible Know-How to the other Party on the terms set forth herein, (b) with respect to Patent Rights, Regulatory Approvals, Regulatory Submissions, intangible Know-How, or other intellectual property rights, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patent Rights, Regulatory Approvals, Regulatory Submissions, intangible Know-How, or other intellectual property rights on the terms set forth herein, in each case ((a) and (b)), without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use, license, or sublicense and without being required to make any payment to any Third Party or incurring any payment obligations under any such arrangement or agreement, other than payment obligations pursuant to Third Party IP Agreements in accordance with Section 2.7.3 (Third Party In-Licenses) or if Kiniksa determines, in its sole discretion, that Partner need not be responsible for any costs associated with the grant of a sublicense thereunder, and (c) with respect to any product, the legal authority or right to grant an exclusive license or sublicense under Patent Rights that Cover such product or Know-How that relates to such product.  Notwithstanding the foregoing, a Party and its Affiliates will not be deemed to “Control” any of the foregoing (a) – (c) that, (i) prior to the consummation of a Change of Control of such Party, is owned or in-licensed by a Third Party that becomes an Affiliate of such acquired Party (or that merges or consolidates with such Party) after the Effective Date as a result of such Change of Control and (ii) was not, at the time of such Change of Control already Controlled by such Party undergoing such Change of Control.
1.38“Controlling Party” has the meaning set forth in Section 14.4.2(a)(v) (Step-In Rights).
1.39“Cover” means, with respect to a particular subject matter at issue and a relevant Patent Right, that the manufacture, use, sale, offer for sale, or importation of such subject matter would fall within the scope of one or more claims in such Patent Right.
1.40“CPI” means (a) with respect to Kiniksa, the Consumer Price Index-Urban Wage Earners and Clerical Workers, U.S. City Average, All Items 1982-84=100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index), in the United States and (b) with respect to Partner, the consumer price index for Beijing as published by The National Bureau of Statistics of China.
1.41“CREATE Act” has the meaning set forth in Section 14.2 (CREATE Act).
1.42“CRO” means a contract research organization.

1.43“CSO” means a contract sales organization.
1.44“Debarred/Excluded” means any Person becoming debarred or suspended under 21 U.S.C. §335(a) or (b), the subject of a conviction described in Section 306 of the FD&C Act, excluded, or having previously been excluded, from a federal or governmental health care program, debarred from federal contracting, convicted of or pled nolo contendere to any felony, or to any federal or state legal violation (including misdemeanors) relating to prescription drug products or fraud, the subject to OFAC sanctions or on the OFAC list of specially designated nationals, or the subject of any similar sanction of any Governmental Authority in the Territory.
1.45“Deficient Site” has the meaning set forth in Section 5.8.2 (Deficient Sublicensees or Sites and Replacement).
1.46“Deficient Sublicensee” has the meaning set forth in Section 5.8.2 (Deficient Sublicensees or Sites and Replacement).
1.47“Development” means, with respect to any product, any and all internal and external research, development and regulatory activities regarding such product, including (a) research, process development, non-clinical testing, toxicology, non-clinical activities, GLP toxicology and other preclinical studies (the conduct of those development activities described in the foregoing clause (a), “Pre-Clinical Development”) and (b) Clinical Trials, preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials and to obtain, support, or maintain Regulatory Approval of such product (such as post-marketing approval studies and observational studies for an indication, if required by any Regulatory Authority in any country in the Territory to support or maintain Regulatory Approval for a product in such indication in such country) (the conduct of Clinical Trials and the conduct of those regulatory activities described in the foregoing clause (b), to the extent related to the conduct of Clinical Trials, “Clinical Development”) but, in each case of (a) and (b), excluding any activities directed to Manufacturing, Medical Affairs, or Commercialization. Development will include research, development, and regulatory activities for additional presentations or indications for a product after receipt of Regulatory Approval of such product, including Clinical Trials commenced following receipt of Regulatory Approval or any Clinical Trial to be conducted after receipt of Regulatory Approval that was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval with respect to an approved indication (such as post-marketing approval studies and observational studies, if required by any Regulatory Authority in any country in the Territory to support or maintain Regulatory Approval for a product in such country). “Develop,” “Developing,” and “Developed” will be construed accordingly.
1.48“Development Milestone Event” has the meaning set forth in Section 10.2.1 (Development Milestone Events and Payments).
1.49“Development Milestone Payment” has the meaning set forth in Section 10.2.1 (Development Milestone Events and Payments).
1.50“Disclosing Party” has the meaning set forth in Section 11.1.1 (Duty of Confidence).
1.51“Dispute” has the meaning set forth in Section 16.1 (Dispute Resolution; General).
1.52“Dollar” means the U.S. dollar, and “$” will be interpreted accordingly.
1.53“Effective Date” has the meaning set forth in the Preamble.

1.54“Ex-Territory Infringement” has the meaning set forth in Section 14.4.1 (Patent Enforcement; Notice).
1.55“Examined Party” has the meaning set forth in Section 10.11 (Financial Records and Audits).
1.56“Executive Officers” has the meaning set forth in Section 3.5.3 (Decisions of the JSC).
1.57“Existing Product Trademarks” means those trademarks Controlled by Kiniksa and used in connection with the Commercialization of the Licensed Product as of the Effective Date. The Existing Product Trademarks as of the Effective Date are set forth on Schedule 1.57.
1.58“Exploit” means to make, have made, use, import, export, offer to sell, sell, Develop, Manufacture, perform Medical Affairs activities for, Commercialize, or otherwise exploit.  “Exploitation” will be construed accordingly.
1.59“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended from time to time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).
1.60“FDA” means the United States Food and Drug Administration or any successor entity thereto having essentially the same function.
1.61“Field” means all human diagnostic, prophylactic, and therapeutic uses, subject to any restrictions or limitations in any Third Party IP Agreement.
1.62“First Commercial Sale” means, with respect to the Licensed Product or Biosimilar Product (as applicable) in any country or region, the first sale of the Licensed Product or Biosimilar Product (as applicable) to a Third Party for distribution, use, or consumption in such country or region after receipt of Regulatory Approval for the Licensed Product in such country or region.  First Commercial Sale excludes any sale or other distribution of the Licensed Product for use in a Clinical Trial or other Development activity or for compassionate or named-patient use, in each case, sold at or below cost of goods sold.
1.63“Force Majeure” has the meaning set forth in Section 17.4 (Force Majeure).
1.64“FTE” means the equivalent of the work of one duly qualified employee of a Party full time for one year (consisting of a total of [***] hours per year) carrying out Development, Manufacturing, Medical Affairs activities, or other scientific or technical work under this Agreement.  Overtime and work on weekends, holidays, and the like, in each case, will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution.  The portion of an FTE billable by a Party for one individual during a given accounting period will be determined by dividing the number of hours worked directly by such individual on the work to be conducted under this Agreement during such accounting period and the number of FTE hours applicable for such accounting period based on [***] working hours per Calendar Year.
1.65“FTE Rate” means the amount for an FTE per Calendar Year, which for the Calendar Year ending on December 31, 2022 will be (a) with respect to Kiniksa, $[***] per FTE; and (b) with respect to Partner, $[***] per FTE, in each case, pro-rated for the period beginning on the Effective Date and ending on December 31, 2022. Beginning on January 1, 2023 and on January 1 of each subsequent Calendar Year during the Term, each FTE Rate is subject to annual adjustment by the percentage increase or decrease in the applicable CPI comparing the levels of the applicable CPI as of December 31 of the two most recently completed Calendar Years.
1.66“Fully Burdened Manufacturing Cost” means, with respect to the Licensed Product, in each case, supplied by or on behalf of Kiniksa or its Affiliates hereunder:
(a)if and to the extent the Licensed Product (or any precursor or intermediate thereof), as applicable, is Manufactured by a Third Party, the amounts paid by Kiniksa or its Affiliate to such Third Party for the Licensed Product as invoiced to, or otherwise paid by, Kiniksa or its Affiliate [***]to be calculated using methodology that is in accordance with GAAP and consistently applied by Kiniksa or its Affiliate throughout its operations (but for clarity, not the capital expenditures themselves); and
(b)if and to the extent the Licensed Product (or any precursor or intermediate thereof), as applicable, is Manufactured by Kiniksa or its Affiliate, [***]  Such fully burdened costs will be calculated in accordance with applicable Accounting Standards, consistently applied.
1.67“GAAP” means United States generally accepted accounting principles, consistently applied.
1.68“GCP” or “cGCP” means all applicable current good clinical practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice E6 (the “GCP Guideline”) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2013) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards), and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Law in each country or region in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.
1.69“Global Brand Elements” has the meaning set forth in Section 14.9.1 (Global Brand Elements).
1.70“Global Brand Strategy” has the meaning set forth in Section 9.2 (Commercialization Plan).
1.71“Global Clinical Trial” means a Clinical Trial for the Licensed Product the data from which is intended to be used to obtain or support Regulatory Approval both inside and outside of the Territory.
1.72“Global Development Plan” has the meaning set forth in Section 5.3 (Global Development Plan).
1.73“GLP” or “cGLP” means all applicable good laboratory practice standards, including, as applicable, as set forth in the then-current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration, as defined in 21 C.F.R. Part 58, and the equivalent Applicable Law in each country or region in the Territory, each as may be amended and applicable from time to time.

1.74“Governmental Authority” means any federal, national, state, provincial, or local government, or political subdivision thereof, or any multinational organization or any authority, agency, regulatory body, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division of any of the foregoing, or any governmental arbitrator or arbitral body).  Governmental Authorities include all Regulatory Authorities.
1.75“ICC Rules” has the meaning set forth in Section 16.5 (Arbitration).
1.76“IDL” has the meaning set forth in Section 1.112 (Marketing Authorization Application).
1.77“IFRS” means International Financial Reporting Standards, consistently applied.
1.78“IND” means an Investigational New Drug application required pursuant to 21 C.F.R. Part 312 required to commence human clinical trials in the U.S. or, to the extent required in any country or region in the Territory, any equivalent application in such country or region, and including all supplements or amendments that may be filed with respect to the foregoing.
1.79“Indemnified Party” has the meaning set forth in Section 13.3 (Indemnification Procedure).
1.80“Indemnifying Party” has the meaning set forth in Section 13.3 (Indemnification Procedure).
1.81“Indication” means a separate and distinct disease, disorder, or medical condition that the Licensed Product is intended to treat, prevent, cure, or ameliorate in the indication section of the Approved Labeling for the Licensed Product, or that is the subject of a Clinical Trial and where it is intended that the data and results of such Clinical Trial (if successful) will be used to support a Regulatory Submission and Regulatory Approval that is intended to result in distinct labeling in the indication section of the Approved Labeling relevant to usage of the Licensed Product in such disease, disorder, or medical condition that is separate and distinct from another disease, disorder, or medical condition.
1.82“Initial Know-How Transfer” has the meaning set forth in Section 4.1 (Initial Know-How Transfer).
1.83“Initiate” means, with respect to a Clinical Trial, the first patient, first visit in such Clinical Trial.
1.84“Invoiced Sales” has the meaning set forth in Section 1.120 (Net Sales).
1.85“JDC” has the meaning set forth in Section 3.3.1 (Formation and Purpose of the JDC).
1.86“Joint Collaboration Know-How” means all Collaboration Know-How, other than Assigned Collaboration Know-How, developed or invented jointly by Representatives of a Party or its Affiliates or its or their licensees, Sublicensees, or Subcontractors, or any Persons contractually required to assign or license such Collaboration Know-How to such Party or any Affiliate of such Party, on the one hand, and Representatives of the other Party or its Affiliates or its or their licensees, Sublicensees, or Subcontractors, or any Persons contractually required to assign or license such Collaboration Know-How to such Party or any Affiliate of such Party, on the other hand.

1.87“Joint Collaboration Patent Rights” means all Collaboration Patent Rights that Cover Joint Collaboration Know-How.
1.88“Joint Collaboration Technology” means the Joint Collaboration Know-How and the Joint Collaboration Patent Rights.
1.89“JSC” has the meaning set forth in Section 3.2.1 (Formation and Purpose of JSC).
1.90“JSC Chairperson” has the meaning set forth in Section 3.2.1 (Formation and Purpose of JSC).
1.91“Key Country” has the meaning set forth in Section 6.2.3 (Review of Regulatory Submissions).
1.92“Kiniksa” has the meaning set forth in the Preamble.
1.93“Kiniksa Collaboration Know-How” means any Collaboration Know-How developed or invented solely by Representatives of Kiniksa or its Affiliates or its or their licensees (other than Partner), Sublicensees (other than Partner), or Subcontractors, or any Persons contractually required to assign or license such Collaboration Know-How to Kiniksa or any Affiliate of Kiniksa.
1.94“Kiniksa Collaboration Patent Rights” means any Patent Rights that Cover any Kiniksa Collaboration Know-How.
1.95“Kiniksa Collaboration Technology” means the Kiniksa Collaboration Know-How and the Kiniksa Collaboration Patent Rights.
1.96“Kiniksa Identified Rights” has the meaning set forth in Section 2.7.1 (Kiniksa Identified Rights).
1.97“Kiniksa Indemnitee(s)” has the meaning set forth in Section 13.1 (Indemnification; By Partner).
1.98“Kiniksa Know-How” means any Know-How that is Controlled by Kiniksa or any of its Affiliates as of the Effective Date or during the Term (including Kiniksa Collaboration Know-How and Kiniksa’s interest in the Joint Collaboration Know-How), and [***] to perform Clinical Development, Pre-Clinical Development (solely to the extent permitted in accordance with Section 5.2.2 (Pre-Clinical Development)), or Medical Affairs with respect to, or Commercialize the Licensed Product in the Territory in the Field, but expressly excluding Kiniksa Manufacturing Know-How.
1.99“Kiniksa Manufacturing Know-How” means any Know-How that is Controlled by Kiniksa or any of its Affiliates as of the Effective Date or during the Term (including Kiniksa Collaboration Know-How), and is necessary for the Manufacturing of the Licensed Product in the Territory in the Field.
1.100“Kiniksa Manufacturing Patent Rights” means any Patent Rights that are Controlled by Kiniksa or any of its Affiliates as of the Effective Date or during the Term (including Kiniksa Collaboration Patent Rights), and are necessary for the Manufacturing of the Licensed Product in the Territory in the Field.
1.101“Kiniksa Manufacturing Technology” means all Kiniksa Manufacturing Know-How and Kiniksa Manufacturing Patent Rights.

1.102“Kiniksa P&L Process and Specifications” has the meaning set forth in Section 4.1 (Initial Know-How Transfer).
1.103“Kiniksa Patent Right Infringement” has the meaning set forth in Section 14.4.1 (Patent Enforcement; Notice).
1.104“Kiniksa Patent Rights” means any Patent Right that (a) is Controlled by Kiniksa or any of its Affiliates as of the Effective Date or during the Term (including Kiniksa Collaboration Patent Rights and Joint Collaboration Patent Rights), and (b) is [***] (or, with respect to patent applications, would be [***] if such patent applications were to issue as patents) to perform Clinical Development or Pre-Clinical Development (solely to the extent permitted in accordance with Section 5.2.2 (Pre-Clinical Development)) or Medical Affairs with respect to, or Commercialize, the Licensed Product in the Territory in the Field (including any such Patent Right that Covers a composition of matter (e.g., a drug formulation) of the Licensed Product), but expressly excluding Kiniksa Manufacturing Patent Rights.  Schedule 1.104 (Kiniksa Patent Rights) sets forth the Kiniksa Patent Rights that are owned or exclusively licensed by Kiniksa or its Affiliates as of the Effective Date in the Territory.
1.105“Kiniksa Technology” means the Kiniksa Know-How and Kiniksa Patent Rights.
1.106“Know-How” mean any and all proprietary technical, scientific, or other information, data (including physical, chemical, biological, toxicological, pharmacological, clinical and veterinary data), test results, knowledge, know-how, techniques, practices, processes, discoveries, inventions, specifications, strategies, plans, dosage regimens, drug formulations, control assays, product specifications, analytical and quality control data, marketing, pricing, distribution cost and sales data or descriptions, designs (including study designs), trade secrets, Regulatory Submissions, and other technology, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or otherwise protected by trade secret law, in each case, that is not in the public domain or otherwise generally known.
1.107“Knowledge” means the actual knowledge, without any inquiry, investigation, or obligation to conduct any freedom to operate analysis, of (a) with respect to Kiniksa, the Chief Intellectual Property Officer, the Chief Medical Officer, and the Chief Operating Officer, in each case, of Kiniksa or its Affiliates; and (b) with respect to Partner, the Chief Medical Officer, the Chief Business Officer, and the General Counsel.
1.108 “Licensed Product” means any product Controlled by Kiniksa or its Affiliates that has rilonacept as its sole active ingredient (a) in the form Commercialized by Kiniksa as of the Effective Date of this Agreement (i.e., the 160 mg dosage form), (b) in any other form that is being Commercialized by Kiniksa in the United States, or (c) to the extent permitted under the Regeneron License Agreement, in any other form as agreed in writing by the Parties.
1.109“Listing Patent Rights” has the meaning set forth in Section 14.6 (Patent Listings).
1.110“Losses” means damages, debts, obligations, and other liabilities, losses, claims, taxes, interest obligations, deficiencies, judgments, assessments, fines, fees, penalties, or expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors, consultants, and other experts, and other expenses of litigation).
1.111“Manufacture” means with respect to any product, any and all activities directed to manufacturing, processing, packaging, labeling, filling, finishing, assembly, quality assurance, quality control, testing, and release, shipping, supply, or storage of such product (or any components or process steps involving such product), as the case may be, including qualification, validation, and scale-up, preclinical, clinical, and commercial manufacture and analytic development, product characterization, and stability testing, but excluding any activities directed to Development, Medical Affairs, or Commercialization.  “Manufacturing” and “Manufactured” will be construed accordingly.
1.112“Marketing Authorization Application” or “MAA” means any new drug application, biologics license application, or other marketing authorization application, in each case, filed with the applicable Regulatory Authority in a country or other regulatory jurisdiction, which application is required to commercially market or sell a pharmaceutical or biologic product in such country or jurisdiction (and any amendments thereto).  In the context of imported drugs in the PRC, MAA is also known as the Import Drug License (“IDL”) application.
1.113“Marketing Authorization Holder” has the meaning set forth in Section 6.2.1 (Obtaining and Maintaining Regulatory Approvals).
1.114 “Material Adverse Impact” means, with respect to any matter, that such matter could (a) have a materially adverse impact on the Development or Commercialization of the Licensed Product outside of the Territory (including any concern related to quality, safety, toxicity, or side effects), or (b) be inconsistent with Kiniksa’s global regulatory strategy or Global Development Plan for the Licensed Product.
1.115“Material Subcontractor” has the meaning set forth in Section 2.2.3 (Right to Subcontract).
1.116“Medical Affairs” means activities conducted by a Party’s medical affairs department (or, if a Party does not have a medical affairs department, the equivalent function thereof), including communications with key opinion leaders and clinical or scientific thought leaders, medical education, symposia, advisory boards (to the extent related to medical affairs or clinical guidance), activities performed in connection with patient registries, and other medical programs and communications, including educational grants, research grants (including those related to investigator-initiated studies), and charitable donations to the extent related to medical affairs and not to other activities that involve the promotion, marketing, sale, or other Commercialization of the Licensed Product and are not conducted by a Party’s medical affairs (or equivalent) department.  Medical Affairs excludes any activities directed to Manufacturing, Development, or Commercialization.
1.117“Medical Affairs Plan” means, with respect to the Licensed Product, the written high-level strategic and tactical plans for the Medical Affairs activities for the Licensed Product to be conducted in the Territory that will be prepared and updated by Partner as provided in Section 8.1 (Medical Affairs Plan).
1.118“Milestone Events” has the meaning set forth in Section 10.2.3 (Notification of Milestone Events).
1.119“Milestone Payments” has the meaning set forth in Section 10.2.3 (Notification of Milestone Events).
1.120“Net Sales” means with respect to the Licensed Product for any period, the gross amounts invoiced by Partner or its Affiliates to Third Parties or Sublicensees for sales of the Licensed Product in the Territory (the “Invoiced Sales”) less the following deductions:
(a)	[***];

(b)	[***];
(c)	[***];
(d)	[***]; and
(e)	[***].

For the avoidance of doubt, (a) in the case of any sale or other disposal of the Licensed Product between or among Partner and its Affiliates for resale, invoiced sales and Net Sales will be calculated only on the amount invoiced on the first arm’s length sale thereafter to a Third Party; and (b) Net Sales will not be imputed to transfers of Licensed Product (i) without consideration or for nominal consideration for use in any Clinical Trials reasonably necessary to comply with any Applicable Law or regulation or any request by a Regulatory Authority in the Territory, (ii) for any bona fide charitable, compassionate use or indigent patient, or other similar program purpose where the Licensed Product is sold at or below cost of goods sold, or (iii) in commercially reasonable quantities as samples for promotional purposes.

Subject to the above, Net Sales will be calculated in accordance with the standard internal policies and procedures of Partner, its Affiliates or its or their Sublicensees, which must be in accordance with U.S. GAAP or, if applicable, IFRS.

1.121“New Development” has the meaning set forth in Section 5.4 (New Development by Partner).
1.122“New Development Activities” has the meaning set forth in Section 5.4 (New Development by Partner).
1.123“New Development Proposal” has the meaning set forth in Section 5.4 (New Development by Partner).
1.124“New Kiniksa In-Licensed Rights” has the meaning set forth in Section 2.7.3 (Third Party In-Licenses).
1.125“New Territory-Specific Development Activities” has the meaning set forth in Section 5.4 (New Development by Partner).
1.126“New Third Party IP Agreement” has the meaning set forth in Section 2.7.3 (Third Party In-Licenses).
1.127“NMPA” means the National Medical Products Administration of the People’s Republic of China, and local counterparts thereto, and any successor agency or authority thereto having substantially the same function.
1.128“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury or any successor agency thereto.
1.129“Ongoing Global Clinical Trial” means any Global Clinical Trial for the Licensed Product that is ongoing as of the Effective Date or Initiated within [***] months following the Effective Date.
1.130“Partner” has the meaning set forth in the Preamble.

1.131“Partner Collaboration Know-How” means Collaboration Know-How, other than Assigned Collaboration Know-How, developed or invented solely by Representatives of Partner or its Affiliates or its or their licensees (other than Kiniksa), Sublicensees, or Subcontractors, or any Persons contractually required to assign or license such Collaboration Know-How to Partner or any Affiliate of Partner.
1.132“Partner Collaboration Patent Rights” means any Collaboration Patent Right that Covers Partner Collaboration Know-How.
1.133“Partner Collaboration Technology” means the Partner Collaboration Know-How and Partner Collaboration Patent Rights.
1.134“Partner Identified Rights” has the meaning set forth in Section 2.7.2 (Partner Identified Rights).
1.135“Partner Indemnitee(s)” has the meaning set forth in Section 13.2 (Indemnification; By Kiniksa).
1.136“Partner Know-How” means all Know-How that is Controlled by Partner or any of its Affiliates as of the Effective Date or during the Term, and [***] to Exploit the Licensed Product, including Partner Collaboration Know-How and Partner’s interest in the Joint Collaboration Know-How.
1.137“Partner Patent Rights” means all Patent Rights that are Controlled by Partner or any of its Affiliates as of the Effective Date or during the Term, and [***] (or, with respect to patent applications, would be [***] if such patent applications were to issue as patents) to Exploit the Licensed Product, including all Partner Collaboration Patent Rights and Partner’s interest in the Joint Collaboration Patent Rights.
1.138“Partner Technology” means Partner Know-How and Partner Patent Rights.
1.139“Party” or “Parties” has the meaning set forth in the Preamble.
1.140“Patent Challenge” has the meaning set forth in Section 15.2.3 (Termination for Patent Challenge).
1.141“Patent Prosecution” means activities directed to (a) preparing, filing, and prosecuting applications (of all types) for any Patent Right, (b) maintaining any Patent Right, and (c) deciding whether to abandon or maintain any Patent Right.
1.142“Patent Rights” means any and all (a) patents, patent applications, and utility models in any country or jurisdiction, including provisional applications, priority applications, and international applications, (b) patent applications filed either from such patents or patent applications or from a patent application claiming priority from any of these, including divisionals, provisionals, continuations, and continuations-in-part, (c) patents that have issued or in the future issue from the foregoing patent applications, (d) substitutions, renewals, registrations, confirmations, revalidations, reissues, and re-examinations of the foregoing patents or patent applications, and (e) extensions, restorations, supplemental protection certificates, and the like based on any of the foregoing patents or patent applications.
1.143“Patent Term Adjustment” has the meaning set forth in Section 14.7 (Patent Term Extensions).

1.144“Patent Term Extension” has the meaning set forth in Section 14.7 (Patent Term Extensions).
1.145“Paying Party” has the meaning set forth in Section 10.12.2 (Tax Cooperation).
1.146“Person” means any corporation, limited or general partnership, limited liability company, joint venture, joint stock company, trust, unincorporated association, governmental body, authority, bureau, or agency, or any other entity or body, or an individual.
1.147“Phase III Clinical Trial” means a clinical trial in humans in a manner that is generally consistent with 21 C.F.R. § 312.21(c), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region.
1.148“Pivotal Clinical Trial” means any (a) Phase III Clinical Trial, or (b) other Clinical Trial of a pharmaceutical or biologic product on a sufficient number of patients, the results of which, together with prior data and information concerning such product, are sufficient without any additional Clinical Trial, to meet the evidentiary standard for demonstrating the safety, purity, efficacy, and potency of such active substance of such product established by a Regulatory Authority in any particular jurisdiction and that is intended to support the filing of an MAA with a Regulatory Authority in such jurisdiction. Notwithstanding any provision to the contrary set forth in this Agreement, treatment of patients as part of an expanded access program, compassionate sales or use program (including named patient program or single patient program), or an indigent program, in each case, will not be included in determining whether or not a Clinical Trial is a Pivotal Clinical Trial.
1.149“PRC” means the People’s Republic of China, which, for purposes of this Agreement, does not include Hong Kong Special Administrative Region, Macau Special Administrative Region, or Taiwan.
1.150“Preapproved Subcontractor” means any Subcontractor to be engaged by Partner to perform its obligations or exercise its rights under this Agreement as further described in Section 2.2.3 (Right to Subcontract) and identified as a Subcontractor in a Territory Development Plan or Global Development Plan that is approved by the JSC.
1.151“Pre-Clinical Development Plan” has the meaning set forth in Section 5.2.2 (Territory Pre-Clinical Development).
1.152“Product Marks” has the meaning set forth in Section 14.9.2 (Product Marks in the Territory).
1.153“Public Official” means (a) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency or other division; (b) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary, laboratory or medical facility; (c) any officer, employee or representative of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank; and (d) any person acting in an official capacity for any government or government entity, enterprise, or organization identified above.
1.154“Publication” has the meaning set forth in Section 11.5 (Publications).
1.155“Quarterly Inventory Report” has the meaning set forth in Section 10.3.5(a) (Quarterly Inventory Report).

1.156“Receiving Party” has the meaning set forth in Section 11.1.1 (Duty of Confidence).
1.157“Recipient” has the meaning set forth in Section 10.12.2 (Tax Cooperation).
1.158“Regeneron License Agreement” means that certain License Agreement by and between Regeneron Pharmaceuticals, Inc. and Kiniksa Pharmaceuticals, Ltd. effective as of September 25, 2017, as amended by Amendment No. 1 effective as of October 29, 2020, as assigned from Kiniksa Pharmaceuticals, Ltd. to Kiniksa Pharmaceuticals (UK), Ltd. as of January 7, 2021, and as amended by Amendment No. 2 effective as of April 14, 2021, as the same may be amended in accordance with the terms of this Agreement.
1.159“Regulatory Approval” means, with respect to a particular country or other regulatory jurisdiction, any approval of an MAA or other approval, product, or establishment license, registration, or authorization of any Regulatory Authority necessary for the commercial marketing or sale of a pharmaceutical or biologic product in such country or other regulatory jurisdiction, excluding, in each case, Reimbursement Approval.
1.160“Regulatory Authority” means any applicable Governmental Authority with jurisdiction or authority over the Development, Manufacture, Commercialization, or other Exploitation (including Regulatory Approval or Reimbursement Approval) of pharmaceutical or biologic products in a particular country or other regulatory jurisdiction, including the NMPA, and any corresponding national or regional regulatory authorities.
1.161“Regulatory Exclusivity” means any exclusive marketing rights or data protection or other exclusivity rights conferred by any Regulatory Authority with respect to a pharmaceutical or biologic product in a particular country or other regulatory jurisdiction, but in all cases excluding Patent Rights.
1.162“Regulatory Submissions” means any filing, application, or submission with any Regulatory Authority in support of Developing, Manufacturing, or Commercializing a pharmaceutical or biologic product (including to obtain, support, or maintain Regulatory Approval from that Regulatory Authority) and any proposed Approved Labeling, and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any substantive meetings, telephone conferences, or discussions with the relevant Regulatory Authority.  Regulatory Submissions include all INDs, MAAs, and other applications for Regulatory Approval and their equivalents.
1.163“Reimbursement Approval” means an approval, agreement, determination, or other decision by the applicable Governmental Authority that establishes prices charged to end-users for pharmaceutical or biologic products at which a particular pharmaceutical or biologic product will be reimbursed by the Regulatory Authorities or other applicable Governmental Authorities in the Territory.
1.164“Replacement Site” has the meaning set forth in Section 5.8.2 (Deficient Sublicensees or Sites and Replacement).
1.165“Representative” means any employee, officer, contractor, consultant, or agent of a Party.
1.166“Required Pre-Clinical Development” has the meaning set forth in Section 5.2.2 (Territory Pre-Clinical Development).
1.167“Review Period” has the meaning set forth in Section 11.5 (Publications).
1.168“Royalty Patent Rights” means the Kiniksa Patent Rights and the Kiniksa Manufacturing Patent Rights.

1.169“Royalty Payments” has the meaning set forth in Section 10.3.1 (Royalty Rates).
1.170“Royalty Report” has the meaning set forth in Section 10.3.4 (Royalty Reports and Payments).
1.171“Royalty Term” has the meaning set forth in Section 10.3.2 (Royalty Term).
1.172“Safety Agreement” has the meaning set forth in Section 6.6.1 (Adverse Events Reporting; Safety Agreements).
1.173“Sales Milestone Events” has the meaning set forth in Section 10.2.2 (Sales Milestone Events and Payments).
1.174“Sales Milestone Payments” has the meaning set forth in Section 10.2.2 (Sales Milestone Events and Payments).
1.175“Selected Territory GCT Countries” has the meaning set forth in Section 5.3 (Global Development Plan).
1.176“Status Quo Item” has the meaning set forth in Section 3.6.2(a) (No Change; Status Quo).
1.177“Subcontractor” means (a) a Third Party contractor engaged by a Party to perform certain obligations or exercise certain rights of such Party under this Agreement on a fee-for-service basis (including CROs, and CSOs), or (b) a Third Party Distributor. A Subcontractor of Partner may be deemed a Sublicensee for purposes of this Agreement if such Subcontractor requires a sublicense under the rights granted to Partner in Section 2.1 (License Grants to Partner) to perform the applicable activities for which they were engaged.
1.178“Sublicensee” means any Person (a) with respect to Partner, to whom Partner grants a sublicense of, or other authorization or permission granted under, the rights granted to Partner in Section 2.1 (License Grants to Partner), including any Subcontractor (to the extent such Subcontractor requires a sublicense under the rights granted to Partner in Section 2.1 (License Grants to Partner) to perform the applicable activities for which they were engaged), and (b) with respect to Kiniksa, to whom Kiniksa grants a sublicense of, or other authorization or permission granted under, the rights granted to Kiniksa in Section 2.3 (License Grant to Kiniksa).
1.179“Subsidiary” means, with respect to a Party, any Person that is controlled by such Party.  For the purpose of this definition only, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of any Person, whether by the ownership of more than 50% of the voting security of such Person, by contract or otherwise. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than 50%, and that in such case such lower percentage will be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management and policies of such entity.
1.180“Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon), including value add, sales, excise or similar taxes (“VAT”).

1.181“Technology Transfer” has the meaning set forth in Section 4.2 (Continuing Know-How Transfer).
1.182“Term” has the meaning set forth in Section 15.1 (Term).
1.183“Territory” means, subject to Section 15.2.4 (Termination in [***]), Asia Pacific Region (the People’s Republic of China, Hong Kong SAR, Macao SAR, Taiwan Region, South Korea, Indonesia, Singapore, The Philippines, Thailand, Australia, Bangladesh, Bhutan, Brunei, Burma, Cambodia, India, Laos, Malaysia, Maldives, Mongolia, Nepal, New Zealand, Sri Lanka, and Vietnam).
1.184“Territory Development” has the meaning set forth in Section 5.1 (Development Diligence and Responsibilities).
1.185“Territory Development Plan” has the meaning set forth in Section 5.2.1 (Territory Clinical Development).
1.186“Territory Sponsor” means, with respect to a Territory-Specific Clinical Trial or a Global Clinical Trial for the Licensed Product to be conducted at sites in the Territory, the Party that holds the IND from the applicable Regulatory Authority in the Territory for such Clinical Trial in its name.
1.187“Territory-Specific Clinical Trial” means a Clinical Trial for the Licensed Product, the data from which at the time of commencement of such Clinical Trial is intended to be used to obtain Regulatory Approval in the Territory but not to obtain Regulatory Approval outside of the Territory.
1.188“Third Party” means any Person other than a Party or an Affiliate of a Party.
1.189“Third Party Claims” means collectively, any and all Third Party demands, claims, actions, suits, and proceedings (whether criminal or civil, in contract, tort, or otherwise).
1.190“Third Party Distributor” means any Third Party that purchases Licensed Product from Partner or its Affiliates or Sublicensees, takes title to the Licensed Product, and distributes the Licensed Product directly to customers, but does not Develop, Manufacture, or otherwise Commercialize the Licensed Product and does not make any upfront, milestone, royalty, profit-share, or other payment to Partner or its Affiliates or Sublicensees, other than payment for the purchase of Licensed Product for resale.
1.191“Third Party IP Agreements” has the meaning set forth in Section 2.7.3 (Third Party In-Licenses).
1.192“United States” or “U.S.” means the United States of America and its territories and possessions.
1.193“Valid Claim” means, with respect to a particular country or region, (a) a claim of an issued and unexpired patent (as may be extended through supplementary protection certificate or patent term extension or the like) that, in such country or region, has not been revoked, held invalid, or unenforceable by a patent office or other Governmental Authority of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and that has not been disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, or disclaimer or otherwise; or (b) a pending claim of an unissued, pending patent application in such country or region that has not been pending for more than [***] years since the date of the first response on the merits received from the relevant patent office regarding such application, provided that such [***] year period will be tolled for the duration of any adverse proceeding (e.g., Third Party oppositions or any appeal of an adverse determination against the Valid Claim) with respect to the patent application at issue.
1.194“VAT” has the meaning set forth in Section 1.180 (Tax).
Article 2
LICENSES
2.1	License Grants to Partner.
2.1.1	In the Territory. Subject to the terms of this Agreement (including Kiniksa’s retained rights set forth in Section 2.4 (No Implied Licenses; Retained Rights)), Kiniksa hereby grants to Partner (i) an exclusive, royalty-bearing license, with the right to grant sublicenses solely in accordance with Section 2.2 (Sublicensing and Subcontractors), under its interest in the Kiniksa Technology to perform Clinical Development and Medical Affairs with respect to and Commercialize the Licensed Product in the Field in the Territory and (ii) a non-exclusive license, with the right to grant sublicenses solely in accordance with Section 2.2 (Sublicensing and Subcontractors), under its interest in the Kiniksa Technology to perform Required Pre-Clinical Development in the Field in the Territory solely to the extent permitted under and in accordance with Section 5.2.2 (Territory Pre-Clinical Development), in each case of (i) and (ii), in accordance with the terms of this Agreement. In addition, subject to the terms of this Agreement (including Kiniksa’s retained rights set forth in Section 2.4 (No Implied Licenses; Retained Rights)), Kiniksa hereby grants to Partner a non-exclusive, royalty-bearing license, with the right to grant sublicenses solely in accordance with Section 2.2 (Sublicensing and Subcontractors), under its interest in the Kiniksa Technology solely to package and label the Licensed Product in the Territory solely for sale and use of the Licensed Product in the Territory.
2.1.2	Trademark License Grant. Subject to the terms of this Agreement (including Kiniksa’s retained rights set forth in Section 2.4 (No Implied Licenses; Retained Rights)), Kiniksa hereby grants to Partner (a) an exclusive sublicense under its interest in the Product Marks and the Global Brand Elements to perform Pre-Clinical Development of to the extent permitted under and in accordance with Section 5.2.2 (Pre-Clinical Development), Clinical Development of, and Commercialize, the Licensed Product in the Field in the Territory, and (b) a non-exclusive sublicense under its interest in the Product Marks and Global Brand Elements solely to package and label the Licensed Product in the Field in the Territory solely for sale and use of the Licensed Product in the Territory.
2.1.3	Third Party Rights. In addition to the other terms and conditions of this Agreement, the licenses granted hereunder are subject to the terms of (a) all New Third Party IP Agreements (and amendments thereto) as further described in, and solely to the extent such New Third Party IP Agreements (and amendments thereto) are entered into in accordance with, Section 2.6.2 (Third Party IP Agreement Amendments) and Section 2.7.3 (Third Party In-Licenses) and (b) the Regeneron License Agreement.
2.2	Sublicensing and Subcontractors.
2.2.1	Right to Sublicense. Subject to the terms of this Agreement, Partner will have the right to grant sublicenses of the rights granted under Section 2.1 (License Grants to Partner):

(a)	to (i) Preapproved Subcontractors (to the extent such Preapproved Subcontractors require a sublicense under the rights granted to Partner in Section 2.1 (License Grants to Partner) to perform the applicable activities for which they were engaged) and, (ii) subject to Kiniksa’s prior written consent, not to be unreasonably withheld, conditioned, or delayed, to other Subcontractors (to the extent such other Subcontractors require a sublicense under the rights granted to Partner in Section 2.1 (License Grants to Partner) to perform the applicable activities for which they were engaged);
(b)	subject to Kiniksa’s prior written approval, not to be unreasonably withheld, conditioned, or delayed, to (i) Partner’s Subsidiaries or (ii) other Third Parties that are not Subcontractors;

in each case ((a) and (b)), for the sole purpose of performing Partner’s obligations and exercising Partner’s rights with respect to the Clinical Development, Pre-Clinical Development (solely to the extent permitted under and in accordance with Section 5.2.2 (Territory Pre-Clinical Development)), the performance of Medical Affairs activities with respect to, or Commercialization of the Licensed Product in accordance with this Agreement.  [***].  Each Sublicensee will hold its rights contingent on the rights licensed to Partner under the terms of this Agreement and may not grant any further sublicenses of its rights to any Third Party.  Any termination of the licenses granted to Partner under Section 2.1 (License Grants to Partner) as a result of a termination of this Agreement will cause the Sublicensees to automatically lose the same rights under any sublicense.

2.2.2	Terms of Sublicenses to Third Parties. Partner will provide prior written notice to Kiniksa identifying its intention to grant a sublicense under Section 2.2.1 (Right to Sublicense) to any Third Party that is not a Preapproved Subcontractor (including a Subcontractor that requires a sublicense under the rights granted to Partner in Section 2.1 (License Grants to Partner) to perform the applicable activities for which they were engaged or another proposed Sublicensee), the purpose of such sublicense, and the identity of the Third Party to whom Partner intends to grant such sublicense, and, to the extent required pursuant to the terms of any Third Party IP Agreement, the substantially final version of the agreement between Partner and any such Third Party in English for Kiniksa to review and determine whether to approve. Each sublicense to a Third Party (including any Preapproved Subcontractor or other Subcontractor, in each case, that requires a sublicense under the rights granted to Partner in Section 2.1 (License Grants to Partner) to perform the applicable activities for which they were engaged) will be granted under a written agreement that is consistent with and subject to the terms of this Agreement, to the extent required pursuant to the terms of any Third Party IP Agreement, that has been approved in writing by Kiniksa, and that:
(a)	contains the requirements set forth under Section 2.2.4 (Terms of Sublicenses and Subcontracts with Third Parties);
(b)	requires each such Sublicensee to comply with the terms of this Agreement that are applicable to such Sublicensee (including the Milestone Event and Royalty Payment reporting obligations set forth under Section 10.2 (Milestone Payments) and Section 10.3 (Royalty Payments to Kiniksa), the record keeping and audit requirements set forth under Section 5.8 (Clinical Trial Audit Rights), Section

10.11 (Financial Records and Audits), and the intellectual property provisions set forth in Article 14 (Intellectual Property));
(c)	requires that each such Sublicensee performs the activities that they are sublicensed or engaged to perform (as applicable) in accordance with the terms of all Third Party IP Agreements, cGLP and cGCP, as applicable, and otherwise in compliance with Applicable Law;
(d)	includes Kiniksa as an intended third party beneficiary under the sublicense with the right to enforce the applicable terms of such sublicense;
(e)	precludes the granting of further sublicenses without the prior written consent of Kiniksa, not to be unreasonably withheld, conditioned, or delayed;
(f)	prohibits such Third Party from engaging in, independently or for or with any other Third Party, any Exploitation of any Competitive Product in the Territory; and
(g)	is subject in all respects to any applicable Third Party IP Agreement under which Kiniksa is granted any right that will be sublicensed under such proposed sublicense.
2.2.3	Right to Subcontract. Partner will not propose the engagement of any Subcontractor that is Debarred/Excluded. The Preapproved Subcontractors will be set forth in the Territory Development Plan or Global Development Plan, or any amendment thereto approved by the JSC. Subject to the applicable terms of this Agreement (including the terms of Section 2.2.4 (Terms of Sublicenses and Subcontracts with Third Parties) and, if such Preapproved Subcontractor is granted a sublicense under the rights granted to Partner in Section 2.1 (License Grants to Partner), the terms of Section 2.2.2 (Terms of Sublicenses to Third Parties)), Partner may engage any Preapproved Subcontractor to perform Partner’s obligations and exercise Partner’s rights under this Agreement. In addition, if Partner wishes to engage a Subcontractor that does not require a sublicense, is not already a Preapproved Subcontractor, and is (a) a CRO, (b) to be engaged to package and label the Licensed Product in the Territory, or (c) a CSO engaged to operate in [***]% or more of the relevant market in any country or region of the Territory for which Partner is seeking such CSO’s assistance (any such Subcontractor described in the preceding clauses (a) or (b), a “Material Subcontractor”) to perform its obligations or exercise its rights under this Agreement related to the Clinical Development, packaging and labeling, Pre-Clinical Development (solely to the extent permitted in accordance with Section 5.2.2 (Pre-Clinical Development)), performance of Medical Affairs with respect to, or Commercialization of the Licensed Product, then at least [***] days before engaging any such Subcontractor, Partner will provide to the JSC, for review and discussion, written notice identifying Partner’s intention to engage such Subcontractor, the purpose of engaging such Subcontractor, and the identity of such Subcontractor. The Parties agree that Partner’s engagement of Material Subcontractors that do not require a sublicense do not require the approval of the JSC, and if the JSC does not provide to Partner comments with respect to the engagement of any such proposed Material Subcontractors prior to the end of such [***] day period, then Partner may so engage such Material Subcontractors.
2.2.4	Terms of Sublicenses and Subcontracts with Third Parties. In addition to the requirements set forth in Section 2.2.2 (Terms of Sublicenses to Third Parties) with respect to any grant of rights to a Sublicensee, any sublicense agreement with a Third Party and any agreement pursuant to which Partner engages any Subcontractor (including any Preapproved Subcontractor) must be consistent with, and subject to, the terms of this Agreement and contain (a) an assignment back to Partner of all Collaboration Know-How and Collaboration Patent Rights developed, invented, or filed (as applicable) by or on behalf of the Sublicensee or Subcontractor, as applicable (including all Assigned Collaboration Technology, Partner Collaboration Technology, and Joint Collaboration Technology), (b) a sublicensable (through multiple tiers) license back to Partner of all other Know-How and Patent Rights developed, invented, or filed (as applicable) by or on behalf of the Sublicensee or Subcontractor, as applicable, that are [***] to Exploit the Licensed Product (such that Partner Controls such Know-How and Patent Rights for the purposes of this Agreement), and (c) confidentiality and non-use provisions that are at least as stringent as those set forth in Article 11 (Confidentiality; Publication).
2.2.5	Notice of Sublicenses. Partner will provide Kiniksa with a true and complete copy of each agreement between Partner and any Sublicensee no later than [***] days after the execution thereof, provided that, to the extent permitted under any Third Party IP Agreement, Partner may redact any financial terms contained therein that are not necessary for Kiniksa to determine the scope of the rights granted under such sublicense. If any such agreement between Partner and any Sublicensee is not in English, then Partner will also provide to Kiniksa an English translation thereof, at Partner’s expense, no later than [***] days following the execution thereof.
2.2.6	Partner Audits of Sublicensees and Subcontractors. Partner will provide Kiniksa with copies of any quality oversight or audit reports from audits that Partner (or its agent) has conducted on any Sublicensees or other Material Subcontractors engaged by Partner to perform its obligations or exercise its rights under this Agreement to the extent such reports are relevant to such Sublicensees’ or other Subcontractors’ performance of such obligations or exercise of such rights no later than [***] Business Days after receiving or preparing, as applicable, any such report. Partner will provide to Kiniksa all quality oversight or audit reports from audits that Partner (or its agent) conducts, and, if any such report is not in English, a summary in English of any such report. Solely to the extent that Kiniksa is required to submit such quality oversight or audit reports to a Regulatory Authority, Partner will reimburse Kiniksa for any translation expenses reasonably incurred by Kiniksa to obtain English translation thereof by translators selected by Kiniksa.
2.2.7	Responsibility for Sublicensees and Subcontractors. Notwithstanding any sublicense or subcontracting, Partner will remain primarily liable to Kiniksa for the performance of all of its obligations under, and Partner’s and its Sublicensees’ and other Subcontractors’ compliance with all provisions of, this Agreement. Partner will be fully responsible and liable for any breach of the terms of this Agreement by any of its Sublicensees or other Subcontractors to the same extent as if Partner itself has committed any such breach, and Partner will promptly terminate the sublicense or subcontract, as applicable, with any Sublicensee or other Subcontractor if such Sublicensee or Subcontractor is in material breach of this Agreement and does not cure such breach in a timely manner in accordance with the terms of this Agreement.
2.3	License Grant to Kiniksa. Subject to the terms of this Agreement (including Partner’s retained rights set forth in Section 2.4 (No Implied Licenses; Retained Rights)), Partner hereby grants to Kiniksa a non-exclusive, royalty-free, fully paid-up, worldwide, transferable (in accordance with

Section 17.1 (Assignment)) license, with the right to grant sublicenses through multiple tiers (a) under the Partner Technology (i) to Manufacture the Licensed Product both inside and outside of the Territory solely for purposes of: (A) use in Commercialization of the Licensed Product outside the Territory, (B) Development of the Licensed Product inside the Territory solely for purposes of performing Kiniksa’s obligations and exercising Kiniksa’s rights, in each case, under this Agreement, and (C) Development of the Licensed Product outside of the Territory, (ii) to Develop the Licensed Product in the Territory, including to perform Global Clinical Trials and other Development activities for the Licensed Product under the Global Development Plan for purposes of Exploiting the Licensed Product outside the Territory, and (iii) to Exploit Licensed Product outside the Territory, and (b) under the Partner Collaboration Technology to Exploit the Licensed Product, which license under the Partner Collaboration Technology will be irrevocable and perpetual.
2.4	No Implied Licenses; Retained Rights. Nothing in this Agreement will be interpreted to grant a Party any rights under any intellectual property rights owned or Controlled by the other Party, including Kiniksa Technology, Joint Collaboration Technology, or Partner Technology, in each case, that are not expressly granted herein, whether by implication, estoppel, or otherwise. Any rights not expressly granted to Kiniksa by Partner under this Agreement are hereby retained by Partner. Any rights not expressly granted to Partner by Kiniksa under this Agreement are hereby retained by Kiniksa. Notwithstanding any provision to the contrary set forth in this Agreement, Kiniksa may, and hereby retains (on behalf of itself and its licensees, other than Partner and its Sublicensees), (a) the exclusive right under the Kiniksa Technology to conduct Development that is not Clinical Development involving the Licensed Product worldwide, other than Partner’s performance of Pre-Clinical Development in the Field in the Territory to the extent permitted by Kiniksa in accordance with Section 5.2.2 (Territory Pre-Clinical Development), and (b) in the event that Partner does not participate in any Global Clinical Trial, the non-exclusive right to Clinically Develop Licensed Product in the Territory solely in connection with the performance of such Global Clinical Trial.
2.5	Restrictions. Partner will not practice the Kiniksa Technology other than as expressly licensed and permitted under this Agreement or otherwise agreed by the Parties in writing. In addition, notwithstanding any provision to the contrary set forth in this Agreement, except as expressly permitted under Section 2.1 (License Grants to Partner) or Section 7.2 (Packaging and Labeling), Partner will not, and will cause its Affiliates not to, Manufacture the Licensed Product (or any component thereof). Kiniksa will not practice the Partner Technology other than as expressly licensed and permitted under this Agreement or otherwise agreed by the Parties in writing.
2.6	Third Party IP Agreements.
2.6.1	Compliance. Partner stipulates and agrees that the rights and licenses granted to Partner under this Agreement are subject to the applicable terms of the Third Party IP Agreements with respect to the Kiniksa Technology that is being sublicensed thereunder, and Kiniksa will not be required to take any action or inaction that would cause Kiniksa to be in breach of any Third Party IP Agreement or to grant any rights to Partner hereunder that are in violation of, or inconsistent with, any Third Party IP Agreement. Partner will abide by the applicable terms of the Third Party IP Agreements.
2.6.2	Third Party IP Agreement Amendments. During the Term, at least [***] Business Days prior to entering into any amendment to the Regeneron License Agreement or any New Third Party IP Agreement that would conflict with, or adversely affect, the sublicenses granted to Partner under this Agreement pursuant to the Regeneron License Agreement or such New Third Party IP Agreement, or would otherwise impose any incremental obligation on Partner, Kiniksa will promptly furnish Partner with a copy of such proposed amendment, from which copy Kiniksa may only redact information that is not necessary for Partner to determine the scope of the rights sublicensed to Partner pursuant to the Regeneron License Agreement or such New Third Party IP Agreement or for Partner to determine whether such amendment will relieve or modify Kiniksa’s performance of its obligations under this Agreement. Partner will provide to Kiniksa for Kiniksa’s reasonable consideration any comments regarding such proposed amendment no later than [***] Business Days after its receipt thereof, and Kiniksa will use reasonable efforts to incorporate Partner’s reasonable comments to the extent timely received and applicable to preserving Partner’s rights, and Kiniksa’s obligations, under this Agreement. Kiniksa will not, without Partner’s prior written consent, terminate the Regeneron License Agreement or any New Third Party IP Agreement. In addition, Kiniksa will not, without Partner’s prior written consent, enter into any amendment to the Regeneron License Agreement or any New Third Party IP Agreement, in each case, (a) other than in accordance with the terms of this Section 2.6.2 (Third Party IP Agreement Amendments) or (b) to the extent that doing so would conflict with, or materially and adversely affect, the licenses granted to Partner under Section 2.1 (License Grants to Partner) or Partner’s other rights under this Agreement. Kiniksa further acknowledges and agrees that Partner is not obligated to comply with, or incur liability under, those terms of any amendment to the Regeneron License Agreement or any New Third Party IP Agreement that Kiniksa fails to provide to Partner for its review and comment prior to the execution thereof in accordance with this Section 2.6.2 (Third Party IP Agreement Amendments). Further, Kiniksa will not be relieved from performing its obligations under this Agreement under or as a result of any amendment to the Regeneron License Agreement or any New Third Party IP Agreement that Kiniksa fails to provide to Partner for its review and comment prior to the execution thereof in accordance with this Section 2.6.2 (Third Party IP Agreement Amendments).
2.7	Third Party In-Licenses.
2.7.1	Kiniksa Identified Rights. Kiniksa will remain solely responsible for the payment of all royalties, license fees, milestone payments, and other payment obligations under the Regeneron License Agreement. If, after the Effective Date during the Term, Kiniksa or its Affiliate intends to obtain Control of any Know-How or Patent Rights from a Third Party (whether by acquisition or license) that may be necessary to perform Pre-Clinical Development of (to the extent permitted in accordance with Section 5.2.2 (Territory Pre-Clinical Development)), Clinical Development of or Medical Affairs for, or to Commercialize the Licensed Product in the Field in the Territory (other than through a Change of Control of Kiniksa or any of its Affiliates or as a result of the acquisition by Kiniksa or any of its Affiliates of a Third Party by merger, acquisition, or similar transaction or series of related transactions) and for which Kiniksa intends Partner to share amounts due in consideration of a grant under such Know-How and Patent Rights (such Know-How and Patent Rights, “Kiniksa Identified Rights”), then Kiniksa will notify Partner in writing of such Kiniksa Identified Rights and Section 2.7.3 (Third Party In-Licenses) will apply.
2.7.2	Partner Identified Rights. If Partner determines that a license under any Know-How or Patent Rights controlled by a Third Party is necessary to perform Pre-Clinical Development of (to the extent permitted in accordance with Section 5.2.2 (Territory Pre-Clinical

Development)), Clinical Development of or Medical Affairs for, or to Commercialize, the Licensed Product in the Field in the Territory (or any country or region therein) (“Partner Identified Rights”), then Partner will so notify Kiniksa. Kiniksa will have the first right to acquire rights to any such Partner Identified Rights from such Third Party (whether by acquisition or license), and if Kiniksa intends to acquire such rights, then Kiniksa will notify Partner of such intention no later than [***] days after Kiniksa’s receipt of such written notice from Partner, and the terms of Section 2.7.3 (Third Party In-Licenses) will apply. If Kiniksa notifies Partner of its intention not to so acquire such rights within such [***] day period, or otherwise fails within [***] days after the date of Partner’s written request to acquire rights under such Partner Identified Rights, then, in each case, Partner will have the right to acquire rights under such Partner Identified Rights from such Third Party (a) solely for the Territory (or any country or region therein), (b) unless such Third Party is only offering rights for the Territory together with rights outside the Territory, in which case, Partner may acquire all Partner Identified Rights being offered, and in each case ((a) and (b)), Partner will use reasonable efforts to ensure that all such Partner Identified Rights are fully sublicensable (through multiple tiers) to Kiniksa to the extent of the licenses granted to Kiniksa hereunder. If thereafter Partner so acquires such rights, then such Know-How or Patent Rights will be included in the Partner Know-How or Partner Patent Rights, as applicable. Upon execution of any agreement pursuant to which Partner acquires any Partner Identified Rights outside of the Territory, Partner will notify Kiniksa in writing and will provide a copy of such agreement to Kiniksa, provided that Partner may redact information that is not necessary for Kiniksa to determine the scope of the rights that would be sublicensed to Kiniksa thereunder. If Kiniksa elects to accept a sublicense from Partner under those Partner Identified Rights so acquired by Partner, then Kiniksa will reimburse Partner for (i) [***]% of any payments under such Third Party IP Agreement that solely pertain to, or arise solely as a result of, the Exploitation of the Licensed Product outside the Territory (for example, royalty payments that are solely attributable to sales of Licensed Product outside the Territory or milestone payments payable upon achievement of events solely outside the Territory).
2.7.3	Third Party In-Licenses. Prior to Kiniksa’s or its Affiliate’s execution of an agreement with a Third Party to acquire or license any Kiniksa Identified Rights or Partner Identified Rights that would be licensed to Partner hereunder if Controlled by Kiniksa or its Affiliates (together, “New Kiniksa In-Licensed Rights” and any such agreement, a “New Third Party IP Agreement,” and together with the Regeneron License Agreement, the “Third Party IP Agreements”), Kiniksa will provide Partner with a copy of the proposed New Third Party IP Agreement from which copy Kiniksa may only redact information that is not necessary for Partner to determine the scope of the rights sublicensed to Partner or for Partner to determine whether such New Third Party IP Agreement will relieve or modify Kiniksa’s performance of its obligations under this Agreement and Partner will have an opportunity to review and comment on the terms of the proposed New Third Party IP Agreement that are applicable to the Territory, the performance of Kiniksa’s obligations under this Agreement, and other material terms thereof, including any payments that Kiniksa or its Affiliates would be obligated to pay in connection with the grant, maintenance, or exercise of a license or sublicense thereunder (as applicable) to Partner. To the extent Kiniksa is able to exclude the Territory from the territory of such proposed New Third Party IP Agreement, Partner will have the right to decline to take a sublicense under such proposed New Third Party IP Agreement. If Partner does not decline a sublicense under such proposed New Third Party IP Agreement or if Kiniksa is not able to exclude the Territory from the territory of such proposed New Third Party IP Agreement, then Kiniksa will take into consideration Partner’s reasonable comments with respect to such New Third Party IP Agreement and Kiniksa will use reasonable efforts to ensure that such New Third Party IP Agreement includes the right to grant a sublicense to Partner in the Field in the Territory under the applicable New Kiniksa In-Licensed Rights such that Kiniksa or its Affiliate Controls such rights as Kiniksa Know-How or Kiniksa Patent Rights (as applicable). Upon execution of such New Third Party IP Agreement, Kiniksa will notify Partner in writing and will provide a copy of the New Third Party IP Agreement to Partner, provided that Kiniksa may only redact information that is not necessary for Partner to determine the scope of the rights sublicensed to Partner or for Partner to determine whether such New Third Party IP Agreement will relieve or modify Kiniksa’s performance of its obligations under this Agreement. Kiniksa further acknowledges and agrees that Partner is not obligated to comply with, or incur liability under, any terms of any New Third Party IP Agreement that Kiniksa fails to provide to Partner for its review and comment prior to the execution thereof in accordance with this Section 2.7.3 (Third Party In-Licenses). Further, Kiniksa will not be relieved from performing its obligations under this Agreement under or as a result of any New Third Party IP Agreement that Kiniksa fails to provide to Partner for its review and comment prior to the execution thereof in accordance with this Section 2.7.3 (Third Party In-Licenses). Each New Third Party IP Agreement will be subject to the requirements of Section 2.6.2 (Third Party IP Agreement Amendments) with respect to amendments of such New Third Party IP Agreements. The terms of this Section 2.7.3 (Third Party In-Licenses) and the payment terms under Section 2.7.4 (Responsibility for Costs) will not apply to any agreement pursuant to which Kiniksa is granted rights under Know-How or Patent Rights that are [***] to Exploit the Licensed Product in the Field in the Territory if Kiniksa determines that Partner need not be responsible for any costs thereunder pursuant to Section 2.7.4 (Responsibility for Costs) (but such agreement will be subject to Section 2.6.1 (Compliance) and Section 2.6.2 (Third Party IP Agreement Amendments)); provided, however, that (a) Partner is not obligated to comply with, or incur liability under, any terms of any New Third Party IP Agreement that Kiniksa fails to provide to Partner for its review and comment prior to the execution thereof in accordance with this Section 2.7.3 (Third Party In-Licenses) and (b) Kiniksa will not be relieved from performing its obligations under this Agreement under or as a result of any such New Third Party IP Agreement that Kiniksa fails to provide to Partner for its review and comment prior to the execution thereof in accordance with this Section 2.7.3 (Third Party In-Licenses). In addition, if any agreement pursuant to which Kiniksa obtains rights to any Kiniksa Identified Rights does not include the Territory (because Partner declines a sublicense under the applicable Kiniksa Identified Rights and Kiniksa is able to obtain rights under such Kiniksa Identified Rights that exclude the Territory), then the payment terms under Section 2.7.4 (Responsibility for Costs) will not apply to such agreement, such agreement will not be a New Third Party IP Agreement for purposes of this Agreement, and the Know-How and Patent Rights licensed to Kiniksa pursuant to such Agreement will not be deemed “Controlled” by Kiniksa for purposes of this Agreement.
2.7.4	Responsibility for Costs. Following Kiniksa’s or its Affiliate’s execution of the applicable New Third Party IP Agreement, to the extent Kiniksa Controls such rights, (a) such New Kiniksa In-Licensed Rights will be included in the Kiniksa Know-How or Kiniksa Patent Rights (as applicable) and licensed or sublicensed (as applicable) to Partner under the licenses granted in Section 2.1 (License Grants to Partner), subject to the terms of this Agreement and the applicable Third Party IP Agreement, and (b) Partner will reimburse Kiniksa for (i) [***]% of any payments under such Third Party IP Agreement that solely pertain to, or arise solely as a result of, the Exploitation of the Licensed Product in the Territory (for example, royalty payments that are solely attributable to sales of Licensed Product in the Territory or milestone payments payable upon achievement of events solely in the Territory), with the understanding that any milestone payments that pertain to, or arise solely as a result of, the Exploitation of the Licensed Product in the Territory will not represent more than [***]% of the total milestone payments due under such Third Party IP Agreement, and (ii) [***]% of any upfront payments, milestone payments, or similar payments payable in consideration for any New Kiniksa In-Licensed Rights that pertain to, or arise as a result of, the Exploitation of the Licensed Product both inside and outside of the Territory or that are non-Territory specific (for example, an upfront payment to access technology or worldwide sales milestones).
2.8	Exclusivity Covenants.
2.8.1	Partner Exclusivity. Unless otherwise agreed in writing by the Parties or as expressly provided by the terms of this Agreement, during the Term, Partner will not, and will ensure that its Subsidiaries do not, conduct, license, participate in, or fund, directly or indirectly, independently or for or with any Third Party, the Exploitation of any Competitive Product in the Territory (or license or otherwise grant rights or authorize any Third Party to do any of the foregoing) (collectively, the “Competitive Activities”).
2.8.2	Kiniksa Exclusivity. Unless otherwise agreed in writing by the Parties or as expressly provided by the terms of this Agreement, during the Term, Kiniksa will not, and will ensure that its Affiliates do not, conduct, license, participate in, or fund, directly or indirectly, independently or for or with any Third Party, any Competitive Activities.
2.8.3	Business Combinations. Neither Party nor its Subsidiaries will be in breach of the restrictions set forth in this Section 2.8 (Exclusivity Covenants) if such Party or any of its Affiliates undergoes a Change of Control with a Third Party (together with such Third Party and its Affiliates following the closing of the applicable Change of Control transaction, the “Acquired Party”) that (either directly or through an Affiliate, or in collaboration with any Third Party) (a) is performing any Competitive Activities at the closing of the Change of Control transaction or (b) commences any Competitive Activities after the closing of the Change of Control transaction; and such Acquired Party may perform such Competitive Activities in the Territory, as long as (i) no Kiniksa Technology or Partner Technology is used directly or indirectly by or on behalf of such Acquired Party or its Affiliates in connection with the performance of any Competitive Activities, and (ii) such Acquired Party institutes commercially reasonable technical and administrative safeguards to ensure the requirements set forth in the foregoing clause (i) are met, including by creating “firewalls” between the personnel performing any Competitive Activities and the personnel teams charged with Exploiting the Licensed Product or having access to data from activities performed under this Agreement or Confidential Information of the Parties.
2.8.4	Acquisition of a Competitive Product. Neither Party nor its Subsidiaries (with respect to Partner) or its Affiliates (with respect to Kiniksa) will be in breach of the restrictions set forth in this Section 2.8 (Exclusivity Covenants) if such Party or any of its Subsidiaries (with respect to Partner) or its Affiliates (with respect to Kiniksa) acquires a Competitive Product that is being Exploited in the Territory through an acquisition of, or a merger with, the whole or substantially the whole of a business or assets of another Person, so long as such Party (or its Affiliate) (a) enters into a definitive agreement with a Third Party to divest (whether by exclusive out-license or otherwise) such Competitive Product throughout the Territory within [***] months after the closing of such acquisition or merger or (b) terminates the further Exploitation of such Competitive Product throughout the Territory within [***] days after the closing of such acquisition or merger, and, until the completion of such divestiture or termination, (i) no Kiniksa Technology or Partner Technology is used by or on behalf of such Party or its Affiliates in connection with any subsequent Exploitation of such Competitive Products in the Territory, and (ii) such Party and its Affiliates institute commercially reasonable technical and administrative safeguards to ensure the requirements set forth in the foregoing clause (i) are met, including by creating “firewalls” between the personnel Exploiting such Competitive Products and the personnel teams charged with Exploiting the Licensed Product or having access to data from activities performed under this Agreement or Confidential Information of the Parties.
Article 3
GOVERNANCE
3.1	Alliance Managers. Each Party will appoint an individual to act as its alliance manager under this Agreement as soon as practicable after the Effective Date (each an “Alliance Manager”). The Alliance Managers will: (a) serve as the primary points of contact between the Parties for the purpose of providing the other Party with information on the progress of a Party’s activities under this Agreement; (b) be responsible for facilitating the flow of information and otherwise promoting communication, coordination, and collaboration between the Parties, all of which communications between the Parties will be in English; (c) facilitate the prompt resolution of any disputes; and (d) attend JSC or JDC meetings, in each case, as a non-voting member. An Alliance Manager may also bring any matter to the attention of the JSC or JDC if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party will use reasonable efforts to keep an appropriate level of continuity but may replace its Alliance Manager at any time upon written notice to the other Party.
3.2	Joint Steering Committee.
3.2.1	Formation and Purpose of JSC. No later than [***] days after the Effective Date, the Parties will establish a joint steering committee (the “JSC”) to coordinate and oversee the Exploitation of the Licensed Product in the Territory. The JSC will be composed of an equal number of representatives from each Party and a minimum of three representatives of each Party who are fluent in English and who have the appropriate and direct knowledge and expertise and requisite decision-making authority. Any such representative who serves on the JSC or any committee under this Agreement may also serve on one or more other committees under this Agreement. Each Party may replace any of its representatives on the JSC and appoint a person to fill the vacancy arising from each such replacement. A Party that replaces a representative will notify the other Party at least [***] days prior to the next scheduled meeting of the JSC. Both Parties will use reasonable efforts to keep an appropriate level of continuity in representation. Representatives may be represented at any meeting by another person designated by the absent representative. A representative of Kiniksa will chair the JSC (“JSC Chairperson”) until the first anniversary of the Effective Date. Thereafter, a Partner representative will become the JSC Chairperson for the next [***] months of the Term and then the role of JSC Chairperson will rotate between the Parties every [***] months during the Term. Each Party’s representatives on the JSC will inform and coordinate within their respective organization to enable each Party to fulfill its obligations as agreed upon between the Parties under this Agreement, including within the time frames set forth hereunder.

3.2.2	Meeting Agendas. Each Party will disclose to the other Party the proposed agenda items along with appropriate information at least [***] Business Days in advance of each meeting of the JSC; provided that under exigent circumstances requiring JSC input, a Party may provide its agenda items to the other Party within a shorter period of time in advance of a meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such JSC meeting.
3.2.3	Meetings. The JSC will hold meetings at such times as it elects to do so, but will meet no less frequently than quarterly, unless otherwise agreed by the Parties. All meetings will be conducted in English. The JSC may meet in person or by means of teleconference, Internet conference, videoconference, or other similar communication method; provided that, if practicable or permissible in light of travel restrictions due to the COVID-19 pandemic or any other reason, at least one meeting each Calendar Year will be conducted in person at a location selected alternatively by Kiniksa and Partner or such other location as the Parties may agree. Each Party will be responsible for all of its own costs and expenses of participating in any JSC meeting. The Alliance Managers will jointly prepare and circulate minutes for each JSC meeting within [***] Business Days after each such meeting and will ensure that such minutes are reviewed and approved by their respective companies within [***] days thereafter.
3.2.4	JSC Roles and Responsibilities. The responsibilities of the JSC will be to:
(a)	provide a forum for the discussion of the Parties’ activities under this Agreement;
(b)	review and discuss matters that Kiniksa believes may have a Material Adverse Impact on the Licensed Product;
(c)	review and discuss Partner’s engagement of Subcontractors that are not Preapproved Subcontractors, as described in Section 2.2.3 (Right to Subcontract);
(d)	establish and oversee the JDC and settle any disputes that arise within the JDC, as described in Section 3.5.2 (Resolution of JDC Disputes);
(e)	oversee the implementation of, and the coordination between the Parties of activities to be performed under, the Clinical Supply Agreement, the Commercial Supply Agreement, the Safety Agreements, and any other written agreement between the Parties with respect to the subject matter hereof;
(f)	review, discuss, and determine whether to approve any updates to the Territory Development Plan for the Licensed Product, in each case, as described in Section 5.2.1 (Territory Clinical Development);
(g)	[***];
(h)	review, discuss, and determine whether to approve any material updates to, the Global Development Plan for the Licensed Product with respect to activities to be conducted by Partner in the Territory, including Partner’s participation in the conduct of any Global Clinical Trial, each as described in Section 5.3 (Global Development Plan);

(i)	review and discuss if Partner will be the Territory Sponsor for Global Clinical Trials to be conducted under the Global Development Plan (as set forth therein), as described in Section 5.3 (Global Development Plan); provided that Partner will have the right, following such review and discussion, to make such determination;
(j)	review, discuss, and determine whether to add any countries in the Territory as Selected Territory GCT Countries for a given Global Clinical Trial to be conducted under the Global Development Plan, as described in Section 5.3 (Global Development Plan);
(k)	determine the total number of patients to be enrolled in the Territory for a given Global Clinical Trial, as contemplated in the applicable protocol for such Global Clinical Trial, as described in Section 5.3 (Global Development Plan);
(l)	review, discuss, and determine whether to approve any New Development Proposal, and review, discuss, and determine whether to approve any New Territory-Specific Development Activities, in each case, as described in Section 5.4 (New Development by Partner);
(m)	discuss the status, progress, and results of the Parties’ respective Development activities, as described in Section 5.10 (Development Reports);
(n)	review, discuss, and determine whether to approve the regulatory strategy for receipt of Regulatory Approval in each country or region in the Territory, as described in Section 6.1 (Regulatory Strategy);
(o)	review and discuss Partner’s plan for undertaking additional regulatory activities for the Licensed Product delegated by Kiniksa or the JSC to Partner, as described in Section 6.2.1 (Obtaining and Maintaining Regulatory Approvals);
(p)	review, discuss, and determine whether to approve any Regulatory Submissions that are in the name of Kiniksa, as described in Section 6.2.2 (Review of Regulatory Submissions);
(q)	review, discuss, and determine whether to approve Medical Affairs Plans for the Territory and any updates thereto for the Licensed Product, as described in Section 8.1 (Medical Affairs Plan);
(r)	review, discuss, and determine whether to approve the Commercialization Plan for the Territory and any updates thereto for the Licensed Product, as described in Section 9.2 (Commercialization Plan);
(s)	review, discuss, and determine whether to approve any brand strategy for the Licensed Product that is specific to the Territory (or any country or region therein) and that is inconsistent with the Global Brand Strategy for the Licensed Product, as described in Section 9.2 (Commercialization Plan);
(t)	review, discuss, and determine whether to approve the use of any Product Mark for the Licensed Product in the Territory that deviates from Kiniksa’s Global Brand Elements, as described in Section 14.9.2 (Product Marks in the Territory); and

(u)	perform such other functions as expressly set forth in this Agreement or allocated to the JSC by the Parties’ written agreement.
3.3	Joint Development Committee.
3.3.1	Formation and Purpose of the JDC. Promptly, but no later than [***] days after the Parties establish the JSC, the JSC will establish a Joint Development Committee (“JDC”) to monitor, coordinate, and facilitate cooperation and information exchange of the Development of the Licensed Product in the Field in the Territory, which will be a subcommittee of the JSC and will have the responsibilities set forth in this Article 3 (Governance). The JDC will dissolve upon completion of all Development activities with respect to the Licensed Product in the Territory. The JDC will hold meetings at such times as it elects to do so, but will meet no less frequently than quarterly, unless otherwise agreed by the Parties. All meetings will be conducted in English. The JDC may meet in person or by means of teleconference, Internet conference, videoconference, or other similar communication method. Each Party will be responsible for all of its own costs and expenses of participating in any JDC meeting.
3.3.2	Membership of the JDC. Each Party will designate up to three representatives with appropriate knowledge and expertise to serve as members of the JDC. The JDC will be co-chaired by one of the representatives of each Party. Each Party may replace its JDC representatives and co-chairpersons at any time upon written notice to the other Party. The Alliance Manager of each Party (or his or her designee) will attend each meeting of the JDC as a non-voting participant.
3.3.3	JDC Roles and Responsibilities. The responsibilities of the JDC will be to:
(a)	serve as a forum of information exchange and coordinate for Continuing Know-How Transfer as described in Section 4.2 (Continuing Know-How Transfer);
(b)	review, discuss, and submit to the JSC to further review, discuss, and determine whether to approve any updates to the Territory Development Plan, as described in Section 5.2.1 (Territory Clinical Development);
(c)	review, discuss, and submit to the JSC to further review, discuss, and determine whether to approve each Territory Pre-Clinical Development Plan, as described in Section 5.2.2 (Territory Pre-Clinical Development);
(d)	review, discuss, and submit to the JSC to further review, discuss, and determine whether to approve any updates to the Global Development Plan that include activities to be conducted by Partner in the Territory, including by participating in the conduct of any Global Clinical Trial, as described in Section 5.3 (Global Development Plan);
(e)	update the Territory Development Plan to reflect the JSC’s decision regarding the conduct of Territory-specific New Development Activities, as described in Section 5.4 (New Development by Partner);
(f)	discuss and develop the regulatory strategy for receipt of approval from the NMPA with respect to the conduct of the applicable Clinical Trials in the Territory, and submit the same to the JSC to further review, discuss, and determine whether to approve, as described in Section 6.1 (Regulatory Strategy);
(g)	review, discuss, and submit to the JSC to further review, discuss, and determine whether to approve Regulatory Submissions in each country or region in the Territory for the Licensed Product, as described in Section 6.2.2 (Review of Regulatory Submissions); and
(h)	develop, review, and discuss an initial draft of the Medical Affairs Plans for the Licensed Product in the Territory and propose any update thereto, and submit the same to the JSC to further review, discuss, and determine whether to approve, as described in Section 8.1 (Medical Affairs Plan).
3.4	Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives (which may include legal counsel), to attend a meeting of the JSC and the JDC (in a non-voting capacity), if such participants have expertise that is relevant to the planned agenda for such JSC or JDC meeting; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, then such Party will provide prior written notice to the other Party reasonably in advance of such meeting and will ensure that such Third Party is bound by obligations of confidentiality and non-use at least as stringent as those set forth in Article 11 (Confidentiality; Publication). Notwithstanding any provision to the contrary set forth in this Agreement, if the other Party objects in good faith to the participation of such Third Party in such meeting due to a bona fide concern regarding competitively sensitive information that is reasonably likely to be discussed at such meeting (i.e., a consultant that also provides services to a Third Party with a Competitive Product), then such Third Party will not be permitted to participate in such meeting (or the portion thereof during which such competitively sensitive information is reasonably likely to be discussed).
3.5	Decision-Making.
3.5.1	General Process. The JSC and the JDC will have only the powers expressly assigned to it in this Article 3 (Governance) and elsewhere in this Agreement and will not have the authority to: (a) modify or amend the terms of this Agreement; or (b) waive either Party’s compliance with the terms of this Agreement. All decisions of the JSC and the JDC will be made by unanimous vote, with each Party’s representatives having one vote (i.e., one vote per Party). No action taken at any meeting of the JSC or the JDC will be effective unless there is a quorum at such meeting, and at all such meetings, a quorum will be reached if two voting representatives of each Party are present or participating in such meeting and no Party will unreasonably fail to cause a quorum of its representatives to attend any meeting of the JSC and JDC. Except as otherwise expressly set forth in this Agreement, the phrases “determine,” “designate,” “confirm,” “approve,” or “determine whether to approve” by the JSC or the JDC and similar phrases used in this Agreement will mean approval in accordance with this Section 3.5 (Decision-Making), including the escalation and tie-breaking provisions herein. For the avoidance of doubt, matters that are specified in Section 3.2.4 (JSC Roles and Responsibilities) and Section 3.3.3 (JDC Roles and Responsibilities) to be reviewed and discussed (as opposed to reviewed, discussed, and approved) do not require any agreement or decision by either Party and are not subject to the voting and decision-making procedures set forth in this Section 3.5 (Decision-Making) or in Section 3.6 (Resolution of JSC Disputes).

3.5.2	Resolution of JDC Disputes. The JSC will use good faith efforts to resolve all disputes that arise within the JDC within [***] days after any such matter is brought to the JSC for resolution.
3.5.3	Decisions of the JSC. The JSC will use good faith efforts, in compliance with this Section 3.5.3 (Decisions of the JSC), to promptly resolve any such matter for which it has authority. If, after the use of good faith efforts, the JSC is unable to resolve any such matter referred to it by the JDC or any matter that is within the scope of the JSC’s authority or any other disagreement between the Parties that may be referred to the JSC, in each case, within a period of [***] days, then a Party may refer such matter for resolution in accordance with 3.6.1 (Referral to Executive Officers) to the Chief Executive Officer of Kiniksa (or an executive officer of Kiniksa designated by the Chief Executive Officer of Kiniksa who has the power and authority to resolve such matter) and the Chief Executive Officer of Partner (or an executive officer of Partner designated by the Chief Executive Officer of Partner who has the power and authority to resolve such matter) (collectively, the “Executive Officers”).
3.6	Resolution of JSC Disputes.
3.6.1	Referral to Executive Officers. If a Party makes an election under Section 3.5.3 (Decisions of the JSC) to refer a matter on which the JSC cannot reach a consensus decision for resolution by the Executive Officers, then the JSC will submit in writing the respective positions of the Parties to their respective Executive Officers. The Executive Officers will use good faith efforts to resolve any such matter so referred to them as soon as practicable, and any final decision that the Executive Officers agree to in writing will be conclusive and binding on the Parties.
3.6.2	Final Decision-Making Authority. If the Executive Officers are unable to reach agreement on any such matter referred to them within [***] days after such matter is so referred (or such longer period as the Executive Officers may agree upon), then:
(a)	No Change; Status Quo. Neither Party will have final decision-making authority over (i) [***], or (ii) [***] (each, a “Status Quo Item”), and all such matters must be decided by unanimous agreement in order to take any action or adopt any change from the then-current status quo.
(b)	Partner Final Decision-Making Authority. Partner will have final decision-making authority over matters that are not Status Quo Items and that are (i) [***], (ii) [***], and (iii) [***].
(c)	Kiniksa Final Decision-Making Authority. Kiniksa will have final decision-making authority with respect to all matters related to (i) [***], (ii) [***], (iii) [***], (iv) [***], and (vi) [***].
3.6.3	Limitations on Decision-Making. Notwithstanding any provision to the contrary set forth in this Agreement, without the other Party’s prior written consent, neither Party (in the exercise of a Party’s final decision-making authority), the JSC the JDC, nor a Party’s Executive Officer, in each case, may make a decision that could reasonably be expected to (a) require the other Party to take any action that such other Party reasonably believes would (i) require such other Party to violate any Applicable Law, the requirements of any Regulatory Authority, or any agreement with any Third Party entered into by such other

Party (including any Third Party IP Agreement) or (ii) require such other Party to infringe or misappropriate any intellectual property rights of any Third Party or (b) conflict with, amend, interpret, modify, or waive compliance under this Agreement, the Clinical Supply Agreement, the Commercial Supply Agreement, the Safety Agreement, or any other agreement between the Parties related to the subject matter set forth herein.
3.7	Discontinuation of JSC. The JSC will continue to exist until the first to occur of (a) the Parties agreeing to disband the JSC, or (b) Kiniksa providing written notice to Partner of its intention to disband and no longer participate in the JSC. Once the JSC is disbanded, the JSC will have no further obligations under this Agreement and, thereafter, the Alliance Managers will be the points of contact for the exchange of information between the Parties under this Agreement and any references in this Agreement to performance of the obligations of each Party’s representatives to the JSC, the exercise of each Party’s representatives rights as members of the JSC, and to the decisions of the JSC, in each case, will automatically become references to the performance of each Party’s obligations, exercise of rights, and decisions by and between the Parties in writing, subject to the other terms of this Agreement and consistent with the terms of Section 3.6 (Resolution of JSC Disputes).
Article 4
TECHNOLOGY TRANSFERS
4.1	Initial Know-How Transfer. Within a reasonable period of time after the Effective Date as agreed by the Parties (but in no event more than [***] days after the Effective Date unless otherwise agreed by the Parties), Kiniksa will provide and transfer to Partner copies of Kiniksa Know-How that exists on the Effective Date to the extent not previously provided to Partner and is [***] for Partner’s performance of Clinical Development or Medical Affairs, or Commercialization of Licensed Product in the Territory in accordance with this Agreement, which Kiniksa Know-How will include information regarding the characterization of Licensed Product, other than CMC process characterization and process and specifications relating to the packaging and labeling of Licensed Product (“Kiniksa P&L Process and Specifications”), U.S. INDs with respect to Licensed Product, clinical studies data and results related to Licensed Product, and existing IND-enabling Data (the “Initial Know-How Transfer”). Kiniksa or its Affiliate may make such Kiniksa Know-How available in the form it is currently constituted or such other reasonable form as Kiniksa reasonably determines.
4.2	Continuing Know-How Transfer. Following the Initial Know-How Transfer for the Licensed Product, Kiniksa will provide to the JDC in advance of the last JDC meeting each Calendar Quarter or more frequently as agreed by the Parties, a summary of any additional Kiniksa Know-How that is [***] for Partner’s performance of Clinical Development, Pre-Clinical Development (to the extent permitted in accordance with Section 5.2.2 (Territory Pre-Clinical Development)), Medical Affairs, or Commercialization of the Licensed Product in the Field in the Territory in accordance with this Agreement, in each case, developed by or that comes into the Control of Kiniksa or its Affiliates since the previous quarterly disclosure. Upon Partner’s reasonable request during the Term (and no later than [***] days after any such reasonable request), Kiniksa will make available to Partner all such Kiniksa Know-How in Kiniksa’s or its Affiliates’ possession and not previously provided to Partner hereunder (the “Continuing Know-How Transfer,” and together with the Initial Know-How Transfer, the “Technology Transfer”).
4.3	Technology Transfer Costs. Kiniksa will provide consultation and assistance with qualified personnel in connection with the Technology Transfer for the Licensed Product as reasonably requested by Partner and as reasonably necessary to accomplish each of the Initial Know-How

Transfer and Continuing Know-How Transfer in accordance with the terms of this Agreement. Except for the internal costs associated with the first [***] FTE hours incurred by Kiniksa in connection with the Initial Know-How Transfer, Partner will reimburse Kiniksa for (a) internal costs (at the FTE Rate) of such consultation and assistance for the Licensed Product and (b) all out-of-pocket costs, in each case ((a) and (b)), reasonably incurred by or on behalf of Kiniksa in connection with such assistance for the Initial Know-How Transfer and the Continuing Know-How Transfer within [***] days after receiving Kiniksa’s invoice therefor.
Article 5
DEVELOPMENT PROGRAM
5.1	Development Diligence and Responsibilities. Subject to the terms of this Agreement, Partner will be responsible for and will use Commercially Reasonable Efforts to Clinically Develop and seek, obtain, and maintain Regulatory Approval for the Licensed Product in each Indication included in the Territory Development Plan in each country or region in the Territory (“Territory Development”). Without limiting the generality of the foregoing, Partner will use Commercially Reasonable Efforts (a) to perform the activities set forth in, and perform Territory Development of the Licensed Product in accordance with, the Territory Development Plan for the Licensed Product and achieve the objectives set forth therein, and (b) solely to the extent Partner has agreed, following review and discussion by the JSC, to serve as the Territory Sponsor for a given Global Clinical Trial under the Global Development Plan, conduct the tasks assigned to Partner in the Global Development Plan in accordance with Section 5.3 (Global Development Plan).
5.2	Territory Development Plan.
5.2.1	Territory Clinical Development. Except for the activities assigned to Partner under a Global Development Plan for the Licensed Product pursuant to Section 5.3 (Global Development Plan), all Clinical Development of the Licensed Product in the Territory by or on behalf of Partner will be conducted pursuant to a written development plan agreed by the JDC and approved by the JSC (as updated from time to time in accordance with this Section 5.2.1 (Territory Clinical Development) and Section 3.2 (Joint Steering Committee), the “Territory Development Plan”), and Partner will be primarily responsible for all Clinical Trials for the Licensed Product that are conducted only at clinical trial sites in the Territory. The initial Territory Development Plan for the Licensed Product is set forth on Schedule 5.2 (Territory Development Plan) attached hereto. The Territory Development Plan and all updates thereto will contain in reasonable detail (a) [***], (b) [***], (c) [***], and (d) [***]. In addition, at least annually during the Term or more frequently as may be necessary to include any New Territory-Specific Development Activities, the JDC will propose updates to each Territory Development Plan and submit such proposed updated Territory Development Plan to the JSC. The JSC will review, discuss, and determine whether to approve any and all such updates to the Territory Development Plan. Once approved by the JSC, each update to the Territory Development Plan will become effective and supersede the then-current Territory Development Plan. Notwithstanding any provision to the contrary set forth in this Agreement, including Partner’s final decision-making authority under Section 3.6.2(b) (Partner Final Decision-Making Authority), the Territory Development Plan and all updates thereto must be consistent with the Global Development Plan for the Licensed Product, except as provided in Section 5.4 (New Development by Partner). In the event of any conflict or inconsistency between the Territory Development Plan and the Global Development Plan, the Global Development Plan will control and take precedence.

5.2.2	Territory Pre-Clinical Development. In connection with the Clinical Development of the Licensed Product pursuant to a given Territory Development Plan, Partner may identify on a country-by-country or region-by-region basis, certain Pre-Clinical Development that is required in order to obtain Regulatory Approval of the Licensed Product in such country or region (“Required Pre-Clinical Development”). [***]. If the JSC approves a Pre-Clinical Development Plan, then Kiniksa will have [***] days following the date of such approval by the JSC to determine whether it will either perform or permit Partner to perform such Required Pre-Clinical Development in accordance with the Pre-Clinical Development Plan. If Kiniksa elects to perform such Required Pre-Clinical Development, then Kiniksa will (a) provide to Partner a budget for such Pre-Clinical Development, to be included under the Pre-Clinical Development Plan, (b) use reasonable efforts to perform the Required Pre-Clinical Development in accordance with the applicable Pre-Clinical Development Plan (including the budget therein), and (c) deliver all results therefrom to Partner in accordance with Section 4.2 (Continuing Know-How Transfer) or as otherwise specified in the Pre-Clinical Development Plan. Partner will reimburse Kiniksa for its documented costs and expenses incurred performing such Required Pre-Clinical Development. If Kiniksa elects not to perform the Required Pre-Clinical Development as set forth in the applicable Pre-Clinical Development Plan, or fails to notify Partner of its decision within such [***] day time period, then (i) Partner will have the right to perform, at its cost and expense, the Required Pre-Clinical Development in accordance with the applicable Pre-Clinical Development Plan, and (ii) only in such case, will Partner have the right to practice under the non-exclusive license under the Kiniksa Technology granted pursuant to Section 2.1 (Licenses Granted to Partner) solely with respect to the performance of the Pre-Clinical Development in accordance with the applicable Pre-Clinical Development Plan.
5.3	Global Development Plan. The Parties’ global Development of the Licensed Product inside and outside of the Territory will be conducted pursuant to a written plan (as updated from time to time in accordance with this Section 5.3 (Global Development Plan), the “Global Development Plan”). The initial Global Development Plan for the Licensed Product is set forth on Schedule 5.3 (Global Development Plan) attached hereto. Other than any Clinical Development for the Licensed Product to be performed by Partner under the Global Development Plan (if Partner either requests or is requested to serve as Territory Sponsor, and agrees, following review and discussion by the JSC, to serve as the Territory Sponsor for such trials in accordance with this Agreement), Kiniksa will have the right to conduct all Development activities for the Licensed Product, including all non-clinical and preclinical studies for the Licensed Product worldwide, pursuant to the Global Development Plan (and solely pursuant to the Global Development Plan as it relates to the Territory) and will have the exclusive right to conduct Development activities for the Licensed Product outside the Territory. In addition to Partner’s exclusive right to conduct Territory Development activities for the Licensed Product included in the Territory Development Plan, Partner will have the right to request (or to consent, if Kiniksa so requests of Partner), in each case, following review and discussion by the JSC, and permitted under Applicable Law (and subject to Partner agreeing to bear its share of costs for such Global Clinical Trial in accordance with Section 5.7.2 (Global Development Costs)), to support the global Development of the Licensed Product by serving as Territory Sponsor for and otherwise participating in the conduct of certain Global Clinical Trials, including, to the extent practicable, any Ongoing Global Clinical Trial, and other Clinical Development activities in the Territory as set forth in, and in accordance with, the Global Development Plan. Following any determination that Partner will serve as Territory Sponsor for a given Global Clinical Trial:

(a) the JSC will discuss and determine whether to add any additional countries or regions in the Territory to those countries and regions in the Territory first proposed by Kiniksa in the Global Development Plan as countries in which such Global Clinical Trial will be conducted (the countries in the Territory in which the Global Clinical Trial will be conducted, the “Selected Territory GCT Countries”) and, unless Applicable Law prevents the conduct of such Global Clinical Trial in the PRC, the Selected Territory GCT Countries will include the PRC,

(b) if the PRC is a Selected Territory GCT Country, then the protocol for such Global Clinical Trial will contemplate the enrollment of a sufficient number of patients in the PRC to support the submission of an MAA for the Licensed Product in the applicable Indication in the PRC, and

(c) unless otherwise agreed by the JSC, the Global Development Plan will not require Partner to enroll more than [***]% of the total number of patients contemplated in the applicable protocol for such Global Clinical Trial (and nothing set forth herein will require Kiniksa to otherwise increase the total number of patients contemplated in the applicable protocol for such Global Clinical Trial).

Kiniksa will not approach any other Third Party to serve as the Territory Sponsor for any Global Clinical Trial in the Territory without first offering such opportunity to Partner.  The Global Development Plan and each update thereto will include: (i) an outline of all major Development activities for the Licensed Product to be conducted worldwide by Kiniksa, and (ii) for those Global Clinical Trials in which Partner agrees to participate and serve as Territory Sponsor in accordance with the terms set forth in this Agreement, details and estimated timelines of the Clinical Development activities to be conducted in the Selected Territory GCT Countries and assigned to Partner to support Global Clinical Trials or other global Development for the Licensed Product, which activities will, unless otherwise agreed to by Partner, be designed to support the filing of the Marketing Authorization Applications within the Territory for the Licensed Product.  From time to time, Kiniksa may make and implement updates to the then-current Global Development Plan for the Licensed Product, including to contemplate the conduct of the Development of the Licensed Product for a New Development.  Solely to the extent such amendments (A) are material (in cost, time, and scope), and (B) include activities to be conducted by Partner in the Territory, Kiniksa or the JDC (as applicable) will submit such proposed updates to the JSC to review, discuss, and determine whether to approve.

5.4	New Development by Partner. Notwithstanding Partner’s final decision-making authority with respect to Development activities for the Licensed Product that are Territory-specific as set forth in Section 3.6.2(b) (Partner Final Decision-Making Authority), if Partner proposes to perform any Clinical Trials for or otherwise Develop (a) a new formulation of the Licensed Product, (b) any new combination regimen or fixed dose combination for the Licensed Product and another agent, or (c) the Licensed Product in a new Indication, in each case ((a), (b), and (c)) that is not already the subject of the Global Development Plan or Territory Development Plan (“New Development”) for the Territory, then Partner will present to the JSC to review, discuss, and determine whether to approve a proposal to add such Development activities for such New Development to the Territory Development Plan for the Licensed Product, including the countries or regions in the Territory in which such activities would be conducted (a “New Development Proposal”). Each New Development Proposal will describe in reasonable detail the applicable Clinical Trials that Partner desires to conduct with respect to such New Development, including a synopsis of the trial or activities, the proposed enrollment criteria, the number of patients to be included, the endpoints to be measured, and the statistical design and powering (the “New Development Activities”), as well as a proposed timeline and budget and an analysis of the business opportunity and revenue potential anticipated to result from such New Development Activities. The JSC will review, discuss, and determine whether to approve a New Development Proposal within [***] days after receipt thereof from Partner. Upon such an approval, (a) the New Development Activities set forth in such New Development Proposal will be “New Territory-Specific Development Activities” for purposes of this Agreement, and (b) the JDC will update the Territory Development Plan for the Licensed Product to include such New Territory-Specific Development Activities for those countries or regions in the Territory agreed by the JSC, including the proposed timelines, in each case, for such New Development Activities set forth in such New Development Proposal (as may be amended by the JSC upon such approval). Any New Territory-Specific Development Activities included in a Territory Development Plan pursuant to this 5.4 (New Development by Partner) will be Development activities for all purposes under this Agreement.
5.5	New Development by Kiniksa. If Kiniksa proposes any Global Clinical Trials for the Licensed Product for any New Development, then:
5.5.1	Right to Develop. Subject to the terms of Section 5.3 (Global Development Plan), if Partner (either itself or through its Affiliate) does not elect to serve as the Territory Sponsor or regulatory agent for any such Global Clinical Trials for such New Development in all countries or regions in the Territory in which Kiniksa proposes to perform such Global Clinical Trials pursuant to Section 5.3(a) (Global Development Plan), then:
(a)	Partner will not be obligated to implement such Global Clinical Trials in any such country or region in the Territory or perform any activities in connection therewith, and
(b)	notwithstanding any provision to the contrary set forth in this Agreement (including the terms of Section 2.1 (License Grants to Partner)), unless Partner subsequently elects to (and does) reimburse Kiniksa for the costs and expenses of such Global Clinical Trials for the Licensed Product in accordance with Section 5.5.3(b) (Reimbursement at a Premium), Partner will not have any rights with respect to any data or results generated in such Global Clinical Trials for such New Development, including pursuant to Section 5.11 (Data Exchange and Use) or Section 6.5 (Right of Reference) except as necessary for Partner to comply with Applicable Law or safety reporting requirements to applicable Regulatory Authorities in the Territory, and (c) Kiniksa will have the right to conduct such Global Clinical Trials for the Licensed Product for such New Development globally (including in the Territory), at Kiniksa’s cost and expense. Notwithstanding any provision to the contrary set forth in this Agreement, if Partner agrees to act as Territory Sponsor or regulatory agent throughout the Selected Territory GCT Countries for a given Global Clinical Trial, but is prevented by Applicable Law from participating in such Global Clinical Trial for such New Development in the PRC and instead conducts a Pivotal Clinical Trial within the PRC with respect to such New Development for the submission of a MAA for the PRC with respect to such New Development, then (i) the foregoing restriction on access to data or results generated in such Global Clinical Trials for such New Development, including pursuant to Section 5.11 (Data Exchange and Use), and (ii) the obligation to reimburse a percentage of the costs and expenses of such Global Clinical Trial in order to obtain access to such data and results, pursuant to Section 5.5.3 (Partner Sharing of Development Costs and Data Access), will not apply and such data and results will be included within Partner’s right of reference pursuant to Section 6.5 (Right of Reference).
5.5.2	Partner Assistance. If Partner (either itself or through its Affiliate) elects to serve as the Territory Sponsor or regulatory agent in the Territory for, and enroll and treat patients in, any such Global Clinical Trials for a New Development, then such Partner activities will be added to the Global Development Plan and submitted to the JSC for approval in accordance with Section 5.3 (Global Development Plan).
5.5.3	Partner Sharing of Development Costs and Data Access.
(a)	Ongoing Reimbursement. If Partner (either itself or through its Affiliate) elects to serve as the Territory Sponsor or regulatory agent in all Selected Territory GCT Countries, for a New Development, then Partner will be granted rights with respect to any and all data or results generated in such Global Clinical Trials for the Licensed Product pursuant to Section 5.11 (Data Exchange and Use) and under Section 6.5 (Right of Reference), if, prior to the Initiation of such Global Clinical Trial for the Licensed Product (or, as of the Effective Date with respect to any Ongoing Global Clinical Trials), Partner agrees in writing to bear [***]% of the documented costs and expenses that are incurred by or on behalf of the Parties to conduct such Global Clinical Trial in the Selected Territory GCT Countries (including for all clinical sites in the Selected Territory GCT Countries and enrollment of the patients in the Selected Territory GCT Countries, as set forth in the Global Development Plan), any other Development costs or expenses associated therewith, and the Fully Burdened Manufacturing Cost of the Licensed Product used in the Selected Territory GCT Countries in such Global Clinical Trial.
(b)	Reimbursement at a Premium. If Partner (either itself or through its Affiliate) either:
(i)	elects to serve as the Territory Sponsor or regulatory agent in all Selected Territory GCT Countries, but does not bear [***]% of the costs and expenses incurred by or on behalf of the Parties in the conduct of such Global Clinical Trial in all such Selected Territory GCT Countries, any other Development costs or expenses associated therewith, and the Fully Burdened Manufacturing Cost of the Licensed Product used for such Global Clinical Trial as set forth above in Section 5.5.3(a) (Ongoing Reimbursement) or
(ii)	does not elect to serve as the Territory Sponsor or regulatory agent in all Selected Territory GCT Countries for any such Global Clinical Trials and to bear [***]% of the costs and expenses incurred by or on behalf of the Parties in the conduct of such Global Clinical Trials in all such Selected Territory GCT Countries, any other Development costs or expenses associated therewith, and the Fully Burdened Manufacturing Cost of the Licensed Product used for such Global Clinical Trial as set forth above in Section 5.5.3(a) (Ongoing Reimbursement), then, in each case ((i) and (ii)), if Partner wishes to be granted rights with respect to any data or results generated in such Global Clinical Trial for the Licensed Product for such New Development for the Territory, including pursuant to Section 5.11 (Data Exchange and Use) or Section 6.5 (Right of Reference), then unless otherwise agreed by the Parties, upon the receipt of the first Regulatory Approval for the Licensed Product for such New Development in the U.S. or any country or region in the Territory, Partner must:

(A)

reimburse Kiniksa, in case (ii), for [***]% of all costs and expenses incurred by or on behalf of Kiniksa in the conduct of such Global Clinical Trial for the Licensed Product, including the Fully Burdened Manufacturing Cost of the Licensed Product used for such Global Clinical Trial, and reimburse Kiniksa, in case (i), for [***]% of all costs and expenses of such Global Clinical Trial solely in the Selected Territory GCT Countries for the Licensed Product and any other Development costs or expenses associated therewith, including the Fully Burdened Manufacturing Cost of the Licensed Product used for such Global Clinical Trial and other Development activities for the Selected Territory GCT Countries, which costs and expenses are incurred by or on behalf of Kiniksa as a result of Partner’s failure to bear such costs in accordance with Section 5.5.3(a) (Ongoing Reimbursement), plus, in each case ((i) and (ii)), a [***]% mark-up with respect to all such costs and expenses, and

(B)

pay to Kiniksa any Development Milestone Payment that would have been payable with respect to such Global Clinical Trial pursuant to Section 10.2.1 (Development Milestone Events and Payments) had Partner participated in such Global Clinical Trial.

(c)	Notwithstanding any provision to the contrary in this Section 5.5.3 (Partner Sharing of Development Costs and Data Access), if Partner has elected to serve as the Territory Sponsor for a given Global Clinical Trial, but Partner is prevented from selecting certain country(ies) in the Territory as Selected Territory GCT Countries in one or more Indications pursuant to Section 3.6.2(b)(iii)(A) or Section 3.6.2(b)(iii)(B) (Partner Final Decision-Making Authority), then, if Partner is required to perform a Territory-Specific Clinical Trial in order to obtain Regulatory Approval of the Licensed Product and does perform such Territory-Specific Clinical Trial in such country(ies) in such Indications, Partner will be granted rights with respect to any and all data or results generated in such Global Clinical Trials for the Licensed Product in such indications pursuant to Section 5.11 (Data Exchange and Use) and under Section 6.5 (Right of Reference) and will not be obligated to pay to Kiniksa the amounts due under this Section 5.5.3 (Partner Sharing of Development Costs and Data Access) with respect to such indications.
5.6	Standard of Conduct.
5.6.1	General Obligations. Partner will perform, and will cause its Affiliates, Sublicensees, and Subcontractors to perform, all Development activities for the Licensed Product in a timely and professional manner, and in compliance with the Territory Development Plan, Global Development Plan, or Pre-Clinical Development Plan, as applicable, and all Applicable

Law, including as applicable cGLP and cGCP. In addition, each Party will conduct its obligations with respect to any Global Clinical Trial under a Global Development Plan. Pre-Clinical Development Plan, or (with respect to Partner) Territory-Specific Clinical Trial under a Territory Development Plan (as applicable) in strict adherence with the study design set forth in the applicable protocol therefor and as set forth in such Global Development Plan or such Territory Development Plan, each as may be amended from time to time, and will comply with each statistical analysis plan implemented by the other Party (as applicable) in connection therewith.
5.6.2	Global Development. Kiniksa agrees that if Kiniksa or its Affiliates fail to perform one or more Global Clinical Trials as set forth in any Global Development Plan in accordance with the study design set forth in the protocol(s) therefor, then, to the extent that, as a direct result of such failure, Partner is unable to complete its obligations under the Global Development Plan (if Partner is participating as Territory Sponsor) or any Territory Development Plan, Partner will not be in breach of its diligence obligations under Section 5.1 (Development Diligence and Responsibilities) with respect to such failure to perform its obligations under the Global Development Plan or Territory Development Plan, as applicable, as a result of Kiniksa’s failure to perform.
5.7	Responsibility for Development Costs.
5.7.1	Territory-Specific Development Costs. Except as otherwise set forth in this Agreement, and otherwise subject to Section 5.3 (Global Development Plan) and Section 5.5 (New Development by Kiniksa), Partner will be solely responsible for all costs and expenses incurred by or on behalf of Partner in connection with the Territory Development of the Licensed Product, including the performance of Territory Development activities for the Licensed Product under each Territory Development Plan, including all local studies necessary for Regulatory Approval of the Licensed Product in the Territory. In addition, Partner will be responsible for all costs arising from any compassionate use or open protocols arising from the Territory Development of the Licensed Product to the extent required by applicable Regulatory Authority in any country or region in the Territory.
5.7.2	Global Development Costs. Except as provided in this Section 5.7.2 (Global Development Costs), Kiniksa will be solely responsible for all costs and expenses incurred in connection with the Development of Licensed Product pursuant to the Global Development Plan and for the purpose of obtaining Regulatory Approvals and Reimbursement Approvals outside the Territory. Notwithstanding the foregoing, except as otherwise set forth in this Agreement, and only if Partner elects to serve as the Territory Sponsor in accordance with Section 5.3 (Global Development Plan) and Section 5.5 (New Development by Kiniksa), Partner will be responsible for and will pay (a) for all costs and expenses incurred in the furtherance of the conduct of any Global Clinical Trial in the Selected Territory GCT Countries and any other Clinical Development activities in the Selected Territory GCT Countries, to the extent assigned to Partner under the Global Development Plan, and (b) all other costs and expenses incurred by or on behalf of Partner in connection with the performance of any Clinical Development activities in the Selected Territory GCT Countries assigned to Partner under any Global Development Plan. Kiniksa will invoice Partner quarterly for the foregoing costs incurred by or on behalf of Kiniksa in such Calendar Quarter, and Partner will pay the undisputed invoiced amounts within [***] days after the date of any such invoice.

5.8	Clinical Trial Audit Rights.
5.8.1	Conduct of Audits. Upon at least [***] days’ prior notice by Kiniksa and no more frequently than [***] in each Calendar Year, at Kiniksa’s cost and expense, Kiniksa or its representatives may conduct an audit of Partner, its Affiliates, or any Sublicensees, Subcontractors, and all Clinical Trial sites engaged by Partner or its Affiliates or Sublicensees to perform Partner’s obligations under the Global Development Plan or Territory Development Plan, in each case, to determine whether the applicable Global Clinical Trials and Territory-Specific Clinical Trials are being conducted in compliance with the terms of the Third Party IP Agreements, this Agreement, the Global Development Plan (if Partner is serving as the Territory Sponsor) or Territory Development Plan, cGLP, cGCP, and Applicable Law and meet Kiniksa’s Global Clinical Trial standards provided by Kiniksa from time to time during the Term (which standards will be made known to Partner or included in the Global Development Plan or Territory Development Plan as applicable). Notwithstanding any provision to the contrary set forth in this Agreement, there will be no limit on the number of “for cause” audits that Kiniksa may conduct of Partner, its Affiliates, or any Sublicensees, Subcontractors, and all Clinical Trial sites engaged by Partner or its Affiliates or Sublicensees to perform Partner’s obligations under the Global Development Plan or Territory Development Plan, and Kiniksa will use reasonable efforts to notify Partner in writing of any “for cause” audit at least [***] Business Days in advance thereof. After preparing or receiving an audit report, Kiniksa will provide Partner with a written summary of Kiniksa’s findings of any material deficiencies from such standards or other areas of remediation that Kiniksa identifies during any such audit. Partner will remediate any such undisputed deficiencies no later than [***] days after Partner’s receipt of such report, at Partner’s cost and expense or, if such remediation is anticipated to take longer than [***] days, then Partner will promptly implement a plan to complete such remediation as soon as practicable. If any material undisputed deficiencies or areas of remediation are identified in the course of such audit, then Partner will reimburse Kiniksa for Kiniksa’s costs and expenses relating to the conduct of such audit within [***] days after receiving Kiniksa’s invoice therefor. If Partner disputes any of Kiniksa’s findings of deficiencies, then either Party may refer the issue to an independent Third Party regulatory compliance consultant expert agreed by both Parties for resolution. The decision of such independent expert will be final and binding and all fees and expenses of such independent expert will be borne by the Party against which the decision is rendered by the independent Third Party expert.
5.8.2	Deficient Sublicensees or Sites and Replacement. With respect to any Global Clinical Trial or Territory-Specific Clinical Trial, if any audit of a Clinical Trial site conducted pursuant to Section 5.8.1 (Conduct of Audits) identifies any non-compliance by such Clinical Trial site with the Third Party IP Agreements, this Agreement, the Global Development Plan (only if Partner has elected to serve as the Territory Sponsor) or Territory Development Plan, cGLP, cGCP, Applicable Law, or Kiniksa’s Global Clinical Trial standards provided by Kiniksa in accordance with Section 5.8.1 (Conduct of Audits) (each, a “Deficient Site”) that may reasonably cause a Regulatory Authority to reject or otherwise deem deficient the Clinical Trial data from Partner’s conduct of any such Global Clinical Trial or Territory-Specific Clinical Trial (as applicable) at such Deficient Site, then subject to Partner’s right to remediate under Section 5.8.1 (Conduct of Audits), if Partner is unable to successfully remediate the situation in a timely manner and reasonably eliminate the condition causing the Clinical Trial site to be a Deficient Site, then Partner will promptly remove such Deficient Site from the applicable Global Clinical Trial or

Territory-Specific Clinical Trial and replace such Deficient Site with a new Clinical Trial site (a “Replacement Site”) within the Territory at Partner’s sole cost and expense (unless not permitted by Applicable Law or for ethical reasons). Any such Replacement Site will be compliant in all respects with Applicable Law and Kiniksa’s Global Clinical Trial standards provided by Kiniksa from time to time during the Term. In addition, if any audit of any Sublicensee conducted pursuant to Section 5.8.1 (Conduct of Audits) identifies that any Sublicensee (including any contract research organizations or other subcontractors engaged to perform activities under the Global Development Plan or Territory Development Plan) is not performing its activities in accordance with the terms of the Third Party IP Agreements, this Agreement, the Global Development Plan or Territory Development Plan, cGLP, or cGCP, as applicable, and Applicable Law or do not meet Kiniksa’s Global Clinical Trial standards provided by Kiniksa in accordance with Section 5.8.1 (Conduct of Audits), or that any deficiencies identified as a result of any such audit related to any such Sublicensee’s performance may cause a Regulatory Authority to reject or otherwise deem deficient the Clinical Trial data from Partner’s conduct of any such Global Clinical Trial or Territory-Specific Clinical Trial (as applicable) (each, a “Deficient Sublicensee”), then Partner will promptly (a) require such Deficient Sublicensee to remediate such deficiencies in a timely manner or (b) remove such Deficient Sublicensee from performing further activities under the Global Development Plan or Territory Development Plan and replace such Deficient Sublicensee with a new Sublicensee engaged in accordance with Section 2.2 (Sublicensing and Subcontractors) to perform the applicable Development activities at Partner’s sole cost and expense unless such deficiencies can be promptly remedied to Kiniksa’s reasonable satisfaction in a timely manner. If the Deficient Sublicensee is unable to mitigate the deficiencies in a timely manner or Partner is unable to mitigate the deficiencies or replace any Deficient Site with a Replacement Site or Deficient Sublicensee with a replacement Sublicensee (as applicable), as applicable, or, in Kiniksa’s reasonable discretion, the Deficient Sublicensee or Partner, as applicable, is unable to mitigate the deficiencies or replace any Deficient Site or Deficient Sublicensee, as applicable, in a timely manner so as not to jeopardize the Parties’ ability to meet the timelines for Regulatory Submissions set forth in the Territory Development Plan, then, in each case, Kiniksa may (i) replace such Deficient Site with one or more Replacement Sites outside of the Territory, or (ii) with respect to a Deficient Sublicensee, perform itself or have performed by any Third Party engaged by Kiniksa in its sole discretion, the applicable Development activities, and in each case ((i) and (ii)), Partner will be responsible for all costs and expenses incurred by or on behalf of Kiniksa in connection with the engagement of any such Replacement Site or replacement Sublicensee. Kiniksa will invoice Partner quarterly for the foregoing costs incurred by or on behalf of Kiniksa in such Calendar Quarter, and Partner will pay the amount invoiced within [***] days after the date of any such invoice.
5.8.3	Partner Audits. Partner will provide Kiniksa with copies of all quality oversight or audit reports prepared in connection with any audit that Partner or its Affiliates or Sublicensees conduct of any Sublicensee, Subcontractor, or Clinical Trial site that Partner or its Affiliates or Sublicensees have engaged or are evaluating to potentially engage to fulfill Partner’s obligations under a Global Development Plan or a Territory Development Plan no later than [***] days after receiving or preparing any such report (as applicable), and Kiniksa may provide any such reports to any counterparty to any Third Party IP Agreement if required by the terms of any such Third Party IP Agreement. If Kiniksa believes in good faith that it is required to submit any such quality oversight or audit report to any Regulatory Authority outside of the Territory in connection with obtaining, supporting, or maintaining one or more Regulatory Approvals for the Licensed Product or for other communications with Regulatory Authorities for the Licensed Product outside of the Territory, then upon Kiniksa’s request, Partner will provide a copy of any such quality oversight or audit report to Kiniksa and Partner will reimburse Kiniksa for any translation expenses reasonably incurred by Kiniksa to obtain translation thereof by translators selected by Kiniksa.
5.9	Development Records. Partner will, and will cause its Affiliates, Sublicensees, and Subcontractors to, maintain reasonably complete, current, and accurate records of all Development activities conducted by or on behalf of Partner, and its Affiliates, Sublicensees, and Subcontractors, respectively, pursuant to this Agreement and all data and other information resulting from such activities consistent with its usual practices, in validated computer systems that are compliant with 21 C.F.R. §11 and in accordance with Applicable Law of both the United States and the Territory. Partner will maintain all such records for a period of [***] years after the end of the Term. Such records will fully and properly reflect all work done and results achieved in the performance of the Development activities for the Licensed Product in good scientific manner appropriate for regulatory and patent purposes and may record only activities performed under this Agreement and not include or be comingled with records of activities not conducted under this Agreement. Partner will document all non-clinical and preclinical studies and Clinical Trials in formal written study reports in accordance with cGLP and cGCP, as applicable, and in compliance with Applicable Law. Upon Kiniksa’s reasonable request, not more frequently than once each Calendar Quarter during which Partner or its Affiliates, Sublicensees, or Subcontractors are performing or having performed Development activities for the Licensed Product, Partner will, and will cause its Affiliates, Sublicensees, and Subcontractors to, allow Kiniksa to access, review, and copy such records (including access to relevant databases). Kiniksa and its Affiliates, licensees, licensors, and Sublicensees will have the right to use the data and results generated by or on behalf of Partner and its Affiliates, Sublicensees, and Subcontractors hereunder to Exploit the Licensed Product outside of the Territory and to perform Development activities under a Global Development Plan. Partner will transmit all records or other documents to Kiniksa electronically under this Agreement over secure systems that include adequate encryption safeguards to prevent unauthorized access and maintain data security.
5.10	Development Reports. No later than the end of each Calendar Quarter during which Partner is performing, or having performed, Development activities for the Licensed Product, and solely to the extent Partner has not already made a report to the JDC concerning its Development activities, Partner will provide Kiniksa, at Partner’s sole cost and expense, with reasonably detailed written reports summarizing the Development activities performed during the period since the preceding report, the Development activities in process, and the future activities that Partner or its Sublicensees or Subcontractors expect to initiate, including a summary of the data, timelines, and results of such Development activities. Such reports will be in English. Partner will also establish a secure link that includes adequate encryption safeguards to provide solely to Kiniksa electronic access to such information. Without limiting the foregoing, such reports will contain sufficient detail to enable Kiniksa to assess Partner’s compliance with its Development diligence obligations set forth in Section 5.1 (Development Diligence and Responsibilities) and progress towards obtaining Regulatory Approval for the Licensed Product, including under the then-current Territory Development Plan. Partner will promptly respond to Kiniksa’s reasonable requests from time to time for additional information regarding significant Development activities for the Licensed Product performed by or on behalf of Partner or its Affiliates, Sublicensees, or Subcontractors. The Parties will discuss the status, progress, and results of all Development activities at each JDC and JSC meeting. Such reports will be the Confidential Information of each Party and subject to the terms of Article 11 (Confidentiality; Publication). In addition, Partner agrees to promptly disclose to Kiniksa all information related to the Development and Commercialization by or on behalf of Partner under this Agreement to the extent that such information may reasonably be expected to have an impact on the Development or Commercialization of the Licensed Product in the Regeneron Retained EEO Field (as defined in the Regeneron License Agreement).
5.11	Data Exchange and Use. In addition to its adverse event and safety data reporting obligations set forth in Section 6.6 (Adverse Events Reporting), each Party will promptly provide the other Party, through the JDC, with copies of all data and results and all supporting documentation (e.g., protocols, Investigator’s Brochures, case report forms, and analysis plans, all in English language) Controlled by such Party that are generated by or on behalf of such Party or its Affiliates, Sublicensees, or Subcontractors, if applicable, in the Development of the Licensed Product, including all data and results (or on whose behalf such data and results are generated) in the course of conducting such non-clinical or preclinical studies or Clinical Trials for the Licensed Product. Such data, results, and supporting documentation provided by a Party pursuant to this Section 5.11 (Data Exchange and Use) will be the Confidential Information of such Party, and such Party will be the Disclosing Party with respect thereto, in each case, subject to the terms of Article 11 (Confidentiality; Publication). Partner will not have the right to use or reference such data and results provided by Kiniksa or any data that constitutes Assigned Collaboration Know-How, unless and until Partner bears its applicable share of the costs and expenses in accordance with Section 5.5 (New Development by Kiniksa), in which case, Partner will have the exclusive right to use and reference such data and results for the purpose of performing Development activities in accordance with this Agreement (including under any Global Development Plan and Territory Development Plan), and obtaining, supporting, and maintaining Regulatory Approvals and any Reimbursement Approval, as applicable, of the Licensed Product in the Territory without additional consideration. Kiniksa and its designees will have the exclusive right to use and reference such data and results provided by Partner, for the purpose of Developing the Licensed Product, and obtaining, supporting, or maintaining Regulatory Approval or any Reimbursement Approval, as applicable, of the Licensed Product outside the Territory, without additional consideration.
Article 6
REGULATORY
6.1	Regulatory Strategy. The JDC will discuss and develop a regulatory strategy for the Licensed Product in each country or region in the Territory (which, strategy will include the estimated timeline for submission of MAAs for the Licensed Product in each country and region in the Territory) to be included in the Territory Development Plan and will submit the same to the JSC to review, discuss, and determine whether to approve. From time to time the JDC may update the regulatory strategy for the Licensed Product and submit the same to the JSC to review, discuss, and determine whether to approve. Once approved by the JSC, each update to a regulatory strategy for such the Licensed Product will become effective and supersede the then-current regulatory strategy for the Licensed Product. In addition, Partner will notify Kiniksa if any data regarding the Licensed Product generated under this Agreement is submitted to Regulatory Authorities or Governmental Authorities in the Territory in support of the Licensed Product that may reasonably be expected to have a Material Adverse Impact on the Licensed Product.
6.2	Partner’s Responsibilities.
6.2.1	Obtaining and Maintaining Regulatory Approvals. Through its reports submitted to the JDC, Partner will keep Kiniksa informed of regulatory developments related to the Licensed Product in each country and region in the Territory and will promptly notify

Kiniksa in writing of any decision by any Regulatory Authority in the Territory regarding the Licensed Product. Subject to this Section 6.2.1 (Obtaining and Maintaining Regulatory Approvals), for each Indication that is included in the Territory Development Plan or Global Development Plan for the Licensed Product, Partner will be the marketing authorization holder and will be responsible for all regulatory activities leading up to and including obtaining, and thereafter maintaining, Regulatory Approvals and any Reimbursement Approvals in all countries and regions of the Territory, in its own name or in the name of its Affiliate, Sublicensee, or Third Party Distributor. If it is not feasible for Partner to own any such Regulatory Submissions, Regulatory Approvals, or Reimbursement Approvals in its own name according to the relevant Applicable Laws in the Territory, then (a) Kiniksa will hold such Regulatory Submissions, Regulatory Approvals, or Reimbursement Approvals in its own name for the benefit of and on behalf of Partner (in such case, Kiniksa will be the “Marketing Authorization Holder”, which means the Party in whose name the Regulatory Approvals and Reimbursement Approvals for the Licensed Product in the Territory are held) and will appoint Partner as its legal agent in the Territory; (b) without the prior written consent of Kiniksa, Partner will not conduct any activities or initiate any procedures that would affect the validity or change the information of such Regulatory Submissions, Regulatory Approvals, or Reimbursement Approvals; (c) Kiniksa will reasonably cooperate with Partner and execute such documents and make such submissions on behalf of Partner as may be reasonably necessary or to the extent Kiniksa is required to do so as owner of such Regulatory Submissions, Regulatory Approvals, or Reimbursement Approvals under Applicable Law in the Territory; provided that Kiniksa will assume no liability as a result of being the Marketing Authorization Holder or otherwise holding such Regulatory Submissions (unless Kiniksa is grossly negligent or willfully breaches its obligations as the Marketing Authorization Holder), Regulatory Approvals, or Reimbursement Approvals on behalf of Partner; (d) Partner will reimburse Kiniksa for Kiniksa’s costs and expenses incurred in its acting as Marketing Authorization Holder within [***] days after the date of any invoice from Kiniksa for any such costs or expenses; and (e) when feasible pursuant to Applicable Law, Kiniksa will conduct activities and execute documents that are necessary for transferring such Regulatory Submissions, Regulatory Approvals, or Reimbursement Approvals to Partner upon Partner’s written request.
6.2.2	Partner Assistance outside the Territory. Partner will reasonably cooperate to assist Kiniksa in its efforts to prepare and submit any Regulatory Submissions to obtain, support, or maintain Regulatory Approvals for the Licensed Product outside the Territory, including by providing to Kiniksa all data and documentation related to the Licensed Product generated by Partner or its Affiliates (which assistance and data generation must be in accordance with Applicable Law and all requirements and standards of the FDA) as well as any necessary samples and materials. Partner will invoice Kiniksa quarterly for the costs (at the FTE Rate) and expenses incurred by or on behalf of Partner in the performance of such activities during such Calendar Quarter, and Kiniksa will pay the undisputed invoiced amounts within [***] days after the date of any such invoice.
6.2.3	Review of Regulatory Submissions. Partner will provide to Kiniksa (through the JDC) for each of [***] (each a “Key Country”), and for each other country and region in the Territory upon Kiniksa’s request, in each case, for review and comment, drafts of all Regulatory Submissions for which Partner is responsible and all proposed Approved Labeling in the Territory for the Licensed Product, including all INDs and MAAs for the Licensed Product in each Indication in each Key Country and, to the extent requested by

Kiniksa for each other country or region in the Territory, and Partner will incorporate any reasonable comments received from Kiniksa on such drafts. The JDC will review any changes in regulatory strategy and, to the extent requested by Kiniksa, will discuss any Regulatory Submission for which Partner is responsible and all proposed Approved Labeling for the Licensed Product in each Key Country and, to the extent requested by Kiniksa for each other country or region in the Territory. Partner will incorporate any reasonable comments received from Kiniksa on such proposed Approved Labeling. Notwithstanding the foregoing, if any regulatory activities are conducted, or any Regulatory Submissions filed, in each case, in Kiniksa’s name, then (a) Kiniksa will have final decision-making authority regarding all such regulatory activities, including the content of Regulatory Submissions for the Licensed Product in the Field in the Territory; provided that Kiniksa will reasonably consider any comments Partner may have regarding such regulatory activities; and (b) Partner will, and will ensure that its relevant Affiliates and Sublicensees will, conduct all regulatory activities in compliance with Kiniksa’s final decisions. In addition, each Party will notify the other Party of any substantive Regulatory Submissions in the U.S. or in any country or region the Territory and proposed Approved Labeling for the Licensed Product and any comments or other substantive correspondences related thereto submitted to or received from any Regulatory Authority in the U.S. or in any country or region in the Territory and will provide the other Party with copies thereof as soon as reasonably practicable, but in all events within [***] days after submission or receipt thereof (or such longer time period as may be necessary to obtain translations thereof). If any such Regulatory Submission or proposed Approved Labeling, comment, or correspondence is not in English, then Kiniksa may obtain English translation thereof by translators selected by Kiniksa, at Kiniksa’s sole cost and expense, unless Kiniksa is the Marketing Authorization Holder or any such Regulatory Submission or proposed Approved Labeling is otherwise in Kiniksa’s name, in each of which cases Kiniksa will invoice Partner for translation expenses with respect thereto and Partner will reimburse such undisputed invoiced amounts within [***] days after the date of any such invoice.
6.2.4	Notice of Meetings. Partner will provide Kiniksa with notice of any meeting or discussion with any Regulatory Authority in the Territory related to the Licensed Product no later than [***] Business Days after receiving notice thereof or in any event with as much advanced notice as is possible prior to such meeting or discussion if Partner receives notice thereof less than [***] Business Days in advance of the applicable meeting or discussion. Partner (or its designee) will lead any such meeting or discussion and Kiniksa or its designee will have the right, but not the obligation, to attend and participate in any such meeting or discussion unless prohibited or restricted by Applicable Law or Regulatory Authority. Notwithstanding the foregoing, if any such meeting or discussion with a Regulatory Authority concerns the Licensed Product for which Kiniksa is the Marketing Authorization Holder from such Regulatory Authority at such time, then Kiniksa or its designee will have the further right, but not obligation, to lead such meeting or discussion. At Kiniksa’s request, Kiniksa may participate in any preparations of Partner or its Affiliates or Sublicensees for any such meeting or discussion. If Kiniksa elects not to attend such meeting or discussion, then Partner will provide to Kiniksa a written summary thereof in English promptly following such meeting or discussion, as well as any minutes prepared by Partner or, to the extent available, formal minutes generated by the Regulatory Authority.
6.2.5	Partner Responsibility for Costs and Expenses. Irrespective of which Party is the Marketing Authorization Holder for the Licensed Product in the Territory, Partner will be responsible for all costs and expenses incurred in connection with the performance of all regulatory activities leading up to and including obtaining and thereafter maintaining Regulatory Approvals and any Reimbursement Approvals, as applicable, for the Licensed Product from Regulatory Authorities in the Territory.
6.3	Communications with Regulatory Authorities. Unless otherwise agreed by the Parties (or unless otherwise set forth in this Agreement or in the applicable Global Development Plan), Partner will not, and will ensure that its Affiliates and its Sublicensees do not, communicate with any Regulatory Authority having jurisdiction outside of the Territory with respect to the Licensed Product, unless so ordered by such Regulatory Authority, in which case, Partner will immediately notify Kiniksa of such order.
6.4	Kiniksa’s Responsibilities. Except with respect to the New Development of the Licensed Product for a Global Clinical Trial for which Partner does not agree to bear its share of costs and expenses as set forth under Section 5.5.3 (Partner Sharing of Development Costs and Data Access), Kiniksa will reasonably cooperate with Partner in obtaining any Regulatory Approvals and any Reimbursement Approvals, as applicable, for the Licensed Product in the Territory by providing access to Regulatory Approvals, Regulatory Submissions, other information, documentation, samples, and materials for the Licensed Product, both inside and outside of the Territory, in each case, to the extent (a) Controlled by Kiniksa, (b) not previously provided to Partner, and (c) reasonably necessary for or requested by Partner to obtain Regulatory Approvals. Partner will reimburse Kiniksa’s out-of-pocket costs reasonably incurred in connection with providing any such access or further assistance to Partner. Accordingly, Kiniksa will invoice Partner quarterly for the foregoing costs incurred by or on behalf of Kiniksa in such Calendar Quarter, and Partner will pay the undisputed invoiced amounts within [***] days after the date of any such invoice.
6.5	Right of Reference. Except with respect to the New Development of the Licensed Product for a Global Clinical Trial for which Partner does not agree to bear its share of costs and expenses as set forth under Section 5.5.3 (Partner Sharing of Development Costs and Data Access) each Party will grant, and hereby does grant, to the other Party a right of reference to all Regulatory Submissions pertaining to the Licensed Product in the Field submitted by or on behalf of such Party or its Affiliates, which right of reference (a) to Regulatory Submissions submitted by or on behalf of Kiniksa is exclusive to Partner in the Territory, and (b) to Regulatory Submissions submitted by or on behalf of Partner is exclusive to Kiniksa outside of the Territory. Partner may use such right of reference to Kiniksa’s Regulatory Submissions solely to seek, obtain, support, and maintain Regulatory Approvals and any Reimbursement Approvals, as applicable, for the Licensed Product in the Field in the Territory. Kiniksa may use such right of reference to Partner’s Regulatory Submissions, if any, solely to seek, obtain, support, and maintain Regulatory Approval and any Reimbursement Approvals for the Licensed Product outside of the Territory. Each Party will bear its own costs and expenses associated with providing the other Party with the right of reference pursuant to this Section 6.5 (Right of Reference). Each Party will take such actions as may be reasonably requested by the other Party to give effect to the intent of this Section 6.5 (Right of Reference) and to give the other Party the benefit of the granting Party’s Regulatory Submissions in the other Party’s territory as provided herein. Such actions may include providing to the other Party copies of correspondence and communications received from the applicable Regulatory Authorities related to such Party’s application for Regulatory Approval of the Licensed Product in the Territory (if Partner is the Party seeking Regulatory Approval) and of the Licensed Product outside of the Territory (if Kiniksa is the Party seeking Regulatory Approval).
6.6	Adverse Events Reporting.

6.6.1	Safety Agreement. Prior to the commencement of the first Clinical Trial of the Licensed Product conducted by or on behalf of Partner or its Affiliates, the Parties will enter into a written agreement setting forth worldwide safety and pharmacovigilance procedures for the Parties with respect to the Licensed Product (the “Safety Agreement”). The Safety Agreement will describe the obligations of both Parties with respect to the coordination of collection, investigation, reporting, and exchange of information between the Parties concerning any adverse event experienced by a subject, and the seriousness thereof, whether or not determined to be attributable to the Licensed Product, including any such information received by either Party from a Third Party (subject to receipt of any required consents from such Third Party) and will be sufficient to permit each Party and its Affiliates, licensees, or Sublicensees (as applicable) to comply with its legal obligations with respect thereto, including each Party’s obligations as the owner or holder of Regulatory Submissions, Regulatory Approvals, and Reimbursement Approvals for the Licensed Product in the Territory, as applicable. The Safety Agreement will also detail each Party’s responsibilities with respect to recalls and withdrawals of the Licensed Product inside and outside of the Territory. If required by changes in Applicable Law, the Parties will make appropriate updates to the Safety Agreement. Each Party will comply with its respective obligations under the Safety Agreement and cause its Affiliates, licensees, and Sublicensees to comply with such obligations. Each time the JSC approves a new planned Clinical Trials for the Licensed Product, the Parties will update the Safety Agreement to the extent necessary to comply with any applicable requirements set forth under Applicable Law or of any Regulatory Authorities related to adverse event reporting, drug safety, patient safety, pharmacovigilance, and risk management. Notwithstanding any provision to the contrary in this Agreement or the Safety Agreement, each Party and its Affiliates, licensees, and Sublicensees will have the right to disclose information related to the safety of the Licensed Product to the extent that such disclosure is required for such Party to comply with its obligations under Applicable Law or the safety requirements of the applicable Regulatory Authorities. The Parties will cooperate with each other to address any safety-related inquiries or requests for safety assessment by any Regulatory Authority, including providing any necessary data or information in a timely manner. To the extent that there is a conflict between the terms of this Agreement and the terms of the Safety Agreement, the terms of the Safety Agreement will govern with respect to the subject matter set forth therein.
6.6.2	Safety Databases. Partner will maintain a safety database in English for Clinical Trials for the Licensed Product conducted in the Territory under a Territory Development Plan, at its sole cost and expense. Partner will be responsible for: (a) reporting to the applicable Regulatory Authorities in the Territory all quality complaints, adverse events, and safety data related to the Licensed Product for all Territory-Specific Clinical Trials or Global Clinical Trials conducted in the Territory; and (b) responding to safety issues and to all requests of Regulatory Authorities related to the Licensed Product in the Territory. Partner will provide Kiniksa (i) real-time access to Partner’s safety database for the Licensed Product in the Territory, and (ii) upon Kiniksa’s request, query results from Partner’s safety database for the Licensed Product. As between the Parties, Kiniksa will maintain a global safety database for Global Clinical Trials for the Licensed Product conducted under each Global Development Plan at Kiniksa’s cost and expense.
6.7	Regulatory Audits. In addition to its rights to conduct audits pursuant to Section 5.8 (Clinical Trial Audit Rights), upon reasonable notification and no more frequently than [***] in each Calendar Year (unless Kiniksa is the Marketing Authorization Holder for the Licensed Product for

a country or region in the Territory, in which case, there will be no such limitation on the number of inspections or audits that may be conducted in such country or region in a given Calendar Year), Kiniksa or its representatives will be entitled to conduct audits of safety and regulatory systems, procedures, or practices of Partner or its Affiliates or Sublicensees (including Clinical Trial sites) relating to the Licensed Product. Notwithstanding any provision to the contrary set forth in this Agreement, there will be no limit on the number of “for cause” audits that Kiniksa may conduct of safety and regulatory systems, procedures, or practices of Partner or its Affiliates or Sublicensees (including Clinical Trial sites) related to the Licensed Product, and Kiniksa will use reasonable efforts to notify Partner in writing of any “for cause” audit at least [***] Business Days in advance thereof. Kiniksa or its representatives will conduct all such audits in accordance with Applicable Law. With respect to any inspection of Partner or its Affiliates or Sublicensees (including Clinical Trial sites) by any Governmental Authority relating to the Licensed Product, Partner will notify Kiniksa of such inspection (a) no later than [***] Business Days after Partner receives notice of such inspection (or in any event with as much advanced notice as is possible prior to such inspection if Partner receives notice thereof less than [***] Business Days in advance of the applicable inspection) or (b) within [***] Business Days after the completion of any such inspection of which Partner did not receive prior notice. Partner will promptly provide Kiniksa with all available information related to any such inspection (unless prohibited by Applicable Law), and Kiniksa may provide any such reports to any counterparty to any Third Party IP Agreement if required by the terms of such Third Party IP Agreement. Partner will also permit Governmental Authorities outside of the Territory to conduct inspections of Partner or its Affiliates or Sublicensees (including Clinical Trial sites) relating to the Licensed Product, and will ensure that all such Affiliates or Sublicensees permit such inspections. Kiniksa or its designee will have the right, but not the obligation (unless required by Applicable Law or any Governmental Authority), to be present at any such inspection at its sole cost and expense. Following any such regulatory inspection related to the Licensed Product, Partner will provide Kiniksa with (i) an unredacted copy of any findings, notice, or report provided by any Governmental Authority related to such inspection (to the extent related to the Licensed Product) within [***] Business Days of Partner receiving the same, and (ii) a written summary in English of any findings, notice, or report of a Governmental Authority related to such inspection (to the extent related to the Licensed Product) no later than [***] Business Days after receiving the same.
6.8	Notice of Regulatory Action. If any Regulatory Authority takes or gives notice of its intent to take any regulatory action with respect to any activity of Partner relating to the Licensed Product, then Partner will notify Kiniksa of such contact, inspection, or notice or action within [***] Business Days after receipt of such notice (or, if action is taken without notice, within [***] Business Days of Partner becoming aware of such action). Partner will have the final decision-making authority with respect to such responses and will incorporate Kiniksa’s reasonable comments to any such responses, provided that if Kiniksa is then the Marketing Authorization Holder for the Licensed Product, then Kiniksa will have final decision-making authority with respect to such responses. The costs and expenses of any regulatory action in the Territory will be borne by Partner. Each Party will keep the other Party informed, as soon as possible, but no later than 24 hours after notification of any action by, or notification or other information that it receives (directly or indirectly) from, any Regulatory Authority, Third Party, or other Governmental Authority that:
(a)	raises any material concerns regarding the safety or efficacy of the Licensed Product;

(b)	indicates or suggests a potential investigation or formal inquiry by any Regulatory Authority in connection with the Exploitation of the Licensed Product; or
(c)	is reasonably likely to lead to a recall or market withdrawal of the Licensed Product anywhere in the Territory.
Article 7
MANUFACTURING
7.1	Supply by Kiniksa.
7.1.1	Development Supply. Promptly after the Effective Date and in no event later than [***] days prior to the anticipated commencement of the first Clinical Trial to be conducted by Partner in the Territory, the Parties will use reasonable efforts to negotiate in good faith to enter into a clinical supply agreement for the supply to Partner of the Licensed Product (for the Licensed Product, together with the corresponding quality agreement, the “Clinical Supply Agreement”) pursuant to which Partner will purchase from Kiniksa or its Affiliate all of its requirements of drug product for the Licensed Product as necessary for Partner to fulfill its obligations under this Agreement related to the Clinical Development of the Licensed Product in the Territory, which drug product will be labeled or unlabeled as applicable depending on whether such Licensed Product is to be used in the performance of a Global Clinical Trial or a Territory-Specific Clinical Trial and as to be further specified in the Clinical Supply Agreement. The terms of the Clinical Supply Agreement will include product warranties and terms related to labeling, audit, delivery, acceptance and rejection, limitations of liability, and other customary terms, which, in each case, are consistent with the terms of any agreement between Kiniksa and any Third Party that is Manufacturing the Licensed Product. Pursuant to and in accordance with the Clinical Supply Agreement, Kiniksa will use reasonable efforts to supply unlabeled drug product to Partner pursuant to this Section 7.1.1 (Development Supply) at a transfer price equal to [***]. Upon its receipt of a purchase order from Partner for the Licensed Product under the Clinical Supply Agreement, Kiniksa will invoice Partner for the Licensed Product and, subject to the terms of the Clinical Supply Agreement, Partner will pay the undisputed invoiced amounts within [***] days after the date of the invoice.
7.1.2	Commercial Supply. No later than [***] prior to the anticipated First Commercial Sale of the Licensed Product in the Territory, the Parties will use reasonable efforts to negotiate in good faith to agree on the terms of, and enter into, a commercial supply agreement for the Licensed Product (together with the corresponding quality agreement, the “Commercial Supply Agreement”), for the supply to Partner of the Licensed Product pursuant to which Partner will purchase from Kiniksa all of its requirements of drug product for the Licensed Product necessary for Partner to fulfill its obligations under this Agreement related to the Commercialization of the Licensed Product in the Territory. The terms of the Commercial Supply Agreement will include product warranties and terms related to labeling, safety stock provisions, failure to supply, audit, shortage allocation, delivery, acceptance and rejection, limitations of liability, and other customary terms, that, in each case, are consistent with the terms of any agreement between Kiniksa and any Third Party Manufacturing the Licensed Product. Pursuant to and in accordance with the Commercial Supply Agreement for the Licensed Product in the Territory, Kiniksa will use reasonable efforts to supply to Partner pursuant to this Section 7.1.2 (Commercial Supply) the Licensed Product at a transfer price equal to [***]. Upon its receipt of a purchase order from Partner for the Licensed Product under the Commercial Supply Agreement, Kiniksa will invoice Partner for the Licensed Product and, subject to the terms of the Commercial Supply Agreement, Partner will pay the undisputed invoiced amounts within [***] days after the date of the invoice.
7.1.3	Shipment and Delivery. Delivery of all Licensed Product supplied by Kiniksa under the Clinical Supply Agreement or Commercial Supply Agreement will take place [***] (Incoterms 2020) at the applicable port of import. Kiniksa will be responsible for obtaining all licenses or other authorizations for the exportation of Licensed Product. Partner will be responsible for obtaining all licenses or other authorizations for the importation of Licensed Product into the Territory, and Kiniksa will use reasonable efforts to provide to Partner any documentation in Kiniksa’s Control that is required with respect to the importation of the Licensed Product into the Territory. Partner will also be responsible for all quality control and quality assurance, release, storage, customs clearance, and distribution of the Licensed Product in the Territory, at Partner’s cost and expense.
7.2	Packaging and Labeling. Partner will package and, to the extent applicable, label all Licensed Product solely for the Territory in accordance with the Kiniksa P&L Process and Specifications and all Applicable Law.
7.3	Product Tracking in the Territory. Partner will, and will ensure that its Affiliates and Sublicensees, maintain adequate records to permit the Parties to trace the distribution, sale, and use of all Licensed Product in the Territory. At Kiniksa’s request, Partner will provide such records to Kiniksa.
Article 8
MEDICAL AFFAIRS
8.1	Medical Affairs Plan. No later than [***] days prior to the anticipated date of performance of the Medical Affairs activities for the Licensed Product in the Territory, and in no event later than [***] days prior to the anticipated commercial launch of the Licensed Product in the Territory, the JDC will develop, review, and discuss an initial draft of the Medical Affairs Plan for the Licensed Product and provide such initial draft to the JSC to review, discuss, and determine whether to approve. The Medical Affairs Plan will contain a high level summary of the major Medical Affairs activities to be undertaken for the Licensed Product in the Territory and the estimated timelines for performing such activities. Thereafter, from time to time, but at least annually, the JDC will propose updates to the Medical Affairs Plan for the Licensed Product to reflect changes in such plans, including to account for relevant factors that may influence such plan and the Medical Affairs activities set forth therein and provide each such update to the JSC to review, discuss, and determine whether to approve. To the extent relevant to the conduct of Medical Affairs activities for the Licensed Product in the Territory by Partner in accordance with the Medical Affairs Plan, the Parties will discuss, through the JSC, Kiniksa’s Medical Affairs activities outside of the Territory, including medical publications, real world study data, symposium, and conference presentations.
8.2	Medical Affairs Reports. For each Calendar Quarter in which any Medical Affairs are conducted by or on behalf of Partner or its Affiliates or Sublicensees for the Licensed Product in the Territory no later than the end of such Calendar Quarter, Partner will provide to Kiniksa a report (by means of a slide presentation or otherwise) summarizing the Medical Affairs activities performed by or on behalf of Partner and its Affiliates and Sublicensees in the Territory for the Licensed Product in each country and region in the Territory since the prior report provided by Partner. Such reports will be the Confidential Information of each Party and subject to the terms of Article 11

(Confidentiality; Publication). Partner will provide updates to any such report at each meeting of the JSC and JDC.
8.3	Coordination of Medical Affairs Activities. The Parties recognize that each Party may benefit from the coordination of certain Medical Affairs activities for the Licensed Product inside and outside of the Territory. Accordingly, the Parties will coordinate such activities through the JDC where appropriate.
Article 9
COMMERCIALIZATION
9.1	Commercialization Diligence Obligations. Subject to the availability of commercial supply of Licensed Product and receipt of Regulatory Approval for the Licensed Product, Partner will be solely responsible for and will use Commercially Reasonable Efforts to Commercialize Licensed Product in each Indication for which Regulatory Approval is granted in each country or region in the Territory, including to seek and obtain Reimbursement Approval for the Licensed Product in each Indication in each such country or region (to the extent required therein). Partner will conduct all Commercialization of the Licensed Product in the Territory in accordance with the Commercialization Plan for the Licensed Product, at its sole cost and expense, and subject to the terms of this Agreement. Without limiting the foregoing, Partner will use Commercially Reasonable Efforts to achieve First Commercial Sale of the Licensed Product in each country or region in the Territory within [***] months after obtaining Regulatory Approval for the Licensed Product in such country or region, provided, that Kiniksa supplies conforming Licensed Product in accordance with the Commercial Supply Agreement.
9.2	Commercialization Plan. No later than [***] months prior to the anticipated date of approval of the first filing of the first MAA for the Licensed Product in a country or region in the Territory, Partner will develop an initial draft of the Commercialization Plan for the Licensed Product and provide such initial draft to the JSC to review and discuss such initial draft. The Commercialization Plan for the Licensed Product will contain in reasonable detail the major Commercialization activities to be undertaken (including revenue targets) for the Licensed Product in the Territory and the estimated timelines for achieving such activities. Thereafter, from time to time, but at least annually (and in any event no later than [***] days prior to the anticipated date of the first filing of the first MAA for the Licensed Product in the Territory), Partner will propose updates to the Commercialization Plan for the Licensed Product to reflect changes in such plans, including those in response to changes in the marketplace, relative commercial success of the Licensed Product, and other relevant factors that may influence such plan and the Commercialization activities set forth therein and provide each such update to the JSC to review, discuss, and determine whether to approve. The Commercialization Plan (including each update thereto) must be consistent with Kiniksa’s global brand strategy and global key messaging for the Licensed Product (each, a “Global Brand Strategy”), as provided to Partner by Kiniksa from time to time during the Term.
9.3	Commercialization Reports. Partner will provide to Kiniksa [***] written reports that summarize the Commercialization activities performed by or on behalf of Partner and its Affiliates and Sublicensees in the Territory for the Licensed Product in each country or region in the Territory since the prior report provided by Partner. Each such report will contain reasonably sufficient detail to enable Kiniksa to assess Partner’s compliance with its Commercialization diligence obligations set forth in Section 9.1 (Commercialization Diligence Obligations). Such reports will be Confidential Information of each Party and subject to the terms of Article 11 (Confidentiality; Publication). Partner will, or will cause its Affiliates or Sublicensees to, provide updates to any such report at each meeting of the JSC.

9.4	Coordination of Commercialization Activities. The Parties recognize that each Party may benefit from the coordination of certain Commercialization activities for the Licensed Product inside and outside of the Territory (other than pricing for the Licensed Product inside and outside of the Territory, the responsibilities for which are set forth in Section 9.5 (Pricing; Reimbursement Approvals)). Accordingly, the Parties will coordinate such activities through the JSC where appropriate.
9.5	Pricing; Reimbursement Approvals. Each Party will have the right to determine the price of the Licensed Product sold in its respective territory and neither Party will have the right to direct, control, or approve the pricing of the Licensed Product in the other Party’s territory. Partner will keep Kiniksa timely informed on the status of any application for Reimbursement Approval for the Licensed Product in the Territory, including any discussion with any Regulatory Authority with respect thereto.
9.6	Diversion. Each Party agrees that it will not, and will ensure that its Affiliates and Sublicensees and Subcontractors will not, either directly or indirectly, promote, market, distribute, import, sell, or have sold the Licensed Product to any Third Party or to any address or Internet Protocol address or the like in the other Party’s territory, including via the Internet or mail order. Notwithstanding any provision to the contrary set forth in this Agreement, each Party will have the right to attend conferences and meetings of congresses in the other Party’s territory and to promote and market the Licensed Product to Third Party attendees at such conferences and meetings, subject to this Section 9.6 (Diversion). Neither Party will engage, nor permit its Affiliates or Sublicensees to engage, in any advertising or promotional activities relating to the Licensed Product for use directed primarily to customers or other buyers or users of the Licensed Product located in any country or jurisdiction in the other Party’s territory or solicit orders from any prospective purchaser located in any country or jurisdiction in the other Party’s territory. If a Party or its Affiliates or Sublicensees receive any order for the Licensed Product from a prospective purchaser located in a country or jurisdiction in the other Party’s territory, then such Party will immediately refer that order to such other Party and will not accept any such orders. Neither Party will, nor will either Party permit its Affiliates or Sublicensees to, deliver or tender (or cause to be delivered or tendered) the Licensed Product to Third Parties for use in the other Party’s territory except in accordance with a Global Development Plan or Territory Development Plan. In addition, Partner and its Affiliates will use reasonable efforts to monitor and prevent exports of the Licensed Product from in the Territory for Commercialization outside the Territory, and will monitor and prevent off-label use outside the Field (but otherwise in the Territory), in each case, using methods commonly used in the industry for such purpose. Partner will promptly inform Kiniksa of any such exports of Licensed Product for Commercialization outside the Territory or off-label use outside the Field (but otherwise in the Territory), and the actions taken to prevent such exports or off-label use. Partner agrees to take reasonable actions requested in writing by Kiniksa that are consistent with Applicable Laws to prevent export of the Licensed Product for Commercialization outside the Territory or for off-label use outside the Field (but otherwise in the Territory).
Article 10
PAYMENTS
10.1	Upfront Payment. No later than [***] days following the Effective Date, Partner will pay to Kiniksa, by wire transfer of immediately available funds, a non-refundable, non-creditable upfront payment of $[***] in U.S. Dollars.
10.2	Milestone Payments.

10.2.1	Development Milestone Events and Payments. No later than [***] days after the earliest achievement of each development milestone event set forth in Table 10.2.1 below for the Licensed Product, Partner will pay to Kiniksa the corresponding development milestone payment set forth in Table 10.2.1 (the development milestone event set forth Table 10.2.1 below, the “Development Milestone Event,” and the development milestone payment set forth in Table 10.2.1 below, the “Development Milestone Payment”).

Table 10.2.1 Development Milestones
Development Milestone Events	Development Milestone Payment (in U.S. Dollars)
Receipt of Regulatory Approval from the NMPA for the Licensed Product in the first Indication	$[***]

10.2.2	Sales Milestone Events and Payments. No later than [***] days after the Calendar Quarter in which each sales milestone event set forth below is achieved as set forth in Table 10.2.2 below for the Licensed Product, Partner will pay to Kiniksa the corresponding sales milestone payment set forth in Table 10.2.2 (the sales milestone events set forth in Table 10.2.2, the “Sales Milestone Events” and the sales milestone payments set forth in Table 10.2.2, the “Sales Milestone Payments”). If in a given Calendar Quarter during the Term more than one Sales Milestone Event is achieved, then Partner will pay to Kiniksa a separate Sales Milestone Payment with respect to each such Sales Milestone Event that is achieved for the first time in such Calendar Quarter.
Table 10.2.2 Sales Milestones
	Sales Milestone Event	Sales Milestone Payment (in U.S. Dollars)
1.	First Calendar Year in which annual Net Sales of the Licensed Product in the Territory equal or exceed $[***] USD	$[***]
3.	First Calendar Year in which annual Net Sales of the Licensed Product in the Territory equal or exceed $[***] USD	$[***]
4.	First Calendar Year in which annual Net Sales of the Licensed Product in the Territory equal or exceed $[***] USD	$[***]

10.2.3	Notification of Milestone Events. Partner will promptly notify Kiniksa in writing, but in no event later than (a) [***] days after the achievement of each Development Milestone Event and (b) [***] days after the end of the Calendar Quarter in which each Sales Milestone Event is achieved (together with the Development Milestone Events, the “Milestone Events”). However, in no event will a failure by Partner to deliver such notice of achievement of a Milestone Event relieve Partner of its obligation to pay Kiniksa the corresponding Development Milestone Payment or Sales Milestone Payment (collectively, the “Milestone Payments”).

10.3	Royalty Payments to Kiniksa.
10.3.1	Royalty Rates. Subject to the remainder of this Section 10.3 (Royalty Payments to Kiniksa), Partner will pay to Kiniksa royalties in the amount of the marginal royalty rates set forth in Table 10.3.1 below based on the aggregate Net Sales resulting from the sale of the Licensed Product in the Territory during each Calendar Year of the Royalty Term for the Licensed Product in each country. The royalty payments due with respect to Net Sales of the Licensed Product pursuant to this Section 10.3 (Royalty Payments to Kiniksa), collectively the “Royalty Payments.”
Table 10.3.1 Royalty Payments
Portion of Aggregate Calendar Year Net Sales of the Licensed Product in the Territory (in U.S. Dollars)	Royalty Rate
Greater than $[***] and less than $[***]	[***]%
Greater than or equal to $[***] and less than $[***]	[***]%
Greater than or equal to $[***]	[***]%

For example[***].

10.3.2	Royalty Term. Partner will pay to Kiniksa the Royalty Payments on a country-by-country or region-by-region basis, as applicable, until the later of: (a) the [***] anniversary of the date of the First Commercial Sale of the Licensed Product in such country or region in the Territory; (b) the date of expiration of the last-to-expire Valid Claim of a Royalty Patent Right Covering the Licensed Product in such country or region; and (c) the expiration of all Regulatory Exclusivity for the Licensed Product in such country or region (“Royalty Term”).
10.3.3	Royalty Reductions.
(a)	Expiration of Valid Claims. Subject to Section 10.3.3(e) (Cumulative Reductions Floor), on a country-by-country or region-by-region basis, as applicable, in the Territory, if during the Royalty Term for the Licensed Product in such country or region in the Territory, there is no Valid Claim of a Royalty Patent Right that Covers a composition of matter (including drug formulation), method of use, or method of Manufacturing of the Licensed Product in such country or region, then, commencing the first Calendar Quarter after the date on which this Section 10.3.3(a) (Expiration of Valid Claims) applies and for all Calendar Quarters thereafter during such Royalty Term in which this Section 10.3.3(a) (Expiration of Valid Claims) applies, then the royalty rates for the Licensed Product set forth in Table 10.3.1 in such country or region under Section 10.3 (Royalty Payments to Kiniksa) will be reduced by [***]%; provided that if a composition of matter, method of use, or method of Manufacturing of the Licensed Product subsequently becomes Covered by a Valid Claim of a Royalty Patent Right in such country or region prior to the expiration of the Royalty Term for the Licensed Product in such country or region, then the royalty rate of the Licensed Product in such country or region will no longer be subject to the aforementioned reduction beginning at the commencement of the first Calendar Quarter after the date on which the relevant patent issues.
(b)	Biosimilar Product Reduction. Subject to Section 10.3.3(e) (Cumulative Reductions Floor), on a country-by-country or region-by-region basis, as applicable, if during any Calendar Quarter, there is Biosimilar Competition for the Licensed Product in such country or region, then the Net Sales of the Licensed Product in such country or region in such Calendar Quarter will be reduced by the applicable percentage set forth in Table 10.3.3(b), in each Calendar Quarter in which the Biosimilar Competition continues during the Royalty Term for the Licensed Product in such country or region. Partner will promptly notify Kiniksa of the occurrence of Biosimilar Competition, which notice will specify the applicable Biosimilar Products, Indication, and country or region in the Territory.
Table 10.3.3(b) – BIOSIMILAR PRODUCT ROYALTY REDUCTION RATES
Percentage Decline in Aggregate Calendar Year Net Sales of the Licensed Product in the Territory Due to Biosimilar Competition	Net Sales Reduction
Greater than [***]% but less than [***]%	[***]%
Greater than [***]%	[***]%

(c)	Third Party Patent Rights. Subject to Section 10.3.3(e) (Cumulative Reductions Floor), on a country-by-country or region-by-region basis, as applicable, during any Calendar Quarter, Partner may credit against the Royalty Payments payable to Kiniksa pursuant to Section 10.3 (Royalty Payments to Kiniksa) with respect to the Licensed Product in such country or region in such Calendar Quarter up to [***]% of any royalty payments for which Partner is responsible (i) under any Third Party IP Agreement pursuant to Section 2.7.4 (Responsibility for Costs), or (ii) under any agreement with a Third Party entered into by Partner pursuant to Section 2.7.2 (Partner Identified Rights), but in each case (i) and (ii) solely to the extent such royalty payments are made in consideration for the acquisition or license of Third Party Patent Rights that (in the opinion of counsel) would be infringed by the sale of the Licensed Product in such country or region.
(d)	Manufacturing Cost Reduction. Subject to Section 10.3.3(e) (Cumulative Reductions Floor), if the Fully Burdened Manufacturing Cost of the Licensed Product is greater than [***] per vial of [***]mg, then each royalty rate set forth in Table 10.3.1 will be reduced by [***]%.
(e)	Cumulative Reductions Floor. In no event will the aggregate amount of Royalty Payments due to Kiniksa for the Licensed Product in a country or region in the Territory in any given Calendar Quarter during the Royalty Term for the Licensed Product in such country or region be reduced to less than [***]% of the amount that otherwise would have been due and payable to Kiniksa in such Calendar Quarter for the Licensed Product in such country or region but for the reductions set forth in Section 10.3.3(a) (Expiration of Valid Claims), Section 10.3.3(b) (Biosimilar Product Reduction), Section 10.3.3(c) (Third Party Patent Rights), and Section 10.3.3(d) (Manufacturing Cost Reduction). Partner may carry forward to subsequent Calendar Quarters any amounts it could not deduct as a result of such floor.
(f)	No Duplicative Royalties. In no event will the sale of the Licensed Product in a given country in the Territory give rise to more than one Royalty Payment due to Kiniksa, including any instance where the Licensed Product is Covered by more than one Royalty Patent Right in such country.
10.3.4	Royalty Reports and Payments. Within [***] days after the end of each Calendar Quarter, Partner will provide Kiniksa with a detailed report that contains the following information for the applicable Calendar Quarter, on a country-by-country or region-by-region basis, as applicable (each, a “Royalty Report”): (a) [***], (b) [***], (c) [***], and (d) [***]. If there are no sales of the Licensed Product in a given Calendar Quarter, then the Royalty Report will provide such information. Concurrent with the delivery of the applicable Royalty Report, but in any event within [***] days after each Calendar Quarter, Partner will pay such the amount of the Royalty Payments set forth in the applicable Royalty Report to Kiniksa in Dollars. If requested by Kiniksa, the Parties will seek to resolve any questions or issues related to a Royalty Report within [***] days following receipt by Kiniksa of each Royalty Report. If no Royalty Payments are due in a particular Calendar Quarter, then the applicable Royalty Report will state that no such payments are due.
10.3.5	Inventory Reports.
(a)	Quarterly Inventory Reports. Within [***] days after the end of each Quarter (for the first three Calendar Quarters in a Calendar Year), commencing with the Calendar Quarter in which the First Commercial Sale of the Licensed Product in the Field in the Territory occurs, Partner will deliver electronically to Kiniksa a written inventory report (the “Quarterly Inventory Report”) setting forth the ending inventory of the Licensed Product balance for that Calendar Quarter. To the extent reasonably practicable, each Quarterly Inventory Report will provide such information broken out by lot numbers, dosage form, and unit size, for units of Licensed Product contained in such report.
(b)	Annual Inventory Reports. Within [***] days after the end of each Calendar Year, commencing with the Calendar Quarter in which the First Commercial Sale of the Licensed Product in the Field in the Territory occurs, Partner will deliver electronically to Kiniksa a written inventory report (the “Annual Inventory Report”) reconciling beginning and ending inventory and including (a) the number of units of Licensed Product distributed, but not sold (such as samples, donations, and write-offs) in the Territory during such Calendar Year, (b) the number of units of Licensed Product for the Territory that have been lost, destroyed, expired, or become obsolete or spoiled during such Calendar Year, and (c) the number of units of Licensed Product sold in the Territory during such Calendar Year. To the extent reasonably practicable, each Annual Inventory Report will provide such information broken out by lot numbers, dosage form, and unit size, for units of Licensed Product contained in such report.

10.4	Payments to Third Parties. Subject to Section 2.7 (Third Party In-Licenses), each Party will be solely responsible for any payments due to Third Parties under any agreement entered into by such Party prior to or after the Effective Date.
10.5	Other Amounts Payable. With respect to any amounts owed under this Agreement by one Party to the other for which no other invoicing and payment procedure is specified hereunder, within [***] days after the end of each Calendar Quarter, each Party will provide an invoice, together with reasonable supporting documentation, to the other Party for such amounts owed in respect of such Calendar Quarter. The owing Party will pay any undisputed amounts within [***] days after the receipt of the invoice, and any disputed amounts owed by a Party will be paid within [***] days after resolution of the dispute.
10.6	No Refunds. Except as expressly provided herein, all payments under this Agreement will be irrevocable, non-refundable, and non-creditable.
10.7	Accounting Standards. If a Party changes its general accounting principles from the then-current standard (e.g., from GAAP to IFRS) at any time during the Term, then at least [***] days prior to adopting such change in principles, such Party will provide written notice to the other Party of such change.
10.8	Currency; Exchange Rate. All payments to be made by Partner to Kiniksa or Kiniksa to Partner under this Agreement will be made in Dollars by electronic funds transfer in immediately available funds to a bank account designated in writing by Kiniksa or Partner, as applicable. Net Sales will be recorded by Partner and its Affiliates and Sublicensees in the currency for the country or region in which the Net Sales occurred. Conversion of Net Sales recorded in local currencies will be converted to Dollars at the exchange rate set forth in Bloomberg or any successor thereto for the last day of the Calendar Quarter in which the applicable payment obligation became due and payable.
10.9	Blocked Payments. If by reason of Applicable Law in any country or region, it becomes impossible or illegal for a Party to transfer, or have transferred on its behalf, payments owed the other Party hereunder, then such Party will promptly notify the other Party of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country or region to the credit of the other Party in a recognized banking institution designated by the other Party or, if none is designated by the other Party within a period of [***] days, in a recognized banking institution selected by the transferring Party, as the case may be, and identified in a written notice given to the other Party. Payments that are blocked as set forth in, but otherwise made in accordance with the terms of, this Section 10.9 (Blocked Payments) will not be deemed a late payment subject to Section 10.10 (Late Payments) and will not be subject to the accrual of interest specified thereunder for so long as such payments are blocked.
10.10	Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement will bear interest at a rate equal to the lesser of: (a) [***] percentage points above the prime rate as published by The Wall Street Journal or any successor thereto on the first day of each Calendar Quarter in which such payments are overdue; or (b) the maximum rate permitted by Applicable Law; in each case, calculated on the number of days such payment is delinquent, compounded monthly.
10.11	Financial Records and Audits. Each Party will maintain complete and accurate records in sufficient detail to permit the other Party or its designee to confirm the accuracy of the amount of

Royalty Payments and other amounts payable under this Agreement. Upon at least [***] days’ prior written notice, such records will be open during regular business hours for a period of [***] years (or such longer period as may be required under any applicable statute of limitations for applicable Taxes or by Applicable Law) from the creation of individual records for examination by an independent “Big Four” (or equivalent) accounting firm selected by the examining Party and reasonably acceptable to the other Party or its designee for the sole purpose of verifying for the examining Party the accuracy of the financial reports furnished by the other Party (the “Examined Party”) pursuant to this Agreement or of any payments made, or required to be made, by such Examined Party pursuant to this Agreement; provided that such independent accounting firm is subject to written obligations of confidentiality and non-use applicable to each Party’s Confidential Information that are at least as stringent as those set forth in Article 11 (Confidentiality; Publication). Such audit will not be (a) performed more frequently than once per [***] during the Term or once during the [***] year period after the expiration or termination of this Agreement, (b) conducted for any Calendar Year more than [***] years after the end of such year, or (c) repeated for any Calendar Year or with respect to the same set of records (unless a material discrepancy with respect to such records is discovered during a prior audit). Such auditor will not disclose the Examined Party’s Confidential Information to the examining Party or to any Third Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the Examined Party or the amount of payments by the Examined Party under this Agreement. The Examined Party will pay any amounts shown to be owed to the examining Party but unpaid within [***] days after the accountant’s report, plus interest (as set forth in Section 10.10 (Late Payments)) from the original due date. The examining Party will bear the full cost of such audit unless such audit reveals an underpayment by the Examined Party of more than [***]% of the amount actually due for the time period being audited, in which case the Examined Party will reimburse the examining Party for the reasonable audit fees for such examination. To the extent that an audit hereunder reveals an overpayment by the Examined Party to the examining Party, the Examined Party may credit such overpayment against amounts due to the examining Party under this Agreement.
10.12	Taxes.
10.12.1	Taxes on Income; Payments Free of Taxes. Except as set forth in this Section 10.12 (Taxes) or Section 10.13 (VAT Credits), each Party will be solely responsible for the payment of any and all income Taxes levied on account of all payments it receives under this Agreement. Any and all payments due to Kiniksa from Partner pursuant to this Agreement will be paid without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law requires the deduction or withholding of any Tax from any such payment, then Partner (or its applicable withholding agent) will be entitled to make such deduction or withholding and Partner will increase the amount of such payment due to Kiniksa under this Agreement upon which such Tax is due as may be necessary so that the net amount Kiniksa receives after making any payments in respect of any such Tax is an amount equal to the sum that it would have received had (i) no such deduction or withholding been required to be made on such amount and (ii) no other Taxes been imposed on any additional amounts payable to Kiniksa. Each Royalty Report will show the amounts of Taxes due and paid by Partner with respect to payments made by Partner to Kiniksa during such Calendar Quarter. The amount of the invoice provided by Kiniksa to Partner must include the withholding income tax amount paid by Partner and the amount actually received by Kiniksa, even if Kiniksa only receives the net amount payable in accordance with this Agreement.

10.12.2	Tax Cooperation. The Parties agree to cooperate with one another in accordance with Applicable Law and use reasonable efforts to minimize Tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by each Party to the other Party under this Agreement. To the extent either Party (the “Paying Party”) is required to deduct and withhold Taxes on any payment to the other Party (the “Recipient”), the Paying Party will (a) pay the full amount of such Taxes to the proper Governmental Authority in a timely manner, and (b) promptly transmit to the Recipient an official tax certificate or other evidence of such payment sufficient to enable the Recipient to claim such payment of Taxes on the Recipient’s applicable tax returns. The Paying Party will provide the Recipient with advance notice prior to withholding any Taxes from payments payable to the Recipient and will provide the Recipient with a commercially reasonable period of time to claim an exemption or reduction in otherwise applicable Taxes. The Recipient will provide the Paying Party any tax forms that may be reasonably necessary in order for the Paying Party to not withhold Tax or to withhold Tax at a reduced rate under an applicable bilateral income tax treaty, to the extent the Paying Party is legally able to do so. The Recipient will use reasonable efforts to provide any such tax forms to the Paying Party in advance of the due date. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding Taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Paying Party if the Paying Party is the Party bearing such withholding Tax under this Section 10.12 (Taxes). To the extent that Kiniksa recovers any Taxes withheld by Partner or receives Tax credits that would otherwise have reduced the amount by which Partner had to increase the payment to Kiniksa under Section 10.12.1 (Taxes on Income; Payments Free of Taxes) if such withholding recovery or receipt of Tax credit been realized at the time of payment to Kiniksa, then Partner will receive a credit for such amount, which credit Partner may set off against future payments of amounts due to Kiniksa hereunder. In addition, the Parties will cooperate in accordance with Applicable Law to minimize indirect Taxes (such as VAT, sales tax, consumption tax, and other similar Taxes) in connection with this Agreement. In the event of any inconsistency between this Section 10.12 (Taxes) and Section 10.13 (VAT Credits), Section 10.13 (VAT Credits) will take precedence.
10.12.3	Changes in Domicile. Notwithstanding any provision to the contrary in this Agreement, if the Paying Party assigns, transfers or otherwise disposes of some or all of its rights and obligations to any Person and if, as a result of such action, the withholding or deduction of Tax required by Applicable Law with respect to payments under this Agreement is increased, then any amount payable to the Recipient under this Agreement will be increased to take into account such withheld Taxes as may be necessary so that, after making all required withholdings (including withholdings on the withheld amounts), the Recipient receives an amount equal to the sum it would have received had no such withholding been made.
10.12.4	Returns. All transfer, documentary, sales, use, stamp, registration, and other such Taxes, and any conveyance fees, recording charges, and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated hereby, if any, will be borne and paid by the Paying Party. The Paying Party will prepare and timely file all tax returns required to be filed in respect of any such Taxes. The Parties will reasonably cooperate in accordance with Applicable Law to minimize transfer Taxes in connection with this Agreement.

10.13	VAT Credits. All payments due to Kiniksa from Partner pursuant to this Agreement will be paid without any deduction for any VAT that Partner may be required to collect or pay to any tax authorities in the Territory. Kiniksa will use reasonable efforts to assist Partner to minimize and obtain all available exemptions from such VAT, but if applicable, Partner will pay any such VAT to the proper taxing authorities upon receipt of a valid VAT invoice (where such invoice is required under local VAT laws). If Partner is required to pay or Kiniksa is required to report or pay any such VAT, then Partner will increase the amount of any and all payments under this Agreement upon which such VAT is due as may be necessary so that the net amount Kiniksa receives after making any payments in respect of any such VAT is an amount equal to the sum that it would have received had (i) no such VAT been required to be paid on such amount and (ii) no other Taxes been imposed on any additional amounts payable to Kiniksa. Partner will promptly provide to Kiniksa applicable receipts evidencing payment of such VAT and other documentation reasonably requested by Kiniksa. To the extent that Kiniksa recovers any VAT paid in connection with any payment made by Partner hereunder, then Partner will receive a credit for such refunded or recovered VAT amount, which credit Partner may set off against future payments of amounts due to Kiniksa hereunder.
Article 11
CONFIDENTIALITY; PUBLICATION
11.1	Duty of Confidence. Subject to the other provisions of this Article 11 (Confidentiality; Publication):
11.1.1	except to the extent expressly authorized by this Agreement, all Confidential Information of a Party (the “Disclosing Party”) will be maintained in confidence and otherwise safeguarded, and not published or otherwise disclosed, by the other Party (the “Receiving Party”) and its Affiliates for the Term and for [***] years thereafter;
11.1.2	the Receiving Party will treat all Confidential Information provided by the Disclosing Party at a minimum, with the same degree of care as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care;
11.1.3	the Receiving Party may only use any Confidential Information of the Disclosing Party for the purposes of performing its obligations or exercising its rights under this Agreement;
11.1.4	a Receiving Party may disclose Confidential Information of the Disclosing Party to: (a) such Receiving Party’s Affiliates, licensees, and Sublicensees; and (b) employees, directors, officers, agents, contractors, consultants, attorneys, accountants, banks, investors, and advisors of the Receiving Party and its Affiliates, licensees, and Sublicensees, in each case ((a) and (b)), to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound by legally enforceable obligations of confidentiality and non-use with respect to the Disclosing Party’s Confidential Information no less stringent than the confidentiality and non-use obligations set forth in this Agreement. Each Party will remain responsible for any failure by its Affiliates, licensees, and Sublicensees, and its and its Affiliates’, licensees’, and Sublicensees’ respective employees, directors, officers, agents, contractors, consultants, attorneys, accountants, banks, investors, and advisors, in each case, to treat such Confidential Information as required under this Section 11.1 (Duty of Confidence) (as if such Affiliates, licensees, Sublicensees, employees, directors, officers, agents, contractors, consultants, attorneys, accountants, banks, investors, and advisors were Parties directly bound to the requirements of this Section 11.1 (Duty of Confidence)); and

11.1.5	each Party will promptly notify the other Party of any misuse or unauthorized disclosure of the other Party’s Confidential Information.
11.2	Confidential Information. The Kiniksa Know-How will be the Confidential Information of Kiniksa notwithstanding the fact that such information may be developed or invented and disclosed to Kiniksa by Partner. The Partner Know-How will be the Confidential Information of Partner. The Joint Collaboration Know-How will be the Confidential Information of both Parties. Except as provided in Section 11.4 (Authorized Disclosures) and Section 11.7 (Publicity; Use of Names), neither Party nor its Affiliates may disclose the existence or the terms of this Agreement.
11.3	Exemptions. Information of a Disclosing Party will not be Confidential Information of such Disclosing Party to the extent that the Receiving Party can demonstrate through competent evidence that such information:
11.3.1	is known by the Receiving Party or any of its Affiliates without an obligation of confidentiality at the time of its receipt from the Disclosing Party, and not through a prior disclosure by or on behalf of the Disclosing Party, as documented by the Receiving Party’s business records;
11.3.2	is generally available to the public before its receipt from the Disclosing Party;
11.3.3	became generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party and other than through any act or omission of the Receiving Party or any of its Affiliates or disclosees in breach of this Agreement;
11.3.4	is subsequently disclosed to the Receiving Party or any of its Affiliates without obligation of confidentiality by a Third Party who may rightfully do so and is not under a conflicting obligation of confidentiality to the Disclosing Party; or
11.3.5	is developed by the Receiving Party or any of its Affiliates independently and without use of or reference to any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

No combination of features or disclosures will be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

11.4	Authorized Disclosures.
11.4.1	Permitted Circumstances. Notwithstanding the obligations set forth in Section 11.1 (Duty of Confidence), a Party may disclose the other Party’s Confidential Information (including this Agreement and only the specifically relevant terms herein) to the extent such disclosure is reasonably necessary in the following situations:
(a)	disclosure to comply with the terms of any Third Party IP Agreement;
(b)	(i) the Patent Prosecution or enforcement of Kiniksa Patent Rights, Kiniksa Manufacturing Patent Rights, or Partner Collaboration Patent Rights, in each case, as contemplated by this Agreement; or (ii) in connection with regulatory filings and other filings with Governmental Authorities (including Regulatory Authorities), as necessary for the Exploitation of the Licensed Product;
(c)	disclosure of this Agreement, its terms, and the status and results of Exploitation of the Licensed Product to actual or bona fide potential investors, acquirers, (sub)licensees, lenders, and other financial or commercial partners (including in connection with any royalty monetization transaction), and their respective attorneys, accountants, banks, investors, and advisors, solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, (sub)license, debt transaction, or collaboration; provided that, in each such case, on the condition that such Persons are bound by obligations of confidentiality and non-use at least as stringent as those set forth Article 11 (Confidentiality; Publication) or otherwise customary for such type and scope of disclosure any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed;
(d)	such disclosure is required to comply with Applicable Law (whether generally or in pursuit of an application for listing of securities) including the United States Securities and Exchange Commission, or equivalent foreign agency or regulatory body, or otherwise required by judicial or administrative process, provided that in each such event, as promptly as reasonably practicable and to the extent not prohibited by Applicable Law or judicial or administrative process, such Party will notify the other Party, unless a shorter time period is required by Applicable Law, no later than [***] Business Days in advance of such required disclosure and provide a draft of the disclosure to the other Party reasonably in advance of such filing or disclosure for the other Party’s review and comment. The non-disclosing Party will provide any comments as soon as practicable, and the disclosing Party will consider any reasonable, timely comments provided by the non-disclosing Party; provided that the disclosing Party may or may not accept such comments in its sole discretion. Confidential Information that is disclosed in order to comply with Applicable Law or by judicial or administrative process pursuant to this Section 11.4.1(d) (Permitted Circumstances), in each case, will remain otherwise subject to the confidentiality and non-use provisions of this Article 11 (Confidentiality; Publication) with respect to the Party disclosing such Confidential Information, and such Party will take all steps reasonably necessary, including seeking of confidential treatment or a protective order for a period of at least [***] years (to the extent permitted by Applicable Law or Governmental Authority), to ensure the continued confidential treatment of such Confidential Information, and each Party will be responsible for its own legal and other external costs in connection with any such filing or disclosure pursuant to this Section 11.4.1(d) (Permitted Circumstances); or
(e)	disclosure pursuant to Section 6.8 (Notice of Regulatory Action), Section 11.6 (Publication and Listing of Clinical Trials), and Section 11.7 (Publicity; Use of Name).
11.4.2	Confidential Treatment. Notwithstanding any provision to the contrary set forth in this Agreement, in each case of a disclosure to be made pursuant to Section 11.4.1(d) (Permitted Circumstances), where some or all of the terms of this Agreement are to be disclosed, Kiniksa will, to the extent reasonably possible, provide to Partner a redacted version of this

Agreement to be made in connection with any such disclosure and Partner will not disclose or provide any other redacted version hereof, unless such version has been approved in writing by Kiniksa, not to be unreasonably withheld, conditioned, or delayed. Subject to the foregoing, but notwithstanding any other provision to the contrary set forth in this Agreement, if a Party is required or permitted to make a disclosure of the other Party’s Confidential Information pursuant to Section 11.4.1 (Permitted Circumstances), then it will, to the extent not prohibited by Applicable Law or judicial or administrative process, except where impracticable, give reasonable advance notice to the other Party of such proposed disclosure and use reasonable efforts to secure confidential treatment of such information and will only disclose that portion of Confidential Information that is legally required to be disclosed as advised by its legal counsel. In any event, each Party agrees to take all reasonable action to avoid disclosure of Confidential Information of the other Party hereunder.
11.5	Publications. Partner will not publicly present or publish any Clinical Trial data, non-clinical or preclinical data, or any associated results or conclusions generated by or on behalf of Partner pursuant to this Agreement (each such proposed presentation or publication, a “Publication”) without Kiniksa’s prior written consent, not to be unreasonably withheld, and subject to the additional limitations set forth in this Section 11.5 (Publications) and Section 11.6 (Publication and Listing of Clinical Trials). If Partner desires to publicly present or publish a Publication in accordance with the foregoing sentence, then Partner will provide Kiniksa (including the Alliance Manager and all Kiniksa members of the JSC) with a copy of such proposed Publication to review, discuss, and determine whether to approve at least [***] days prior to the earlier of its presentation or intended submission for publication (such applicable period, the “Review Period”). Partner will not submit or present any Publication until (a) Kiniksa has approved such Publication or provided written comments thereon, in each case, during such Review Period, or (b) the applicable Review Period has elapsed without approval or written comments from Kiniksa, in which case Partner may proceed and the Publication will be considered approved in its entirety. If Partner receives written comments from Kiniksa on any Publication during the applicable Review Period, then it will incorporate such comments where appropriate. Notwithstanding any provision to contrary set forth in this Agreement, Partner will (i) delete any Confidential Information of Kiniksa that Kiniksa identifies for deletion in Kiniksa’s written comments, (ii) delete any Clinical Trial data, results, conclusions, or other related information for the Licensed Product, the publication of which Kiniksa determines, in its sole discretion, could conflict with Kiniksa’s global publication strategy with respect to the Licensed Product, and (iii) delay such Publication for a period of up to an additional [***] days after the end of the applicable Review Period to enable Kiniksa to draft and file one or more patent applications with respect to any subject matter to be made public in such Publication. Partner will provide Kiniksa a copy of the Publication at the time of the submission or presentation thereof. Partner agrees to acknowledge the contributions of Kiniksa and the employees of Kiniksa, in each case, in all Publications as scientifically appropriate. In addition, Kiniksa agrees to acknowledge the contributions of Partner and the employees of Partner, in each case, in all presentations and publications as scientifically appropriate to the extent related to any Global Clinical Trials in which Partner assists in the enrollment of patients from the Territory. Partner will require its Affiliates and Sublicensees to comply with the obligations of this Section 11.5 (Publications) as if they were Partner, and Partner will be liable for any non-compliance of such Persons.
11.6	Publication and Listing of Clinical Trials. With respect to the listing of Clinical Trials or the publication of Clinical Trial results for the Licensed Product and to the extent applicable to a Party’s activities conducted under this Agreement, each Party will comply with (a) the Pharmaceutical

Research and Manufacturers of America (PhRMA) Guidelines on the listing of Clinical Trials and the Publication of Clinical Trial results, and (b) any Applicable Law or applicable court order, stipulations, consent agreements, and settlements entered into by such Party. The Parties agree that any such listings or publications made pursuant to this Section 11.6 (Publication and Listing of Clinical Trials) will be considered a Publication for purposes of this Agreement and will be subject to Section 11.5 (Publications).
11.7	Publicity; Use of Names.
11.7.1	Press Release. The Parties will each issue a press release announcing this Agreement, as set forth on Schedule 11.7.1(a) (Kiniksa Press Release) and Schedule 11.7.1(b) (Partner Press Release), to be issued by the Parties on such date and time as may be agreed by the Parties. Other than the press releases set forth on Schedule 11.7.1(a) (Kiniksa Press Release) and Schedule 11.7.1(b) (Partner Press Release) and the public disclosures permitted by this Section 11.7 (Publicity; Use of Names), and Section 11.4 (Authorized Disclosures), the Parties agree that except as permitted under Section 11.7.2 (Disclosures by the Parties), the portions of any other news release or other public announcement relating to this Agreement or the performance hereunder that would disclose information other than that already in the public domain will first be reviewed and approved by both Parties (with such approval not to be unreasonably withheld, conditioned, or delayed).
11.7.2	Disclosures by the Parties.
(a)	Notwithstanding any provision to the contrary set forth in this Agreement, Kiniksa or its designees may publicly disclose (in written, oral, or other form): (a) the achievement of Milestone Events under this Agreement (including the amount, payment, and timing of any such Milestone Event); (b) the commencement, completion, material data, or key results of any Global Clinical Trials or Territory-Specific Clinical Trials for the Licensed Product conducted under this Agreement; (c) any information relating to any Global Clinical Trial, including the commencement, completion, material data, or key results; and (d) the receipt of Regulatory Approval or Reimbursement Approval for the Licensed Product.
(b)	Notwithstanding any provision to the contrary set forth in this Agreement, Partner its designees may publicly disclose (in written, oral, or other form): (a) the achievement of Milestone Events under this Agreement (including the amount, payment, and timing of any such Milestone Event); (b) with Kiniksa’s prior written approval, the commencement, completion, material data, or key results of any Global Clinical Trials as it relates to the Territory or Territory-Specific Clinical Trials for the Licensed Product conducted under this Agreement; (c) with Kiniksa’s prior written approval, any other information relating to any Global Clinical Trial as it relates to the Territory, including the commencement, completion, material data, or key results; and (d) the receipt of Regulatory Approval or Reimbursement Approval within the Territory for the Licensed Product.
11.7.3	Use of Names. Other than the press releases set forth on Schedule 11.7.1(a) (Kiniksa Press Release) and Schedule 11.7.1(b) (Partner Press Release) and the use of names in public disclosures permitted by Section 11.4 (Authorized Disclosures), the Parties agree that except as permitted under Section 11.7.2 (Disclosures by the Parties), each Party’s use of other Party’s name and logo in presentations, its website, collateral materials, and corporate overviews to describe the collaboration relationship, as well as in taglines of press releases issued pursuant to this Section 11.7 (Publicity; Use of Names) will first be reviewed and approved by both Parties (with such approval not to be unreasonably withheld, conditioned, or delayed). Except as permitted under this Section 11.7 (Publicity; Use of Names) or with the prior express written permission of the other Party, neither Party will use the name, trademark, trade name, or logo of the other Party or its Affiliates or their respective employees in any publicity, promotion, news release, or disclosure relating to this Agreement or its subject matter except as may be required by Applicable Law. Each Party will use the other Party’s corporate name in all publicity relating to this Agreement, including the initial press release and all subsequent press releases. Partner will include explanatory text such as “Licensed from Kiniksa” in all publicity, promotion, news releases, or disclosures relating to the Licensed Product or such other similar text provided by Kiniksa and reasonably acceptable to Partner.
11.7.4	Repeated Disclosures. The Parties agree that after (a) the issuance of a disclosure or press release made in accordance with Section 11.7.1 (Press Release) or Section 11.4 (Authorized Disclosures), (b) the use of the other Party’s name or logo by a Party in presentations, its website, collateral materials, or corporate overviews to describe the collaboration relationship in accordance with Section 11.7.3 (Use of Names), or (c) use of the other Party’s name or logo by a Party in any taglines of press releases issued pursuant to Section 11.7.1 (Press Release) or Section 11.4 (Authorized Disclosures), in each case ((a) – (c)), the disclosing Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent and approval so long as the information in such press release, other public announcement, or other materials remains true, correct, and the most current information with respect to the subject matters set forth therein. Similarly, after a Publication has been made available to the public, each Party may post such Publication or a link to it on its corporate website (or any website managed by such Party in connection with a Clinical Trial for the Licensed Product, as appropriate) without the prior written consent of the other Party, so long as the information in such Publication remains true, correct, and the most current information with respect to the subject matters set forth therein. Notwithstanding any provision to the contrary set forth in this Agreement, neither Party will use the other Party’s corporate name in such manner that the distinctiveness, reputation, and validity of any trademarks and corporate or trade names of such other Party will not be impaired, and consistent with best practices used by such other Party for its other collaborators.
Article 12
REPRESENTATIONS, WARRANTIES, AND COVENANTS
12.1	Representations and Warranties of Each Party. Each Party represents and warrants to the other Party as of the Effective Date as follows:
12.1.1	It (a) is a corporation or limited company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; (b) has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder, including the legal right to grant the licenses granted by it hereunder in accordance with the terms of this Agreement; and (c) has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder.

12.1.2	It has not been Debarred/Excluded and no proceeding that could result it in being Debarred/Excluded is pending, and neither it nor any of its Affiliates has used, in any capacity in the performance of obligations relating to the Licensed Product, any employee, Subcontractor, consultant, agent, representative, or other Person who has been Debarred/Excluded.
12.1.3	All consents, approvals, and authorizations from all Governmental Authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained.
12.1.4	This Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any Applicable Law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it.
12.2	Representations and Warranties of Kiniksa. Kiniksa represents and warrants to Partner as of the Effective Date as follows:
12.2.1	It has the right under the Kiniksa Technology to grant to Partner the licenses set forth in this Agreement, and it has not granted any license or other right under the Kiniksa Technology that is inconsistent with the licenses granted to Partner hereunder.
12.2.2	With respect to any such Kiniksa Patent Right identified on Schedule 1.104 (Kiniksa Patent Rights) as being owned by Kiniksa, Kiniksa owns all rights, title, and interests in and to such Kiniksa Patent Rights.
12.2.3	Except as otherwise disclosed to Partner in writing, there is no pending or, to Kiniksa’s Knowledge, threatened litigation, nor has Kiniksa received any written notice from any Third Party, asserting or alleging that the Exploitation of the Licensed Product infringes or misappropriates the intellectual property rights of such Third Party.
12.2.4	There are no pending or, to Kiniksa’s Knowledge, threatened, adverse actions, suits, or proceedings against Kiniksa or any of its Affiliates or to Kiniksa’s Knowledge, any of its licensees, sublicensees or licensors involving the Kiniksa Technology or Kiniksa Manufacturing Technology (including, to Kiniksa’s Knowledge, any action to invalidate Kiniksa Patent Rights).
12.2.5	To Kiniksa’s Knowledge, Kiniksa has not withheld from Partner any information with respect to the Kiniksa Technology that, in Kiniksa’s reasonable determination, would materially adversely affect the Development, Manufacture, or Commercialization of the Licensed Product in the Territory as contemplated under this Agreement. To Kiniksa’s Knowledge, (a) true, complete, and correct copies of all portions of Regulatory Submissions that is material for the Licensed Product in the Territory; and (b) all material adverse written information with respect to the safety of the Licensed Product have been provided or made available to Partner prior to the Effective Date. To Kiniksa’s Knowledge, the information provided by Kiniksa to Partner regarding the Kiniksa Technology is accurate, true, and correct in all material respects.
12.2.6	To Kiniksa’s Knowledge, neither Kiniksa nor any of its Affiliates have employed nor used a contractor or consultant that has employed any Person Debarred/Excluded, or any Person that is the subject of an investigation or proceeding that could result in such Person being Debarred/Excluded, in any capacity in connection with this Agreement.
12.2.7	There are no legal claims, judgments, or settlements against or owed by Kiniksa or any of its Affiliates, or pending or, to Kiniksa’s Knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, or Anti-Corruption Law violations.
12.2.8	A redacted copy of the Regeneron License Agreement has been provided to Partner prior to the date hereof. Except for the redactions in such copy, Kiniksa has provided Partner with true, complete and correct copies of the Regeneron License Agreement. Other than the Regeneron License Agreement, there are no agreements between Kiniksa and any Third Party pursuant to which Kiniksa Controls any Kiniksa Technology licensed to Partner under this Agreement.
12.2.9	The Regeneron License Agreement is a valid, binding agreement, enforceable in accordance with its terms and neither Kiniksa nor the counterparty to the Regeneron License Agreement has in writing alleged or threatened that the other party has breached the Regeneron License Agreement (which has not been cured) or, to Kiniksa’s Knowledge, threatened in writing to terminate the Regeneron License Agreement.
12.2.10	To its Knowledge, neither Kiniksa nor any of its Affiliates, or its or their directors, officers, employees, distributors, agents, representatives, sales intermediaries, or other Third Parties acting on behalf of Kiniksa or any of its Affiliates:
(a)	has taken any action in violation of any applicable Anti-Corruption Laws; or
(b)	has corruptly offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official, for the purposes of:
(i)	influencing any act or decision of any Public Official in his or her official capacity;
(ii)	inducing such Public Official to do or omit to do any act in violation of his or her lawful duty;
(iii)	securing any improper advantage; or
(iv)	inducing such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary, laboratory or medical facilities) in obtaining or retaining any business whatsoever.
12.3	Representations and Warranties of Partner. Partner represents and warrants to Kiniksa as of the Effective Date as follows:
12.3.1	No Partner Technology exists as of the Effective Date.
12.3.2	There are no Partner Patent Rights owned by or exclusively licensed to Partner or any of its Affiliates.

12.3.3	There are no legal claims, judgments, or settlements against or owed by Partner or any of its Affiliates, or pending or, to Partner’s Knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, or Anti-Corruption Law violations.
12.3.4	Partner has sufficient financial wherewithal to (a) perform all of its obligations set forth under this Agreement, and (b) meet all of its obligations that come due in the ordinary course of business.
12.3.5	Partner has, or can readily obtain, sufficient technical, clinical, and regulatory expertise to perform all of its obligations pursuant to this Agreement, including its obligations relating to Development, Manufacturing, performance of Medical Affairs, Commercialization, and obtaining Regulatory Approvals, in each case, of the Licensed Product as contemplated under this Agreement.
12.3.6	To its Knowledge, neither Partner nor any of its Affiliates, or its or their directors, officers, employees, distributors, agents, representatives, sales intermediaries, or other Third Parties acting on behalf of Partner or any of its Affiliates:
(a)	has taken any action in violation of any applicable Anti-Corruption Laws; or
(b)	has corruptly offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official, for the purposes of:
(i)	influencing any act or decision of any Public Official in his or her official capacity;
(ii)	inducing such Public Official to do or omit to do any act in violation of his or her lawful duty;
(iii)	securing any improper advantage; or
(iv)	inducing such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary, laboratory or medical facilities) in obtaining or retaining any business whatsoever.
12.3.7	Except as otherwise disclosed on Schedule 12.3 (Partner Disclosures), none of the officers, directors, or employees of Partner or of any of its Affiliates or agents acting on behalf of Partner or any of its Affiliates, in each case, that are employed or reside outside the United States, is a Public Official.
12.4	Covenants of Partner. Partner covenants to Kiniksa that:
12.4.1	Partner will conduct all Clinical Development activities for the Licensed Product solely in accordance with, and will not conduct any Clinical Development activities other than as set forth in, the applicable Territory Development Plan or Global Development Plan. Partner will conduct all Medical Affairs and Commercialization activities for the Licensed Product solely in accordance with, and will not conduct any Medical Affairs or

Commercialization activities other than as set forth in, the applicable Medical Affairs Plan or Commercialization Plan, respectively.
12.4.2	Partner will only engage Clinical Trial sites under a Global Development Plan or a Territory Development Plan that conduct all Clinical Trials in compliance with Applicable Law, including cGCP and the GCP guidelines and that are approved by the applicable Regulatory Authority in the country or region in the Territory in which such Clinical Trial site is located.
12.4.3	Partner will permit, or will cause any of its applicable Affiliates, Sublicensees, or Subcontractors to permit, Kiniksa, its Affiliates, or Representatives to visit and inspect, no more than [***] per Calendar Year any of Partner’s or its Affiliates’, Sublicensees’, or Subcontractors’ facilities that perform Pre-Clinical Development, Medical Affairs, or Commercialization of the Licensed Product (or any component thereof) upon Kiniksa’s request during normal business hours and upon no less than [***] days’ prior notice and at Kiniksa’s sole cost; provided that all such inspections will be conducted in accordance with Partner’s and its Affiliates’, Sublicensees’ or Subcontractors confidentiality requirements and on-site policies (as applicable), in each, to the extent communicated to Kiniksa in writing in advance.
12.5	Covenants of Kiniksa and Partner.
12.5.1	Compliance with Regeneron License Agreement. In the course of performing its obligations or exercising its rights under this Agreement, each Party will comply with all terms of the Regeneron License Agreement.
12.5.2	Compliance with Applicable Law. In the course of performing its obligations or exercising its rights under this Agreement, each Party will comply with all Applicable Law, including, as applicable, cGCP and cGLP, and will not employ or engage, and if so employed and engaged, will thereafter terminate any Person who has been Debarred/Excluded, or is the subject of any proceedings that could result in such Person being Debarred/Excluded.
12.5.3	Anti-Corruption. Each Party agrees, in its performance of its obligations under this Agreement, to comply, and to cause its Affiliates to comply, with all Applicable Laws, including the FCPA, U.S. Export Control Laws, and all other Anti-Corruption Laws. Each Party will not knowingly take any action that would cause the other Party to be in violation of the FCPA, U.S. Export Control Laws, or any other applicable Anti-Corruption Laws. Further, each Party will immediately notify the other Party if such Party has any information or suspicion that there may be a violation of the FCPA, U.S. Export Control Laws, or any other Anti- Corruption Law in connection with the performance of activities under this Agreement.
12.5.4	No Bribery. Each Party and its employees and agents will not, directly or indirectly through Third Parties, knowingly pay, promise, or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value, to a Public Official or entity or other person for purposes of corruptly obtaining or retaining business for or with, or directing business to, any Person, including either Party, by (a) influencing any official act, decision or omission of such Public Official or entity; (b) inducing such Public Official or entity to do or omit to do any act in violation of the lawful duty of such Public Official or entity; (c) securing any improper advantage; or (d) inducing such Public Official or entity to affect or influence any act or decision of another Public Official or entity.
12.5.5	No Kickbacks. Each Party and its employees and agents have not and will not knowingly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, excessive gift or hospitality or other illegal or unethical benefit to a customer or a Third Party customer or to a Public Official or entity. In addition, each Party and its employees and agents will ensure that no part of any payment, commission, reimbursement or fee paid by either Party pursuant to this Agreement or otherwise will be used knowingly as a corrupt payment, gratuity, emolument, bribe, kickback, excessive gift or hospitality or other illegal or unethical benefit to a customer or to a Third Party customer or to a Public Official or entity.
12.5.6	Compliance with Anti-Corruption Laws. Notwithstanding any provision to the contrary set forth in this Agreement, each Party agrees as follows:
(a)	It will, no later than [***] days following the end of each Calendar Year, verify in writing that to its Knowledge, there have been no violations of Anti-Corruption Laws by it or its Affiliates or Sublicensees, or persons employed by or Subcontractors used by it or its Affiliates or Sublicensees in the performance of this Agreement, or will provide details of any exception to the foregoing.
(b)	It will maintain records (financial and otherwise) and supporting documentation related to the subject matter of this Section 12.5.6 (Compliance with Anti-Corruption Laws) in order to document or verify compliance with the provisions of this Section 12.5.6 (Compliance with Anti-Corruption Laws), and upon request of other Party upon reasonable advance notice, will provide the other Party or its representative with access to such records for purposes of verifying compliance with the provisions of this Section 12.5.6 (Compliance with Anti-Corruption Laws).
(c)	It will promptly provide the other Party with written notice of the following events: (i) upon becoming aware of any breach or violation by the other Party of any covenant or undertaking set out in this Section 12.5.6 (Compliance with Anti-Corruption Laws); or (ii) upon receiving a formal notification that it is the target of a formal investigation by a Governmental Authority for a material Anti-Corruption Law violation or upon receipt of information from its Affiliates, agents, representatives, consultants, and Sublicensees, subcontractors hired in connection with the subject matter of this Agreement that any of them is the target of a formal investigation by a Governmental Authority for a material Anti-Corruption Law violation.
12.6	NO OTHER WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 12 (REPRESENTATIONS, WARRANTIES, AND COVENANTS), (A) NO REPRESENTATION, CONDITION, OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF KINIKSA OR PARTNER; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NON-

INFRINGEMENT. ANY INFORMATION PROVIDED BY KINIKSA OR ITS AFFILIATES IS MADE AVAILABLE ON AN “AS IS” BASIS WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS OR REGULATIONS, OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED.
12.7	Time for Claims. Except in the case of any fraud or intentional misrepresentation by a Party: (a) the representations and warranties of the Parties contained in Section 12.1 (Representations and Warranties of Each Party), Section 12.2 (Representations and Warranties of Kiniksa), and Section 12.3 (Representations and Warranties of Partner) will survive until the date that is [***] months after the Effective Date, (b) no claim may be made or suit instituted alleging breach or seeking indemnification pursuant to Article 12 (Representations, Warranties, and Covenants) for any breach of, or inaccuracy in, any representation or warranty contained in Section 12.1 (Representations and Warranties of Each Party), Section 12.2 (Representations and Warranties of Kiniksa), and Section 12.3 (Representations and Warranties of Partner) unless a written notice is provided to the Indemnifying Party at any time prior to the date that is [***] months following the Effective date, and (c) after such [***] month period, no Party may bring any claim against the other Party arising from or relating to such other Party’s breach of such representations and warranties.
Article 13
INDEMNIFICATION
13.1	By Partner. Partner will indemnify and hold harmless Kiniksa and its Affiliates, and their respective directors, officers, employees, successors, heirs and assigns, and agents (individually and collectively, the “Kiniksa Indemnitees”) from and against all Losses incurred in connection with any Third Party Claims to the extent arising from or relating to (a) the Exploitation of the Licensed Product by or on behalf of Partner or any of its Affiliates, Sublicensees, or Subcontractors, including product liability and intellectual property claims arising from such Exploitation, (b) any failure to initiate a recall or market withdrawal of the Licensed Product in the Territory, (c) the negligence or willful misconduct of Partner or any of its Affiliates, Sublicensees, or Subcontractors, (d) breach by Partner or any of its Affiliates, Sublicensees, or Subcontractors of any of Partner’s representations, warranties, covenants, or obligations set forth in or entered into pursuant to this Agreement, (e) the failure of Partner or any of its Affiliates, Sublicensees, or Subcontractors to abide by any Applicable Law, (f) any claim or demand from any employee or contractor of Partner or its Affiliate who is an inventor of any Assigned Collaboration Technology, or Joint Collaboration Technology with respect to the ownership thereof under Applicable Law in the Territory, or (g) the holding by Kiniksa of, or action by Kiniksa related to, any Regulatory Submissions, Regulatory Approvals, or Reimbursement Approvals on behalf of Partner, in each case of clauses (a) through (g) above, except to the extent such Third Party Claims arise out of a Kiniksa Indemnitee’s negligence or willful misconduct, breach of this Agreement, or failure to abide by any Applicable Law or to the extent otherwise indemnifiable by Kiniksa under Section 13.2 (Indemnification; By Kiniksa).
13.2	By Kiniksa. Kiniksa will indemnify and hold harmless Partner, its Affiliates, and their directors, officers, employees, successors, heirs and assigns, and agents (individually and collectively, the “Partner Indemnitees”) from and against all Losses incurred in connection with any Third Party Claims to the extent from or relating to (a) the Exploitation of the Licensed Product, by or on behalf of Kiniksa or any of its Affiliates, licensees (not including Partner or its Affiliates, Sublicensees, or its Subcontractors), including product liability and intellectual property claims arising from such Exploitation, and including such Exploitation after the effective date of termination of this

Agreement, (b) the negligence or willful misconduct of Kiniksa or any of its Affiliates, licensees (not including Partner or its Affiliates, Sublicensees, or its Subcontractors), Sublicensees (not including Partner or its Affiliates, Sublicensees, or Subcontractors), or Subcontractors, (c) breach by Kiniksa or any of its Affiliates, licensees (not including Partner or its Affiliates, Sublicensees, or Subcontractors), Sublicensees (not including Partner or its Affiliates, Sublicensees, or Subcontractors), or Subcontractors of any of Kiniksa’s representations, warranties, covenants, or obligations set forth in or entered into pursuant to this Agreement, (d) the failure of Kiniksa or any of its Affiliates, licensees (not including Partner or its Affiliates, Sublicensees, or Subcontractors), Sublicensees (not including Partner or its Affiliates, Sublicensees, or Subcontractors), or Subcontractors to abide by any Applicable Law, in each case of clauses (a) through (d) above, except to the extent such Third Party Claims arise out of any of a Partner Indemnitee’s negligence or willful misconduct, breach of this Agreement or failure to abide by any Applicable Law or to the extent otherwise indemnifiable by Partner under Section 13.1 (Indemnification; By Partner).
13.3	Indemnification Procedure. If either Party is seeking indemnification under Section 13.1 (Indemnification; By Partner) or Section 13.2 (Indemnification; By Kiniksa) (the “Indemnified Party”), then it will inform the other Party (the “Indemnifying Party”) of the Third Party Claim giving rise to such indemnification obligations within [***] days after receiving written notice of the Third Party Claim (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a Third Party Claim will not affect the Indemnifying Party’s indemnification obligations hereunder except to the extent the Indemnifying Party will have been actually and materially prejudiced as a result of such failure or delay to give notice). The Indemnifying Party will have the right to assume the defense of any such Third Party Claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party will cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party will have the right to participate, at its own expense and with counsel of its choice, in the defense of any Third Party Claim that has been assumed by the Indemnifying Party. Neither Party will have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent will not be unreasonably withheld, conditioned, or delayed. The Indemnifying Party will not admit liability of the Indemnified Party without the Indemnified Party’s prior written consent, which consent will not be unreasonably withheld, conditioned, or delayed. If the Parties cannot agree as to the application of Section 13.1 (Indemnification; By Partner) or Section 13.2 (Indemnification; By Kiniksa) as to any Third Party Claim, pending resolution of the Dispute pursuant to Article 16 (Dispute Resolution), then the Parties may conduct separate defenses of such Third Party Claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 13.1 (Indemnification; By Partner) or Section 13.2 (Indemnification; By Kiniksa), as applicable, upon resolution of the underlying Third Party Claim.
13.4	Insurance. Each of Kiniksa and Partner will procure and maintain during the Term of this Agreement and until the later of: (a) [***] years after termination or expiration of this Agreement, or (b) the date that all statutes of limitation covering claims or suits that may be instituted for personal injury based on the sale or use of the Licensed Product have expired, commercial general liability insurance from a minimum of “A-” AM Bests rated insurance company or insurer reasonably acceptable to the other Party, including contractual liability and product liability or clinical trials, if applicable, with coverage limits of not less than $[***] per occurrence and $[***] in the aggregate. Such policies will name the other Party and its Affiliates as additional insureds and provide a waiver of subrogation in favor of Kiniksa and its Affiliates or Partner and its Affiliates (as the case may be). Such insurance policies will be primary and non-contributing with respect to any other similar insurance policies available to Kiniksa or its Affiliates or Partner and its Affiliates (as the case may be). Each of Kiniksa and Partner will provide the other Party with evidence of such insurance promptly following execution by both Parties of this Agreement, upon a Party’s request, and prior to expiration of any one coverage. Each of Kiniksa and Partner will provide the other Party with reasonable advanced written notice prior to the cancellation or non-renewal of, or material changes in, such insurance. Such insurance will not be construed to create a limit of Kiniksa’s or Partner’s liability with respect to its indemnification obligations under this Article 13 (Indemnification).
Article 14
INTELLECTUAL PROPERTY
14.1	Inventions.
14.1.1	Ownership. As between the Parties, (a) Kiniksa will solely own all (i) Assigned Collaboration Technology, and (ii) Kiniksa Collaboration Technology, (b) Partner will solely own all Partner Collaboration Technology, and (c) the Parties will jointly own all Joint Collaboration Technology.
14.1.2	Disclosure. Partner will promptly disclose to Kiniksa all inventions within the Collaboration Know-How that it develops or invents, whether solely or jointly with others (in any event, prior to the filing of any patent application with respect to such inventions), including all invention disclosures or other similar documents submitted to Partner by its or its Affiliates’ employees, agents, or independent contractors relating thereto. Partner will also promptly respond to reasonable requests from Kiniksa for additional information relating thereto.
14.1.3	Assignment by Partner. Partner will and hereby does assign to Kiniksa all of its rights, title, and interests in and to all Assigned Collaboration Technology, and Kiniksa hereby accepts such assignment. Partner will take (and cause its Affiliates and Sublicensees, and their respective employees, agents, and contractors to take) such further actions reasonably requested by Kiniksa to evidence such assignment and to assist Kiniksa in obtaining patent and other intellectual property rights protection for inventions within the Assigned Collaboration Know-How, including executing further assignments, consents, releases, and other commercially reasonable documentation and providing good faith testimony by affidavit, declaration, in-person, or other proper means in support of any effort by Kiniksa to establish, perfect, defend, or enforce its rights in any Assigned Collaboration Technology through prosecution of governmental filings, regulatory proceedings, litigation, and other means, including through the filing, prosecution, maintenance, and enforcement of the Assigned Collaboration Technology. Partner will obligate its Affiliates, Sublicensees, and Subcontractors to assign all Assigned Collaboration Technology to Partner (or directly to Kiniksa) so that Partner can comply with its obligations under this Section 14.1.3 (Assignment by Partner), and Partner will promptly obtain such assignment. Without limitation, Partner will cooperate with Kiniksa if Kiniksa applies for U.S. or ex-U.S. patent protection for such Assigned Collaboration Technology and will obtain the cooperation of the individual inventors of any such Collaboration Technology. If Partner is unable to assign to Kiniksa any Assigned Collaboration Technology, then Partner hereby grants and agrees to grant to Kiniksa a royalty-free, fully paid-up, exclusive (even as to Partner, subject to the terms of this Agreement, including the licenses granted to Partner pursuant to Section 2.1 (License Grants to Partner)), perpetual, irrevocable license (with the right to grant sublicenses through multiple tiers) under such Assigned Collaboration Technology, as applicable, for any and all purposes.
14.1.4	Practice Under and other Use of Joint Collaboration Technology. Subject to the rights granted under and the restrictions set forth in this Agreement (including Section 2.8 (Exclusivity Covenants)), neither Party will have any obligation to account to the other Party for profits, or to obtain any approval of the other Party to license, assign, or otherwise exploit any Joint Collaboration Technology by reason of joint ownership thereof, and each Party hereby waives any right it may have under the Applicable Law of any jurisdiction to require any such approval or accounting. To the extent any further consent is required to enable a Party to so license or exploit its interest in the Joint Collaboration Technology, the other Party hereby grants such consent.
14.1.5	Employee Assignment. Partner and its Affiliates and Sublicensees performing activities or exercising rights under this Agreement will enter into with each of their respective employees legally binding and sufficient agreements or employment policies providing for the payment by Partner or its Affiliate of any reward or remuneration required under Applicable Law in a particular country or region in the Territory in consideration for the development of inventions by such employees. Without limiting the generality of the foregoing, Partner and its Affiliates will, and will cause its Sublicensees to, enter into an agreement or employment policy with each of its employees performing activities under this Agreement that (a) compels prompt disclosure to Partner (or its Sublicensee, as applicable) of all Collaboration Technology discovered or developed, invented, or filed by such employee during any performance under this Agreement; (b) automatically assigns to Partner (or its Sublicensee, as applicable) all rights, title, and interests in and to all Collaboration Technology, and requires each employee to execute all documents and take such other actions as may be necessary to effectuate such assignment; (c) includes an invention and patent reward and remuneration policy providing for the payment by Partner of any reward or remuneration required under Applicable Law in such country or region in consideration for the development of inventions by such employees that is legally sufficient under Applicable Law in the applicable country or region in the Territory; and (d) includes a waiver of pre-emption rights under any Applicable Law in such country or region, including in the case of an employee in the PRC, Article 326 of the Contract Law of the PRC to the effect that the employee will confirm that he/she will not have any right or claim with respect to any Collaboration Technology derived from his/her work, except for the reward and remuneration he/she is entitled to under the invention and patent reward and remuneration policy.
14.1.6	Payments in Consideration of Assignments of Intellectual Property.
(a)	Payment by Kiniksa. In consideration of the assignment by Partner to Kiniksa of all Assigned Collaboration Technology, Kiniksa will pay to Partner a one-time payment of [***] which payment will be payment in-full for the assignment of all Assigned Collaboration Technology hereunder, regardless of how many patent applications are filed or patents are issued Covering the Assigned Collaboration Know-How. Kiniksa will notify Partner of Kiniksa’s filing of the first patent application claiming any Assigned Collaboration Know-How with respect to which an employee of Partner is an inventor. Promptly thereafter, Partner will invoice Kiniksa for the foregoing amount, and Kiniksa will pay the undisputed invoiced amounts within [***] days after the date of such invoice. The Parties expressly acknowledge that the foregoing amount is reasonable compensation paid in consideration of the assignments of Assigned Collaboration Technology contemplated under this Agreement and is sufficient to satisfy the requirements under Applicable Law in the Territory regarding amounts to be paid in consideration of the assignment of intellectual property rights by Persons domiciled in the PRC to Persons domiciled outside of the PRC.
(b)	Reward and Remuneration Payments to Partner Employees. As between the Parties, Partner will be solely responsible for the payment of, and Partner will pay, any rewards and remuneration for inventions and technical achievements required by Applicable Law to be paid to its employees for the development or invention of any Collaboration Technology, regardless of the form of such payment (including, for example, as a royalty). Notwithstanding any provision to the contrary in this Agreement, no payment made by Partner pursuant to Section 14.1.3 (Assignment by Partner) as reward or remuneration for any employee invention may be used as a credit against, or may otherwise reduce, any payment owed by Partner to Kiniksa under this Agreement.
14.2	CREATE Act. Notwithstanding any provision to the contrary set forth in this Agreement, Partner may not invoke the Cooperative Research and Technology Enhancement Act, 35 U.S.C. § 102(c) (the “CREATE Act”) when exercising its rights under this Agreement without the prior written approval of Kiniksa. If Partner intends to invoke the CREATE Act, then it will notify Kiniksa and if agreed by the Parties, Kiniksa will cooperate and coordinate its activities with Partner with respect to any filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.
14.3	Patent Prosecution.
14.3.1	Kiniksa Patent Rights and Kiniksa Manufacturing Patent Rights.
(a)	Right to Prosecute. As between the Parties, Kiniksa or its Affiliate will have the first right, in its sole discretion, to control the Patent Prosecution of all Kiniksa Patent Rights throughout the world. Partner will obtain any necessary assignment documents for Kiniksa with respect to the Patent Prosecution of such Patent Rights, will render all signatures that will be necessary for such patent filings, and will assist Kiniksa or its Affiliate in all other reasonable ways that are necessary for the issuance of such Patent Rights as well as for the Patent Prosecution of such Patent Rights. Partner will be responsible for [***]% of the reasonable out-of-pocket costs incurred by or on behalf of Kiniksa or its Affiliate with respect to the Patent Prosecution of such Patent Rights in the Territory, and will reimburse Kiniksa for such costs within [***] days after receiving an invoice with reasonable supporting documentation for such costs.
(b)	Review and Consult. Kiniksa will consult with Partner and keep Partner reasonably informed regarding the Patent Prosecution of the Kiniksa Patent Rights in the Territory and will provide Partner with substantive correspondence received from any patent authority in the Territory in connection therewith no later than [***] days after Kiniksa’s receipt thereof. In addition, Kiniksa will provide Partner with drafts (in English) of proposed substantive filings in the Territory and correspondence to any patent authority in the Territory in connection with the

Patent Prosecution of the Kiniksa Patent Rights in the Territory for Partner’s review and comment prior to the submission of such proposed filings and correspondence, which comments (if any) Partner must provide no later than [***] Business Days after receipt of the applicable filing or correspondence. Further, Kiniksa will notify Partner of any decision to cease Patent Prosecution of any Kiniksa Patent Rights in the Territory. Kiniksa will consider Partner’s reasonable comments on Patent Prosecution, but will have final decision-making authority under this Section 14.3.1(b) (Review and Consult). The Parties, through their respective IP counsels, will discuss the strategy for the portfolio of Patent Rights Covering the Licensed Product in the Territory.
(c)	Abandonment. If Kiniksa or its Affiliate decides that it is no longer interested in the Patent Prosecution of a particular Kiniksa Patent Right in the Territory during the Term, then, unless Kiniksa or its Affiliate has a strategic rationale for ceasing such Patent Prosecution or such Patent Prosecution is otherwise inconsistent with any Third Party IP Agreement, it will provide written notice to Partner of such decision at least [***] days prior to the date that such the applicable Patent Right will become abandoned. To the extent consistent with the rights granted to Kiniksa or its Affiliate under any Third Party IP Agreement, Partner may, upon written notice to Kiniksa, cause Kiniksa or its Affiliate not to cease the Patent Prosecution of any such Patent Right with respect to which Kiniksa or its Affiliate does not have a strategic rationale for the abandonment thereof.
(d)	Manufacturing Patent Rights. As between the Parties, Kiniksa or its Affiliate will have the sole right to control the Patent Prosecution of the Kiniksa Manufacturing Patent Rights worldwide, including in the Territory at Kiniksa’s sole cost and expense.
14.3.2	Partner Collaboration Patent Rights.
(a)	Right to Prosecute. As between the Parties, Partner will have the right to control the Patent Prosecution of all Partner Collaboration Patent Rights throughout the world. Partner will be responsible for [***]% of the costs and expenses incurred with respect to the Patent Prosecution of such Patent Rights throughout the world.
(b)	Review and Consult. Partner will consult with Kiniksa and keep Kiniksa reasonably informed regarding the Patent Prosecution of the Partner Collaboration Patent Rights and will provide Kiniksa with all substantive correspondence received from any patent authority in connection therewith. In addition, Partner will provide Kiniksa with drafts of all proposed substantive filings and correspondence to any patent authority in connection with the Patent Prosecution of the Partner Collaboration Patent Rights for Kiniksa’s review and comment at least [***] days prior to the submission of such proposed filings and correspondence, which comments (if any) Kiniksa must provide no later than [***] Business Days after receipt of the applicable filing or correspondence. Further, Partner will notify Kiniksa of any decision to cease Patent Prosecution of any Partner Collaboration Patent Rights. Partner will consider Kiniksa’s reasonable comments on Patent Prosecution and will incorporate such comments where appropriate.

(c)	Abandonment. If Partner decides that it is no longer interested in continuing the Patent Prosecution of a particular Partner Collaboration Patent Right during the Term, then, unless Partner has a strategic rationale for ceasing such Patent Prosecution, it will provide written notice to Kiniksa of such decision at least [***] days prior to the date on which such Patent Right will become abandoned. Kiniksa or its Affiliate may, upon written notice to Partner, cause Partner not to cease such Patent Prosecution of such Partner Collaboration Patent Right with respect to which Partner does not have a strategic rationale for the abandonment thereof. In such event, Kiniksa will be responsible for [***]% of the costs and expenses of the Patent Prosecution of such Patent Right.
14.3.3Joint Collaboration Patent Rights.  During the Term, the Parties and their respective patent counsel will jointly determine the strategy for the Patent Prosecution of any Joint Collaboration Patent Right.  Each Party will conduct its activities with respect to Patent Prosecution of any Joint Collaboration Patent Right in a reasonable manner that does not unduly prejudice the rights of the other Party in the other Party’s territory, and each Party will provide all assistance reasonably requested by the other Party in relation to the Patent Prosecution of the Joint Collaboration Patent Rights in the other Party’s territory.
14.4	Patent Enforcement.
14.4.1	Notice. Each Party will notify the other within [***] days after becoming aware of any suspected or actual infringement by a Third Party product in the Territory of any of the (a) Kiniksa Patent Rights in the Territory, (b) Kiniksa Manufacturing Patent Rights in the Territory, or (c) Partner Collaboration Patent Rights in the Territory, and, in each case, any related declaratory judgment or equivalent action alleging the invalidity, unenforceability, or non-infringement of such Patent Rights (collectively “Kiniksa Patent Right Infringement”). Each Party will also notify the other Party within [***] days after becoming aware of any alleged or threatened infringement by a Third Party of any Kiniksa Patent Right, Kiniksa Manufacturing Patent Right, or Partner Collaboration Patent Right that adversely affects or is expected to adversely affect the Licensed Product outside of the Territory, including any related declaratory judgment or equivalent action alleging the invalidity, unenforceability or non-infringement of any such Patent Rights (an “Ex-Territory Infringement”). For clarity, Kiniksa Patent Right Infringement and Ex-Territory Infringement each exclude any adversarial Patent Prosecution proceedings.
14.4.2	Enforcement Rights.
(a)	First Right and Step-In for Kiniksa Patent Right Infringement.
(i)	Kiniksa Sole Right. Except as expressly provided in this Section 14.4.2 (Enforcement Rights), Kiniksa or its Affiliate will have the sole right, in its discretion, to bring and control any legal action to enforce Kiniksa Patent Rights and Kiniksa Manufacturing Patent Rights.
(ii)	Kiniksa First Right. Kiniksa or its Affiliate will have the first right, in its discretion, to bring and control any legal action to enforce a Kiniksa Patent Rights against any Kiniksa Patent Right Infringement related a product of a Third Party that is competitive with the Licensed Product in the Territory (a “Competitive Infringement”) as it reasonably determines appropriate, and Kiniksa will consider the interests of Partner in such enforcement of such Kiniksa Patent Right against any Competitive Infringement in the Territory.
(iii)	Partner First Right. Partner will have the first right to bring and control any legal action to enforce the Partner Collaboration Patent Rights against any Competitive Infringement in the Territory as it reasonably determines appropriate, and Partner will consider the interests of Kiniksa in such enforcement of the Partner Collaboration Patent Rights against such Competitive Infringement.
(iv)Joint Collaboration Patent Rights. The Parties and their respective patent counsel will jointly determine which Party will have the first right to bring and control any legal action to enforce the Joint Collaboration Patent Rights against any Competitive Infringement in the Territory.
(v)	Step-In Rights. The Party with the first right to bring and control any legal action to enforce the Kiniksa Patent Rights or Partner Collaboration Patent Rights, as applicable, pursuant to Section 14.4.2(a)(ii) (Kiniksa First Right) or Section 14.4.2(a)(iii) (Partner First Right) will be referred to herein as the “Controlling Party.” If the Controlling Party or its designee fails to abate such Competitive Infringement in the Territory or to file an action to abate such Competitive Infringement in the Territory within [***] months after a written request from the other Party to do so, or if the Controlling Party discontinues the prosecution of any such action after filing without abating such infringement, then, in either case, to the extent consistent with the rights granted to Kiniksa or its Affiliate under any Third Party IP Agreement, the other Party will have the right to enforce the applicable Patent Rights against such Competitive Infringement (A) with respect to Kiniksa as the non-Controlling Party, both in and outside of the Territory, or (B) with respect to Partner as the non-Controlling Party, only in the Territory, in each case ((A) and (B)) as such non-Controlling Party reasonably determines appropriate, provided that (1) the Controlling Party does not provide reasonable rationale for not doing so or continuing to do so (including a substantive concern regarding counter-claims by the infringing Third Party), and (2) the other Party will not enter into any settlement admitting the invalidity of, or otherwise impairing, any such Patent Rights without the prior written consent of the Controlling Party. In addition, Partner may not enter into any settlement related to any Competitive Infringement, or otherwise, that grants any licenses under Kiniksa Patent Rights or Joint Collaboration Patent Rights or binds Kiniksa to any monetary settlements.
14.4.3	Cooperation. At the request of the Party bringing an action related to infringement of any Kiniksa Patent Right or Partner Collaboration Patent Right in accordance with this Section 14.4 (Patent Enforcement) either inside or outside the Territory, the other Party will provide reasonable assistance reasonably requested by the enforcing Party in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery, and joining as a party to the action if required by Applicable Law to pursue such action.

14.4.4	Recoveries. Any recoveries resulting from an enforcement action relating to a Competitive Infringement in the Territory will be first applied against payment of each Party’s costs and expenses in connection therewith. Any such recoveries in excess of such costs and expenses will be split as follows: (a) [***]% will be paid to the Party initiating such suit, action, or proceeding and (b) [***]% will be paid to the non-initiating Party.
14.5	Infringement of Third Party Rights.
14.5.1	Notice. If the Licensed Product used or sold by Partner or its Affiliates or Sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent Right or other rights in the Territory that are owned or controlled by such Third Party, then Partner will promptly notify Kiniksa within [***] Business Days after receipt of such claim or assertion and will include in such notice a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. Thereafter, the Parties will promptly meet to consider the claim or assertion and the appropriate course of action and may, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute. The Parties will assert and not waive the joint defense privilege with respect to any communications between the Parties in connection with the defense of such claim or assertion.
14.5.2	Defense. Partner will be solely responsible for the defense of any such infringement claims brought against Partner, at Partner’s cost and expense; provided that Partner will not agree to any settlement, consent to judgment, or other voluntary final disposition in connection with such defense action without Kiniksa’s prior written consent if such settlement, consent to judgment, or other voluntary final disposition would (a) result in the admission of any liability or fault on behalf of Kiniksa or any of its Affiliates, (b) result in or impose any payment obligations upon Kiniksa or any of its Affiliates, or (c) subject Kiniksa or any of its Affiliates to an injunction or otherwise limit Kiniksa’s or any of its Affiliates’ ability to take any actions or refrain from taking any actions under this Agreement or with respect to the Licensed Product or the Third Party’s Patent Rights or other rights. Partner will keep Kiniksa informed on the status of such defense action, and Kiniksa or its Affiliate will have the right, but not the obligation, to participate and be separately represented in such defense action at its sole option and at its own expense.
14.6	Patent Listings. With respect to patent listings in any patent listing system established by any applicable Regulatory Authority in a region in the Territory or under Applicable Law, including, (a) in the PRC, under Article 76 of the Patent Law of the PRC and its implementing measures and interpretations promulgated by relevant PRC Governmental Authorities, including the National Medical Products Administration (NMPA), the China National Intellectual Property Administration (CNIPA), and the Supreme People’s Court, and (b) other equivalents thereof in the Territory, for Kiniksa Patent Rights or Collaboration Patent Rights Covering the Licensed Product, the Parties will discuss and agree which Patent Rights to list in such patent listing in such region (the “Listing Patent Rights”) (i) prior to the submission of the first and any subsequent MAA for the Licensed Product in such region to such applicable Regulatory Authority, (ii) within [***] days, but in any event reasonably in advance of the deadline for listing under Applicable Laws, after the receipt of the first and any subsequent Regulatory Approval in such region for the Licensed Product from such Regulatory Authority, including any additional Indication for the Licensed Product, (iii) within [***] days, but in any event reasonably in advance of the deadline for listing under Applicable Laws, after the issuance in such region of a patent included in the Listing Patent Rights, and (iv) within [***] days following the submission of a new patent application in such region

Covering the Licensed Product included in the Kiniksa Patent Rights or Collaboration Patent Rights that has not been previously considered in any prior discussion and agreement of the Parties regarding Listing Patent Rights; provided that, except as otherwise permitted under Applicable Laws, the Party holding the MAA for the Licensed Product in the Territory will not list, and will not be obligated to list, as of the date of listing, (A) any unissued patent, (B) any Patent Right that does not Cover the Licensed Product, (C) any patent that is of a type or that contains patent claims that are of a type not permitted to be listed under Applicable Law, or (D) any patent that such Party knows or has a reasonable basis to know is reasonably likely to be declared invalid by a competent Governmental Authority in such region. In furtherance of the foregoing clause (D), if either Party has such knowledge or reasonable basis, such Party will promptly notify and inform the Party of all facts and circumstances it is aware of underlying such knowledge or reasonable basis. If the Parties are unable to agree on which Patent Rights to list by the time required as provided under clause (i) to (iv) above, subject to the above proviso, then Kiniksa will have the final decision-making right over whether the Party holding the MAA for the Licensed Product in the Territory will list any Kiniksa Patent Rights or Joint Collaboration Patent Rights, and Partner will have the final decision-making right over whether the Party holding the MAA for the Licensed Product in the Territory will list any issued patents included in the Partner Collaboration Patent Rights. The Party holding the MAA for the Licensed Product in the Territory will promptly, and in any event at least [***] days prior to the applicable deadline for listing under Applicable Laws, list the Listing Patent Rights in the applicable patent listing system in the applicable regions in the Territory provided, that, without limiting the foregoing, if the Party holding the MAA for the Licensed Product in the Territory has not listed the Listing Patent Rights in the patent listing system of an applicable region before [***] days prior to the deadline for listing in the applicable region, then the other Party may list the Listing Patent Rights at anytime when permitted by Applicable Laws by providing prior written notice to the Party holding the MAA for the Licensed Product in the Territory. The Party holding the MAA for the Licensed Product in the Territory will provide copies of all documentation to be filed in connection with any such listing of Listing Patent Rights to the other Party prior to filing thereof and will consider the other Party’s comments with respect to such documentation. The Party holding the MAA for the Licensed Product in the Territory will cooperate with the other Party to the extent reasonably requested by the other Party to effectuate the intent of this Section 14.6 (Patent Listings), including providing all documentation, certifications, and consents necessary to effectuate the foregoing and setting up an account to list patents on the applicable patent listing system, and granting the other Party access to and a right to use such account as reasonably necessary to effectuate the intent of this Section 14.6 (Patent Listings). Neither Party will list any patent in any patent listing system in a region in the Territory for the Licensed Product, except in accordance with this Section 14.6 (Patent Listings).
14.7	Patent Term Extensions. With respect to any system for extending the term of Patent Rights in the Territory or supplementary protection certificates and any other extensions that are now or become available in the future under Applicable Laws in any country or region in the Territory, in each case, due to the time needed to obtain Regulatory Approval of a pharmaceutical product established by any applicable Regulatory Authority or other Governmental Authority in any region in the Territory (a “Patent Term Extension”), or adjusting the term of Patent Rights in the Territory due to the time needed to prosecute and obtain a grant of a Patent Right under Applicable Laws in any region in the Territory (a “Patent Term Adjustment”), (a) Kiniksa will have the right, but not the obligation, and will be solely responsible for making all decisions regarding Patent Term Extensions or Patent Term Adjustments in the Territory that are applicable to Kiniksa Patent Rights, or Joint Collaboration Patent Rights and that become available for a patent included in the Kiniksa Patent Rights, or Joint Collaboration Patent Rights provided that Kiniksa will consult with Partner with respect to such decisions and consider the reasonable comments and concerns raised by

Partner; and (b) Partner will have the right, but not the obligation, and will be solely responsible for making all decisions regarding Patent Term Extensions, and Patent Term Adjustments in the Territory that are applicable to Partner Collaboration Patent Rights and that become available for the Licensed Product in the Territory or following issuance of a patent included in the Partner Collaboration Patent Rights; provided that Partner will consult with Kiniksa with respect to such decisions and consider the reasonable comments and concerns raised by Kiniksa. The Party holding the MAA for the Licensed Product in the Territory will make the appropriate filings and applications in the Territory in order to effectuate each Party’s decisions regarding Patent Term Extensions, or Patent Term Adjustments in the Territory in accordance with the foregoing sentence. Each Party will cooperate with the other Party to the extent reasonably required by the other Party to effectuate the intent of this Section 14.7 (Patent Term Extensions), including providing to the other Party all documentation, certifications, and consents necessary to make and prosecute such application and obtain such Patent Term Extension or Patent Term Adjustment.
14.8	Filing of Agreement with CNIPA. The Parties will file a redacted copy of this Agreement with the CNIPA as required by Applicable Law in the Territory no later than the date required under such Applicable Law.
14.9	Product Trademarks.
14.9.1	Global Brand Elements. Partner acknowledges that Kiniksa or its Affiliate may decide to develop and adopt certain distinctive colors, logos, images, symbols, and trademarks to be used in connection with the Commercialization of the Licensed Product on a global basis (such branding elements, collectively, the “Global Brand Elements”).
14.9.2	Product Marks in the Territory. Partner will have the right to brand the Licensed Product in the Territory using trademarks, logos, and trade names that it determines appropriate for the Licensed Product, including, subject to the terms of this Agreement, the Existing Product Trademarks, which may vary by region or within a country or region in the Territory, and that are consistent with Kiniksa’s Global Brand Elements (such marks, including the Existing Product Trademarks, the “Product Marks”); provided, however, that Partner will provide Kiniksa with a reasonable opportunity to review and provide comments on each proposed Product Mark, and Partner will consider and incorporate Kiniksa’s reasonable comments before selecting any Product Mark. Partner will not use any trademarks of Kiniksa (including Kiniksa’s corporate name), or any of its licensor’s trademarks under the Regeneron License Agreement, or any trademark confusingly similar thereto except as expressly permitted hereunder without Kiniksa’s prior written consent.
14.9.3	Ownership. As between the Parties, Kiniksa will be the sole and exclusive owner of all Product Marks and Global Brand Elements, including all trademark registrations and applications therefor inside and outside of the Territory and all goodwill associated therewith. To the extent Partner acquires any rights, title, or interests in or to any Product Mark or Global Brand Element (including any trademark registration or application therefor or goodwill associated with any Product Mark), Partner will, and hereby does, assign the same to Kiniksa. As between the Parties, Kiniksa will have the sole right to register, prosecute, and maintain the Product Marks in the Territory that it determines reasonably necessary in Kiniksa’s name, at Partner’s cost and expense, and Partner will reimburse Kiniksa within [***] days after receiving Kiniksa’s invoice therefor.

14.9.4	Use and Quality. Partner agrees that it and its Affiliates and Sublicensees will Commercialize the Licensed Product in the Territory in a manner consistent with the Global Brand Elements and will: (a) ensure that all Licensed Product that are sold bearing the Product Marks and Global Brand Elements are of a high quality consistent with industry standards for global pharmaceutical and biologic therapeutic products; (b) ensure that each use of the Global Brand Elements and Product Marks by Partner and its Affiliates and Sublicensees is accompanied by an acknowledgment that such Global Brand Elements and Product Marks are owned by Kiniksa; (c) not use such Global Brand Elements or Product Marks in a way that might materially prejudice their distinctiveness or validity or the goodwill of Kiniksa therein and includes the trademark registration symbol ® or ™ as appropriate; (d) not use any trademarks or trade names so resembling any of such Global Brand Elements or Product Marks as to be likely to cause confusion or deception; (e) place and display the Global Brand Elements and the Product Marks on and in connection with the Licensed Product in a way that acknowledges Kiniksa’s role in discovering the Licensed Product and that the Licensed Product is under license from Kiniksa; and (f) accompany all uses of the Existing Product Trademarks with a statement that the Existing Product Trademarks are registered trademarks of Regeneron Pharmaceuticals, Inc. To the extent permitted by Applicable Law, Partner will include the words “Licensed from Kiniksa.” on all packaging and labeling for the Licensed Product and in relevant scientific, medical, and other Licensed Product-related communications to the extent such communications address the Development, performance of Medical Affairs, or Commercialization of such the Licensed Product, or such other similar text provided by Kiniksa and reasonably acceptable to Partner.
14.10	Patent Marking; Product Attribution. Partner will mark all Licensed Product in accordance with the applicable patent marking laws, and will require all of its Affiliates and Sublicensees to do the same. To the extent permitted by Applicable Law, Partner will indicate on the product packaging, advertisement and promotional materials that the Licensed Product is in-licensed from Kiniksa. In addition, subject to Applicable Law in all cases, unless otherwise agreed in writing by Kiniksa, Partner will include on all materials containing any Existing Product Trademark that the Licensed Product was discovered by Regeneron Pharmaceuticals, Inc.
Article 15
TERM AND TERMINATION
15.1	Term. This Agreement will be effective as of the Effective Date and, if not otherwise terminated earlier pursuant to this Article 15 (Term and Termination), will continue, as applicable, on country-by-country or region-by-region basis, until the expiration of the Royalty Term in such country or region (the “Term”); provided, however, that Partner will be obligated to pay to Kiniksa any Milestone Payment achieved during the [***] year period after the expiration of the Term. As applicable, on a country-by-country or region-by-region basis, upon the natural expiration of this Agreement as contemplated in this Section 15.1 (Term) (but not termination), (a) so long as Partner (i) is not at such time in material breach of any obligation under this Agreement based on receipt on or prior to such date of written notification from Kiniksa as required under Section 15.2.2 (Termination for Material Breach) or (ii) if Partner is so in material breach of any obligation under this Agreement, then only if such breach is timely cured in accordance with Section 15.2.2 (Termination for Material Breach) prior to the expiration of the Agreement, the license granted to Partner under Section 2.1.1 (License Grants to Partner; In the Territory) will become fully paid-up, perpetual, and exclusive for a period of [***] years after the effective date of expiration of this

Agreement and non-exclusive thereafter; and (b) the license granted to Kiniksa under Section 2.3 (License Grant to Kiniksa) will become fully paid-up, perpetual, and irrevocable.
15.2	Termination.
15.2.1	Termination by Partner for Convenience. Partner may terminate this Agreement in its entirety by providing a written notice of termination to Kiniksa that includes an effective date of termination of at least [***] months after the date of such notice.
15.2.2	Termination for Material Breach. If either Party believes that the other is in material breach of any of its obligations hereunder, then the non-breaching Party may deliver notice of such breach to the other Party stating the cause and proposed remedy (“Breach Notification”). For any breach arising from a failure to make a payment set forth in this Agreement, the allegedly breaching Party will have [***] Business Days from the receipt of the applicable Breach Notice to dispute or cure such breach. For all breaches other than a failure to make a payment as set forth in this Agreement, the allegedly breaching Party will have [***] days from the date of the Breach Notification to dispute or cure such breach. If the Party receiving notice of breach fails to cure, or fails to dispute, that breach within the applicable period set forth above, then the Party originally delivering the Breach Notification may terminate this Agreement effective on written notice of termination to the other Party. The Parties stipulate and agree that a breach of (a) a Party’s obligations set forth under (i) the second sentence of Section 2.5 (Restrictions), or (ii) Section 2.8 (Exclusivity Covenant), or (b) Partner’s payment obligations set forth under Article 10 (Payments), in each case ((a) – (b)), will each be considered a material breach of a material obligation under this Agreement for purposes of this Section 15.2.2 (Termination for Material Breach).
15.2.3	Termination for Patent Challenge. Except to the extent unenforceable under Applicable Law, Kiniksa may terminate this Agreement by providing written notice of termination to Partner if Partner or its Affiliates or Sublicensees (individually or in association with any Person) contests or assists a Third Party in contesting the scope, validity, or enforceability of any Kiniksa Patent Right or any foreign counterpart thereof anywhere in the world in any court, tribunal, arbitration proceeding, or other proceeding, including the U.S. Patent and Trademark Office and the U.S. International Trade Commission (a “Patent Challenge”). In the event of such a Patent Challenge, Kiniksa will provide prompt written notice of such Patent Challenge to Partner, and Kiniksa may terminate this Agreement by providing written notice of such termination to Partner. If Kiniksa reasonably believes that termination of this Agreement pursuant to this Section 15.2.3 (Termination for Patent Challenge) is not an available remedy under Applicable Law, then in lieu of such termination, Kiniksa may instead increase the amount of all yet unpaid (as of the date of such election) Milestone Payments and Royalty Payments payable under this Agreement by [***]% by providing written notice of such election to Partner. If Kiniksa elects the foregoing [***]% increase in the Milestone Payments and Royalty Payments as liquidated damages, then such increase would be Kiniksa’s sole and exclusive remedy for such Patent Challenge. The Parties hereby stipulate and agree that the damages that Kiniksa would suffer as a result of such a Patent Challenge would be uncertain in amount and difficult to prove, and therefore the foregoing [***]% increase in Milestone Payments and Royalty Payments is a reasonable liquidated damages remedy and not a penalty. As used herein, a Patent Challenge includes: (a) filing an action under 28 U.S.C. §§ 2201-2202 seeking a declaration of invalidity or unenforceability of any such Patent Right; (b) citation to the

United States Patent and Trademark Office pursuant to 35 U.S.C. § 301 of prior art patents or printed publications or statements of the patent owner concerning the scope of any such Patent Rights; (c) filing a request under 35 U.S.C. § 302 for re-examination of any such Patent Rights; (d) becoming a party to an interference with an application for any such Patent Rights pursuant to 35 U.S.C. § 135; (e) filing, or joining in, a petition under 35 U.S.C. § 311 to institute inter partes review of any such Patent Right; (f) filing, or joining in, a petition under 35 U.S.C. § 321 to institute post-grant review of any such Patent Right or any portion thereof; (g) filing or commencing any opposition, nullity, or similar proceedings challenging the validity of any such Patent Right in any country or region; or (h) any foreign equivalent of clauses (a), (b), (c), (d), (e), (f), or (g).
15.2.4	Termination in [***]. If Partner does not (a) file an MAA for the Licensed Product or (b) Initiate a Clinical Trial for the Licensed Product, in each case ((a) and (b)) in at least [***] within [***] years after the Effective Date, then, unless otherwise agreed in writing by Kiniksa in its sole discretion, (i) all licenses and rights granted to Partner in each of [***] will terminate, (ii) if Partner has conducted any Clinical Development or Commercialization activities in any such country, then the applicable effects of Section 15.3 (Effects of Termination) will apply to such country(ies), and (iii) the definition of Territory will no longer include [***] for purposes of this Agreement.
15.2.5	Cessation of Development and Commercialization in the PRC. If Partner and its Affiliates do not conduct any material Development or Commercialization activities with respect to the Licensed Product in the PRC for a continuous period of longer than [***] months, and such suspension of activity is not: (a) contemplated in the Territory Development Plan (except to the extent such inactivity was approved by Partner through exercise of its final decision-making authority over the Territory Development Plan pursuant to Section 3.6.2(b) (Partner Final Decision-Making Authority)) or Global Development Plan or otherwise by written agreement of the Parties, (b) a result of Partner’s reasonable response to written guidance from or action by a Regulatory Authority in the Territory (such as a clinical hold, or a recall or withdrawal), (c) a Force Majeure event pursuant to Section 17.4 (Force Majeure), or (d) due to Kiniksa’s failure to supply the Licensed Product in accordance with the terms of the Clinical Supply Agreement or, if applicable, the Commercial Supply Agreement, then Kiniksa may, at its election, terminate this Agreement upon [***] days’ prior written notice to Partner with respect to the Licensed Product, if Partner has not performed any material Development or Commercialization activities with respect to the Licensed Product in the PRC during such [***] day period. For the avoidance of doubt, any activities that Partner conducts in furtherance of making alternative arrangements for Development of the Licensed Product in the PRC in response to Kiniksa’s material failure to perform its obligations under the Global Development Plan with respect to the Licensed Product will be deemed material Development activities for purposes of this Section 12.2.6 (Cessation of Development and Commercialization in the PRC).
15.2.6	Termination for Insolvency. Each Party will have the right to terminate this Agreement upon delivery of written notice to the other Party if (a) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (b) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within [***] days of its filing, or (c) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.
15.2.7	Full Force and Effect During Notice Period. This Agreement will remain in full force and effect until the expiration of the applicable termination notice period.
15.3	Effects of Termination. Upon the termination of this Agreement:
15.3.1	Partial Termination. In the event that this Agreement is terminated pursuant to Section 15.2.4 (Termination in [***]) with respect to only certain countries or regions in the Territory, then Section 15.3 (Effects of Termination), Section 15.4 (Survival), and Section 15.5 (Cumulative Remedies; Termination Not Sole Remedy) will apply solely with respect to the terminated countries or regions, and all other rights and obligations of the Parties under this Agreement will otherwise remain in full force and effect.
15.3.2	Licenses. As of the effective date of termination of this Agreement, all licenses and all other rights granted by Kiniksa to Partner under the Kiniksa Technology will terminate and all sublicenses granted and Subcontractors engaged by Partner will also terminate. In addition, upon the termination of this Agreement, Kiniksa will have, and Partner hereby grants to Kiniksa, effective upon such termination, a worldwide, fully-paid, perpetual, irrevocable, and sublicensable (through multiple tiers) license under the Partner Technology Controlled by Partner as of the effective date of such termination solely to Exploit the Licensed Product. If this Agreement is terminated by Partner pursuant to Section 15.2.2 (Termination for Material Breach), then Kiniksa will have the right to elect whether the license will be either non-exclusive, royalty-free, and fully paid-up, or exclusive, and if Kiniksa elects an exclusive license, then the license granted to Kiniksa will be royalty-bearing at a royalty rate to be agreed by the Parties upon termination of this Agreement. In addition, Partner will assign to Kiniksa any Third Party IP Agreement pursuant to which Partner then Controls any Partner Technology, if permitted under such Third Party IP Agreement (and will use reasonable efforts to seek any consent required from the applicable Third Party in connection with such an assignment). If such Third Party IP Agreement cannot be assigned to Kiniksa, then upon Kiniksa’s reasonable request, Partner will maintain such Third Party IP Agreement and Kiniksa will pay to Partner [***]% of all payments due to the applicable Third Party under any such Third Party IP Agreement in consideration of the sublicense to Kiniksa and Kiniksa’s Exploitation of such Partner Identified Rights. If Partner is unable to assign the Third Party IP Agreement pursuant to which Partner acquired rights to any Partner Identified Rights and is unable to sublicense any Partner Identified Rights to Kiniksa pursuant to this Section 15.3 (Effects of Termination; Licenses) without the consent of the Third Party, then Partner will, on request from Kiniksa (and at Kiniksa’s cost and expense), use reasonable efforts to procure such licenses with respect to Licensed Product on behalf of Kiniksa to the extent that it is able to do so, and Kiniksa will pay such fees and agree to be bound by the terms agreed between Partner and the Third Party licensor.
15.3.3	Appointment as Exclusive Distributor. If Partner is Commercializing the Licensed Product in any country or region in the Territory as of the effective date of termination, then, at Kiniksa’s election (in its sole discretion) on a country-by-country or region-by-region basis, as applicable, in the Territory, until such time as all Regulatory Approvals with respect to the Licensed Product in such country or region have been assigned and transferred to Kiniksa, either (a) Partner will appoint Kiniksa or its designee as its exclusive distributor of the Licensed Product in such country or region and grant Kiniksa or its designee the right to appoint sub-distributors, to the extent not prohibited by any written agreement between Partner or any of its Affiliates and a Third Party; provided that Kiniksa will purchase any and all salable inventory of the Licensed Product held by Partner or its Affiliates as of the effective date of termination with respect to the Licensed Product at a price equal to the price paid by Partner to Kiniksa for such inventory, or (b) Partner will have the continued right to sell the Licensed Product in such country or region from its inventory; provided, however, that Partner’s obligations under this Agreement with respect to all Licensed Product that Partner sells, including the obligation to remit Royalty Payments to Kiniksa hereunder, will continue in full force and effect during such period.
15.3.4	Regulatory Submissions and Regulatory Approvals. Partner will and hereby does, and will cause its Affiliates and Sublicensees to, (a) no later than [***] days after the effective date of termination of this Agreement (or such longer period as may be required under Applicable Law), assign and transfer to Kiniksa or its designee all of Partner’s rights, title, and interests in and to all Regulatory Submissions and Regulatory Approvals for the Licensed Product then owned or Controlled by Partner or any of its Affiliates or Sublicensees, and (b) to the extent assignment pursuant to clause (a) is delayed or is not permitted by the applicable Regulatory Authority, permit Kiniksa to cross-reference and rely upon any Regulatory Submissions and Regulatory Approvals filed by Partner or any of its Affiliates or Sublicensees with respect to the Licensed Product. Partner will take all steps necessary to transfer ownership of all such assigned Regulatory Submissions and Regulatory Approvals to Kiniksa, including submitting to each applicable Regulatory Authority a letter or other necessary documentation (with a copy to Kiniksa) notifying such Regulatory Authority of the transfer of such ownership of each Regulatory Submission and Regulatory Approval. In addition, upon Kiniksa’s written request, Partner will, at its cost and expense, provide to Kiniksa copies of all substantive related documentation, including non-clinical, preclinical, and clinical data that are held by or reasonably available to Partner or its Affiliates or Sublicensees. The Parties will discuss and establish appropriate arrangements with respect to safety data exchange, provided that Kiniksa will assume all safety and safety database activities with respect to the Licensed Product no later than [***] days after the effective date of termination of this Agreement.
15.3.5	Assignment and Disclosure. To the extent requested by Kiniksa following the date that a Party provides notice of termination of this Agreement, Partner will promptly upon request (and in any event within [***] days after the effective date of termination):
(a)	subject to Partner’s confidentiality obligations to Third Parties, provide to Kiniksa for its review unredacted copies of all clinical trial agreements, manufacturing and supply agreements, distribution agreements (to the extent assignable and not cancelled), and confidentiality and other agreements, in each case, relating to the Licensed Product and that are [***] for the Exploitation of the Licensed Product, and, following such review, upon Kiniksa’s request and solely to the extent permitted under the terms of such agreements, assign and transfer to Kiniksa or its designee all of Partner’s rights, title, and interests in and to any such agreements. If such agreement is not assignable, then Partner will cooperate with Kiniksa in all reasonable respects to secure the consent of the applicable Third Party to such assignment or to cause such Third Party to enter into a separate agreement with Kiniksa on terms substantially similar to those granted to Partner;

(b)	assign to Kiniksa information relating to the pricing, reimbursement, marketing, promotion, distribution, offering for sale, or selling of the Licensed Product, including information about pharmaco-economic studies justifying pricing, analysis of competitive products and environment, product positioning (including unique selling proposition and understanding of competitors’ positioning strategies) and promotional strategies (including promotional materials), virtual product and clinical support information (webpage), ongoing medical education strategies, and strategies used for building relationships with health insurance and managed care entities;
(c)	use reasonable efforts, and subject to Kiniksa’s reasonable assistance, to the extent legally permissible, assign and transfer to Kiniksa all of Partner’s (and Affiliates’) worldwide rights, title, and interests in and to Existing Product Trademarks or registered internet domain names owned by Partner or its Affiliates as of the effective date of termination that are specific to and exclusively used for the Licensed Product (it being understood that the foregoing will not include any trademarks or internet domain names that contain the corporate or business name of Partner or any of its Affiliates or any other products of Partner or any of its Affiliates);
(d)	disclose to Kiniksa or its designee all data, information, documents, records, and materials related to the Licensed Product that are controlled by Partner or that Partner is able to obtain using reasonable efforts, and that embody the foregoing; and
(e)	assign and transfer to Kiniksa or its designee all of Partner’s rights, title, and interests in and to any promotional materials, training materials, medical education materials, packaging and labeling, and all other literature or other information related to the Licensed Product and copyrights and any registrations for the foregoing.

Unless this Agreement is terminated by Partner pursuant to Section 15.2.2 (Termination for Material Breach) or Section 15.2.6 (Termination for Insolvency), Partner will bear the costs and expenses associated with the assignments set forth in this Section 15.3.5 (Assignment and Disclosure).  To the extent that any agreement or other asset described in this Section 15.3.5 (Assignment and Disclosure) is not assignable by Partner, then such agreement or other asset will not be assigned, and upon the request of Kiniksa, Partner will take such steps as may be necessary to allow Kiniksa to obtain and to enjoy the benefits of such agreement or other asset, without additional payment therefor, in the form of a license or other right to the extent Partner has the right and ability to do so.  For clarity, Kiniksa will have the right to request that Partner take any or all of the foregoing actions in whole or in part, or with respect to all or any portion of the assets set forth in this Section 15.3.5 (Assignment and Disclosure).

15.3.6	Regulatory Transfer Support. In furtherance of the assignment of Regulatory Submissions and Regulatory Approvals and other data pursuant to Section 15.3.4 (Regulatory Submissions and Regulatory Approvals) and Section 15.3.5 (Assignment and Disclosure), Partner will appoint Kiniksa as Partner’s or its Affiliate’s agent for all Licensed Product-related matters involving Regulatory Authorities until all Regulatory

Approvals, Regulatory Submissions, and other governmental or regulatory filings that are not then in Kiniksa’s or its Affiliate’s name have been assigned to Kiniksa or its designee. In the event of failure to obtain such assignment, Partner hereby consents and grants to Kiniksa the right to access and reference (without any further action required on the part of Partner, whose authorization to file this consent with any Regulatory Authority is hereby granted) any such item with respect to the Licensed Product.
15.3.7	Transfer of Prosecution and Maintenance Responsibilities. Partner will transfer to Kiniksa any and all responsibilities for Patent Prosecution for the Kiniksa Patent Rights, including transferring all files related to the Patent Prosecution of such Kiniksa Patent Rights, and at the request of Kiniksa, Partner will make appropriate personnel available to Partner to answer such reasonable questions as Kiniksa may have in connection with such transfer of Patent Prosecution of such Patent Rights.
15.3.8	Know-How Transfer Support. In furtherance of the assignment of Know-How pursuant to Section 15.3.5 (Assignment and Disclosure), Partner will, for a period of [***] months from the effective date of termination of this Agreement, provide such reasonable consultation or other reasonable assistance as Kiniksa may reasonably request to assist Kiniksa in becoming familiar with such Know-How in order for Kiniksa to undertake further Exploitation of the Licensed Product at Kiniksa’s cost and expense at Partner’s FTE Rate.
15.3.9	Inventory. At Kiniksa’s election and request, unless Kiniksa elects to grant to Partner the continued right to sell the Licensed Product in such country or region from its inventory pursuant to clause (b) of Section 15.3.3 (Appointment as Exclusive Distributor), Partner will either (a) transfer to Kiniksa or its designee some or all inventory of, or (b) destroy, in each case ((a) and (b)), the Licensed Product (including all final product, bulk drug substance, intermediates, works-in-process, formulation materials, reference standards, drug product clinical reserve samples, packaged retention samples, and the like) then in the possession or Control of Partner, its Affiliates or Sublicensees. In the event that Kiniksa elects to proceed under clause (a), then Kiniksa will pay Partner a price equal to the price paid by Partner to Kiniksa for such transferred Licensed Product.
15.3.10	Wind Down and Transition. Except as provided under Section 15.3.14 (Termination by Partner for Kiniksa’s Breach or Insolvency), Partner will be responsible, at its own cost and expense, for the wind-down of Partner’s and its Affiliates’ and its Sublicensees’ Exploitation of the Licensed Product. Partner will, and will cause its Affiliates and Sublicensees to, reasonably cooperate with Kiniksa to facilitate orderly transition of the Exploitation of the Licensed Product to Kiniksa or its designee, including (a) assigning or amending as appropriate, upon request of Kiniksa, any agreements or arrangements with Third Party vendors (including distributors) to Exploit the Licensed Product or, to the extent any such Third Party agreement or arrangement is not assignable to Kiniksa, reasonably cooperating with Kiniksa to arrange to continue to provide such services for a reasonable time after termination of this Agreement with respect to the Licensed Product; and (b) to the extent that Partner or its Affiliate is performing any activities described in the foregoing clause (a), reasonably cooperating with Kiniksa to transfer such activities to Kiniksa or its designee and continuing to perform such activities on Kiniksa’s behalf for a reasonable time after termination of this Agreement with respect to the Licensed Product until such transfer is completed.

15.3.11	Ongoing Clinical Trials.
(a)	Transfer to Kiniksa. If, as of the effective date of termination of this Agreement with respect to the Licensed Product, Partner or its Affiliates are conducting any Clinical Trials for the Licensed Product, then, at Kiniksa’s election on a Clinical Trial-by-Clinical Trial basis, Partner will fully cooperate, and will ensure that its Affiliates fully cooperate, with Kiniksa to transfer the conduct of such Clinical Trial to Kiniksa or its designees. If Kiniksa so elects, then Partner will continue to conduct such Clinical Trial, at Kiniksa’s cost, to enable such transfer to be completed without interruption of any such Clinical Trial (including the assignment of all related Regulatory Submissions and investigator and other agreements related to such Clinical Trials). Partner will provide such knowledge transfer and other training to Kiniksa or its designated Affiliate or Third Party as reasonably necessary for Kiniksa or such designated Affiliate or Third Party to continue such Clinical Trial for the Licensed Product.
(b)	Wind-Down. If Kiniksa does not elect to assume control of any such Clinical Trials for the Licensed Product, then Partner will, in accordance with accepted pharmaceutical industry norms and ethical practices, wind-down the conduct of any such Clinical Trial in an orderly manner. Except for Partner’s termination of this Agreement under Section 15.2.2 (Termination for Material Breach) or Section 15.2.6 (Termination for Insolvency), Partner will be responsible for any costs and expenses associated with such wind-down.
15.3.12	Return of Confidential Information. At the Disclosing Party’s election, the Receiving Party will return (at Disclosing Party’s expense) or destroy all tangible materials comprising, bearing, or containing any Confidential Information of the Disclosing Party relating to the Licensed Product that are in the Receiving Party’s or its Affiliates’ or Sublicensees’ possession or control and provide written certification of such destruction (except to the extent any information is the Confidential Information of both Parties or to the extent that the Receiving Party has the continuing right to use the Confidential Information under this Agreement); provided that the Receiving Party may retain one copy of such Confidential Information for its legal archives. Notwithstanding any provision to the contrary set forth in this Agreement, the Receiving Party will not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.
15.3.13	Further Assistance. Except as provided under Section 15.3.14 (Termination by Partner for Kiniksa’s Breach), Partner will provide any other assistance or take any other actions, in each case, reasonably requested by Kiniksa as necessary to transfer to Kiniksa the Exploitation of the Licensed Product or as otherwise required to comply with the terms of any Third Party IP Agreement, and will execute all documents as may be reasonably requested by Kiniksa in order to give effect to this Section 15.3 (Effects of Termination).
15.3.14	Termination by Partner for Kiniksa’s Breach or Insolvency. Notwithstanding any provision to the contrary in this Article 15 (Term and Termination), if Partner terminates this Agreement pursuant to Section 15.2.2 (Termination for Material Breach) or Section 15.2.6 (Termination for Insolvency), then Kiniksa will be responsible for the reasonable out-of-pocket costs incurred by Partner directly in connection with the performance of the activities set forth in this Section 15.3 (Effects of Termination). Partner will invoice Kiniksa [***] for the foregoing costs incurred by or on behalf of Partner in such Calendar Quarter, and Kiniksa will pay the undisputed invoiced amounts within [***] days after the date of any such invoice.
15.4	Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the following provisions of this Agreement will survive the expiration or termination of this Agreement: Article 1 (Definitions), Section 2.3 (License Grant to Kiniksa), Section 10.3.4 (Royalty Reports and Payments) (solely with respect to Net Sales during the Term), Section 10.6 (No Refunds) (with respect to amounts that come due during the Term), Section 10.7 (Accounting Standards) (solely with respect to amounts that come due during the Term), Section 10.8 (Currency; Exchange Rate) (solely with respect to amounts that come due during the Term), Section 10.9 (Blocked Payments) (solely with respect to amounts that become due during the Term), Section 10.10 (Late Payments) (solely with respect to amounts that become due during the Term), Section 10.11 (Financial Records and Audits) (only for so long as payments may be due under this Agreement), Section 10.12 (Taxes), Section 10.13 (VAT Credits), Section 11.1 (Duty of Confidence), Section 11.2 (Confidential Information), Section 11.3 (Exemptions), Section 11.4 (Authorized Disclosures), Section 12.7 (Time for Claims), Section 13.1 (Indemnification; By Partner), Section 13.2 (Indemnification; By Kiniksa), Section 13.3 (Indemnification Procedure), Section 13.4 (Insurance), Section 14.1.1 (Ownership), Section 14.1.3 (Assignment by Partner), Section 14.1.4 (Practice Under and other Use of Joint Collaboration Technology), Section 14.3.3 (Joint Collaboration Patent Rights), Section 14.4.2(a)(iv) (Joint Collaboration Patent Rights), Section 14.4.4 (Recoveries) (as to recoveries resulting from an enforcement action of a Joint Collaboration Patent Right), Section 15.1 (Term), Section 15.3 (Effects of Termination), Section 15.4 (Survival), Section 15.5 (Cumulative Remedies; Termination Not Sole Remedy), Article 16 (Dispute Resolution), and Article 17 (Miscellaneous).
15.5	Cumulative Remedies; Termination Not Sole Remedy. Except for Kiniksa’s exercise of its rights under Section 15.2.3 (Termination for Patent Challenge) to obtain the sole and exclusive remedy of increasing the Milestone Payments and Royalty Payments as liquidated damages if Kiniksa determines that termination is not an available remedy in the event of Partner’s Patent Challenge, no other remedies referred to in this Agreement are intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law. Without limiting the generality of the foregoing, termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding any provision to the contrary set forth in this Agreement, all other remedies will remain available except as expressly set forth herein.
Article 16
DISPUTE RESOLUTION
16.1	General. The Parties recognize that a dispute may arise relating to this Agreement (a “Dispute”). Except as otherwise expressly set forth in this Agreement, any Dispute, including Disputes that may involve the Affiliates of any Party, will be resolved in accordance with this Article 16 (Dispute Resolution).
16.2Continuance of Rights and Obligations During Pendency of Dispute Resolution.  If the alleged breaching Party disputes in good faith the existence of a breach specified in a notice provided by the other Party in accordance with Section 15.2.2 (Termination for Material Breach) and such alleged breaching Party provides the other Party notice of such Dispute within the applicable cure period with respect to such breach, then the cure period set forth in Section 15.2.2 (Termination for Material Breach) will be tolled during the pendency of the dispute resolution process as set forth in Article 16 (Dispute Resolution) and the non-breaching Party will not have the right to terminate this Agreement under Section 15.2.2 (Termination for Material Breach)  unless and until such dispute resolution process has been completed and such process results in a determination that the alleged breaching Party has materially breached this Agreement and failed to cure such breach within the applicable cure period. During the pendency of such dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.
16.4	Negotiation; Escalation. The Parties will negotiate and use reasonable efforts to settle any Dispute under this Agreement, other than matters subject to resolution under Article 3 (Governance). Any Dispute as to the breach, enforcement, interpretation, or validity of this Agreement will be referred to the Executive Officers for attempted resolution. If the Executive Officers are unable to resolve such Dispute within [***] Business Days after such Dispute is referred to them, then, upon the written request of either Party to the other Party, other than a Dispute relating to the scope, validity, enforceability, or infringement of any Patent Rights or trademark rights (which will be submitted for resolution to a court of competent jurisdiction in the country or region in which such Patent Rights or trademark rights were granted or arose), the Dispute will be subject to arbitration in accordance with Section 16.5 (Arbitration).
16.5	Arbitration. If any Dispute that was subject to Section 16.4 (Negotiation; Escalation) remains [***] Business Days after such Dispute is referred to the Executive Officers, then either Party may at any time after such [***] Business Day period submit such Dispute to be settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”), in accordance with the procedural rules of the ICC Rules in effect at the time of submission. The arbitration will be conducted before an arbitral tribunal composed of three arbitrators, the chairperson of whom will be appointed by the two party arbitrators, and all of whom will have previous judicial experience and experience with the life sciences industry. If, however, the aggregate award sought by the Parties is less than $[***] and equitable relief is not sought, then, unless otherwise agreed by the Parties a single arbitrator will be appointed by agreement of the parties, or, failing such agreement, in accordance ICC Rules. Unless otherwise agreed by the Parties, all such arbitration proceedings will be held in New York, New York, USA, provided that proceedings may be conducted by telephone conference call with the consent of the Parties and the arbitrator(s). All arbitration proceedings will be conducted in the English language. The arbitrator(s) will have no authority to award punitive damages. The allocation of expenses of the arbitration, including reasonable attorney’s fees, will be determined by the arbitrator(s), or, in the absence of such determination, each party will pay its own expenses. All arbitration proceedings must be completed within [***] days of the notice of commencement of arbitration proceedings. The parties hereby agree that the arbitrator(s) have authority to issue rulings and orders regarding all procedural and evidentiary matters that the arbitrator(s) deem reasonable and necessary with or without petition therefore by the Parties as well as the final ruling and judgment. Rulings will be issued by written order summarizing the arbitration proceedings no more than [***] days after the final submissions of the Parties. All rulings by the arbitrator(s) will be final and binding on the Parties. The provisions of this Section 16.5 (Arbitration) may be enforced and judgment on the award (including without limitation equitable remedies) granted in any arbitration hereunder may be entered in any court having jurisdiction over the award or any of the parties or any of their respective assets.

16.6	Injunctive Relief. Without prejudice to such provisional or interim remedies in aid of arbitration as may be available under the jurisdiction of a competent court, the arbitral tribunal will have authority to grant provisional or interim remedies and to award damages for the failure of any Party to the dispute to respect the arbitral tribunal’s order to that effect. Notwithstanding the foregoing, in the event of an actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including restraining orders, specific performance or other injunctive relief) in any court or other forum, without first submitting to the dispute resolution procedures set forth in Section 16.4 (Negotiation; Escalation) pending a decision by the arbitral tribunal in accordance with Section 16.5 (Arbitration).
16.7	Waiver of Right to Jury Trial. IN CONNECTION WITH THE PARTIES’ RIGHTS UNDER SECTION 16.5 (ARBITRATION), EACH PARTY, TO THE EXTENT PERMITTED BY APPLICABLE LAWS, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES. THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.
16.8	Confidentiality. Any and all activities conducted under this Article 16 (Dispute Resolution), including any and all non-public proceedings and decisions under Section 16.5 (Arbitration), will be the Confidential Information of each of the Parties, and will be subject to the terms of Article 11 (Confidentiality; Publication).
Article 17
MISCELLANEOUS
17.1	Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, (a) Kiniksa may assign (i) its rights to receive payments under this Agreement to one or more Persons without consent of Partner (including as part of a royalty monetization transaction), (ii) this Agreement in whole or in part to any Affiliate, or (iii) this Agreement in whole to its successor-in-interest in connection with the sale of all or substantially all of its assets to which this Agreement relates, whether in a merger, acquisition, or similar transaction or series of related transactions, and (b) Partner may assign this Agreement in whole or in part to any Subsidiary with Kiniksa’s prior written consent, not to be unreasonably withheld, conditioned, or delayed. Any attempted assignment of this Agreement not in accordance with this Section 17.1 (Assignment) will be null, void, and of no legal effect. Any permitted assignee will assume all assigned obligations of its assignor under this Agreement. The terms of this Agreement will be binding upon, and will inure to the benefit of, the Parties and their respected successors and permitted assigns.
17.2	Limitation of Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES, LOSS OF PROFIT (EVEN IF DEEMED DIRECT DAMAGES) ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT IN CONNECTION WITH THIS AGREEMENT, IN EACH CASE, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 17.2 (LIMITATION OF LIABILITY) IS INTENDED TO OR WILL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 13.1 (INDEMNIFICATION; BY PARTNER) OR SECTION 13.2 (INDEMNIFICATION; BY KINIKSA), DAMAGES AVAILABLE TO EITHER PARTY FOR THE OTHER PARTY’S

BREACH OF Article 11 (CONFIDENTIALITY; PUBLICATION), OR DAMAGES AVAILABLE TO EITHER PARTY FOR THE OTHER PARTY’S FRAUD, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR BREACH OF ITS OBLIGATIONS HEREUNDER RELATING TO SECTION 2.8 (EXCLUSIVITY COVENANTS) OR AMOUNTS OWED BY EITHER PARTY HEREUNDER (INCLUDING UNDER Article 10 (PAYMENTS)), OR MISAPPROPRIATION OR INFRINGEMENT OF INTELLECTUAL PROPERTY OWNED OR CONTROLLED BY EITHER PARTY.
17.3	Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, then unless the absence of the invalidated provisions adversely affects the substantive rights of the Parties. The Parties will in such an instance use their best efforts to replace the invalid, illegal or unenforceable provisions with valid, legal, and enforceable provisions that, insofar as practical, implement the purposes of this Agreement.
17.4	Force Majeure. Both Parties will be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by Force Majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse will continue only so long as the condition constituting Force Majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. When the Force Majeure no longer exists, the affected Party must promptly resume performance. For purposes of this Agreement, “Force Majeure” will include conditions beyond the reasonable control of the non-performing Party, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, pandemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, failure of plant or machinery and act (or failure to act) of a government of any country or of any Governmental Authority (other than as a result of the non-performing Party’s failure to comply with Applicable Law). The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date may be invoked as a Force Majeure for the purposes of this Agreement even though the pandemic is ongoing to the extent those effects are not reasonably foreseeable by the Parties as of the Effective Date. Notwithstanding the foregoing, a Party will not be excused from making payments owed hereunder because of a Force Majeure affecting such Party. The affected Party will notify the other Party in writing of any Force Majeure circumstances that may affect its performance under this Agreement as soon as reasonably practical, will provide a good faith estimate of the period for which its failure or delay in performance under the Agreement is expected to continue based on currently available information, and will undertake reasonable efforts necessary to mitigate and overcome such Force Majeure circumstances and resume normal performance of its obligations hereunder as soon as reasonably practicable under the circumstances. Throughout the duration of the Force Majeure event, the affected Party will update such notice to the other Party on a bi-weekly basis, or more frequently if requested by the other Party, to provide updated summaries of its mitigation efforts and its estimates of when normal performance under the Agreement will be able to resume. In any event, if a Party’s failure to perform its obligations under this Agreement as a result of a Force Majeure event continues for longer than [***] days, then the other Party may terminate this Agreement by providing written notice to the Party affected by the Force Majeure event.
17.5	Notices. All notices that are required or permitted hereunder will be in writing and sufficient if delivered by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, and in each case, addressed as follows (with a courtesy copy sent by email, which will not constitute notice):

If to Kiniksa:

Kiniksa Pharmaceuticals (UK), Ltd.

Third Floor

23 Old Bond Street

London, UK, W1S 4PZ

Attention: Chief Commercial Officer

with a copy to:

Kiniksa Pharmaceuticals Corp.

100 Hayden Ave.

Lexington, MA 02421

United States

Attention: General Counsel

with a copy to (which will not constitute notice):

Ropes & Gray LLP

800 Boylston Street; Prudential Tower

Boston, MA 02199

Attention: Hannah H. England

Email: Hannah.England@ropesgray.com

If to Partner:

Hangzhou Zhongmei Huadong Pharmaceutical Co., Ltd.

No.866, Moganshan Road

Hangzhou, People’s Republic of China

Attention: [**]

Email: [**]

with a copy to (which copy will not constitute notice):

Greenberg Traurig LLP

3333 Piedmont Road

Suite 2500

Atlanta, Georgia 30305

Attention: [**]

Email: [**]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such notice will be deemed to have been given: (a) on the Business Day after dispatch if sent by internationally-recognized overnight courier; or (b) on the [***] Business Day after dispatch if sent by registered or certified mail, postage prepaid, return receipt requested.

17.6	Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the breach thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by, and enforced in accordance with, the internal laws of the State of New York, including its statutes of limitations without giving effect to the conflicts of law provisions thereunder.
17.7	Entire Agreement; Amendments. This Agreement, together with the Schedules hereto, contains the entire understanding of the Parties with respect to the collaboration and the licenses granted hereunder. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the collaboration and the licenses granted hereunder are superseded by the terms of this Agreement. The Schedules to this Agreement are incorporated herein by reference and will be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of each Party. The foregoing will not be interpreted as a waiver of any remedies available to either Party or its Affiliates as a result of any breach, prior to the Effective Date, by the other Party or its Affiliates of such Party’s or its Affiliate’s obligations pursuant to the Confidentiality Disclosure Agreement.
17.8	Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections of this Agreement.
17.9	Independent Contractors. It is expressly agreed that Kiniksa and Partner will be independent contractors and that the relationship between the two Parties will not constitute a partnership, joint venture or agency. Neither Kiniksa nor Partner will have the authority to make any statements, representations, or commitments of any kind, or to take any action that is binding on the other Party without the prior written consent of the other Party.
17.10	Performance by Affiliates or Subsidiaries. Notwithstanding any provision to the contrary set forth in this Agreement, Kiniksa will have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any Affiliate of Kiniksa, and Partner will have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any Subsidiary of Partner. Kiniksa hereby guarantees the performance by its Affiliates of Kiniksa’s obligations under this Agreement and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Partner hereby guarantees the performance by its Subsidiaries of Partner’s obligations under this Agreement and will cause its Subsidiaries to comply with the provisions of this Agreement in connection with such performance.
17.11	Waiver. Any waiver of any provision of this Agreement will be effective only if in writing and signed by Kiniksa and Partner. No express or implied waiver by a Party of any default under this Agreement will be a waiver of a future or subsequent default. The failure or delay of any Party in exercising any rights under this Agreement will not constitute a waiver of any such right, and any single or partial exercise of any particular right by any Party will not exhaust the same or constitute a waiver of any other right provided in this Agreement.
17.12	Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

17.13	Business Day Requirements. If any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day, then such notice or other action or omission will be deemed to be required to be taken on the next occurring Business Day.
17.14	Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.
17.15	Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include,” “includes,” and “including” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person will be construed to include the person’s successors and assigns, (f) the words “herein,” “hereof,” and “hereunder” and words of similar import, will each be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Schedules, or Exhibits will be construed to refer to Articles, Sections, Schedules, or Exhibits of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” “approve,” or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or Section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”
17.16	Language; Translations. This Agreement is in the English language only, which language will be controlling in all respects, and all versions hereof in any other language will be for accommodation only and will not be binding upon the Parties. All communications and notices to be made or given by one Party to the other pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, will be in the English language. If there is a discrepancy between the English version of this Agreement and any non-English translation of this Agreement, then the English version of this Agreement will prevail. If there is a discrepancy between the non-English original version and the English translation of any agreement with a Sublicensee or Material Subcontractor, audit report, Regulatory Submission, or other communication to or from a Governmental Authority in the Territory regarding the Licensed Product, in each case, that is delivered under this Agreement, then the non-English original version thereof will prevail. Upon Kiniksa’s request, Partner will provide to Kiniksa any documentation that is already in English and in Partner’s possession to the extent Partner is required to furnish such documentation to Kiniksa in accordance with the terms of this Agreement. Except as expressly set forth in this Agreement, for other data, information, documents, or other materials, Partner will provide to Kiniksa a high-level summary in English upon Kiniksa’s reasonable request. In addition, at Kiniksa’s request, Partner will provide a full English translation of such data, information, or other materials at Kiniksa’s cost and expense. Each Party will invoice the other Party quarterly for the foregoing costs incurred by or on behalf of such Party in such Calendar Quarter, and the other Party will pay the undisputed amount invoiced within [***] days after the date of any such invoice. Kiniksa acknowledges and agrees that any and all translations provided by Partner under this Agreement will not be certified translations (unless agreed by the Parties).
17.17	Counterparts. This Agreement may be executed in counterparts, all of which taken together will be regarded as one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

[Remainder of the Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this License and Collaboration Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

Kiniksa Pharmaceuticals (UK), Ltd.

By:   /s/ Ross Moat

Name:   Ross Moat

Title:   Director

Hangzhou Zhongmei Huadong Pharmaceutical Co., Ltd.

By:   /s/ Liang Lu

Name:   Liang Lu

Title:   Chairman & CEO

[Signature Page to Collaboration and License Agreement]

Schedule 1.57

Existing Product Trademarks

[***]

Schedule 1.104

Kiniksa Patent Rights

[***]

Schedule 5.2

Territory Development Plan

[***]

Schedule 5.3

Global Development Plan

[***]

Schedule 11.7.1(a)

Kiniksa Press Release

Kiniksa Pharmaceuticals and Huadong Medicine Announce Strategic Collaboration

– Collaboration includes rights to develop and commercialize ARCALYST® and mavrilimumab in the Asia Pacific Region (excluding Japan) –

– Kiniksa to receive $22 million upfront; eligible to receive development and commercial milestone payments and tiered royalties –

HAMILTON, BERMUDA – February 22, 2022 – Kiniksa Pharmaceuticals, Ltd. (Nasdaq: KNSA) (Kiniksa), a biopharmaceutical company with a portfolio of assets designed to modulate immunological pathways across a spectrum of diseases, and Hangzhou Zhongmei Huadong Pharmaceutical Co., Ltd., a wholly-owned subsidiary of Huadong Medicine Co., Ltd. (Huadong Medicine), today announced a strategic collaboration to develop and commercialize Kiniksa’s ARCALYST® and mavrilimumab in the Asia Pacific Region.

“This collaboration aims to bring Kiniksa’s therapeutics to patients in the Asia Pacific Region suffering from severe autoimmune and inflammatory diseases. With extensive regional experience, proven development and regulatory execution, and deep relationships with a broad network of hospitals and clinics, Huadong Medicine is an ideal partner to help drive value,” said Sanj K. Patel, Chairman and Chief Executive Officer of Kiniksa. “The collaboration also provides non-dilutive capital, cost-sharing, and resources for clinical trials to accelerate our drug development and commercialization efforts.”

“Kiniksa is an emerging leader in the development of immune-modulating therapies, for which there is significant unmet need across the Asia Pacific Region,” said Liang Lv, Chairman and CEO of Huadong Medicine. “In addition to ARCALYST, the first and only FDA-approved treatment for recurrent pericarditis, the compelling clinical data generated to-date for mavrilimumab provide foundational support for development across a range of underserved diseases. We look forward to working closely with Kiniksa to leverage our clinical, regulatory, and commercial capabilities in the Asia Pacific Region.”

Under the terms of the collaboration, Kiniksa will receive $22 million upfront and is eligible to receive up to approximately $640 million in specified development, regulatory and sales-based milestones. Kiniksa is also eligible to receive tiered royalties ranging from the low-teens to the low-twenties on annual net sales. Huadong Medicine will obtain exclusive rights and responsibility for the development and commercialization of ARCALYST and mavrilimumab in the Asia Pacific Region including Greater China, South Korea, Australia, and 18 other countries, but excluding Japan. Kiniksa will otherwise retain all existing development and commercialization rights for both assets.

About Kiniksa

Kiniksa is a biopharmaceutical company focused on discovering, acquiring, developing, and commercializing therapeutic medicines for patients suffering from debilitating diseases with significant unmet medical need. Kiniksa’s portfolio assets, ARCALYST, mavrilimumab, vixarelimab and KPL-404, are based on strong biologic rationale or validated mechanisms, target underserved conditions, and offer the potential for differentiation. These assets are designed to modulate immunological pathways across a spectrum of diseases. For more information, please visit www.kiniksa.com.

About ARCALYST

ARCALYST is a weekly, subcutaneously injected recombinant dimeric fusion protein that blocks interleukin-1 alpha (IL-1α) and interleukin-1 beta (IL-1β) signaling. ARCALYST was discovered by Regeneron and is approved by the U.S. Food and Drug Administration (FDA) for recurrent pericarditis, cryopyrin-associated periodic syndromes (CAPS), including Familial Cold Autoinflammatory Syndrome and Muckle-Wells Syndrome, and deficiency of IL-1 receptor antagonist (DIRA). The FDA granted Breakthrough Therapy designation to ARCALYST for the treatment of recurrent pericarditis in 2019 and Orphan Drug designation to ARCALYST for the treatment of pericarditis in 2020. The European Commission granted Orphan Drug Designation to ARCALYST for the treatment of idiopathic pericarditis in 2020.

IMPORTANT SAFETY INFORMATION ABOUT ARCALYST

●	ARCALYST may affect your immune system and can lower the ability of your immune system to fight infections. Serious infections, including life-threatening infections and death, have happened in patients taking ARCALYST. If you have any signs of an infection, call your doctor right away. Treatment with

ARCALYST should be stopped if you get a serious infection. You should not begin treatment with ARCALYST if you have an infection or have infections that keep coming back (chronic infection).
●	While taking ARCALYST, do not take other medicines that block interleukin-1, such as Kineret® (anakinra), or medicines that block tumor necrosis factor, such as Enbrel® (etanercept), Humira® (adalimumab), or Remicade® (infliximab), as this may increase your risk of getting a serious infection.
●	Talk with your doctor about your vaccine history. Ask your doctor whether you should receive any vaccines before you begin treatment with ARCALYST.
●	Medicines that affect the immune system may increase the risk of getting cancer.
●	Stop taking ARCALYST and call your doctor or get emergency care right away if you have any symptoms of an allergic reaction.
●	Your doctor will do blood tests to check for changes in your blood cholesterol and triglycerides.
●	Common side effects include injection-site reactions (which may include pain, redness, swelling, itching, bruising, lumps, inflammation, skin rash, blisters, warmth, and bleeding at the injection site), upper respiratory tract infections, joint and muscle aches, rash, ear infection, sore throat, and runny nose.

For more information about ARCALYST, talk to your doctor and see the Product Information.

About Mavrilimumab

Mavrilimumab is an investigational fully human monoclonal antibody that blocks activity of granulocyte macrophage colony stimulating factor (GM-CSF) by specifically binding to the alpha subunit of the GM-CSF receptor (GM-CSFRα). Phase 2 clinical trials of mavrilimumab in rheumatoid arthritis and giant cell arteritis achieved their primary and secondary endpoints with statistical significance.

About Huadong Medicine

Huadong Medicine Co., Ltd. (SZ.000963) is a leading Chinese pharmaceutical company based in Hangzhou, China. Founded in 1993, Huadong Medicine has fully integrated R&D, manufacturing, distribution, sales, and marketing capabilities. Huadong Medicine's product portfolio and pipeline are specialized in oncology, immunology, nephrology, and diabetes. The company has 11,000 employees and one of the most extensive commercial coverage and marketing capabilities in China. 'Patient Centered, Science Driven' is Huadong Medicine's value. For additional information, please visit www.eastchinapharm.com/en.

Kiniksa Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these identifying words. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation, statements regarding the multi-product collaboration between Kiniksa and Huadong Medicine, including anticipated milestone and royalty payments under the collaboration; expectations regarding Kiniksa’s ability to expand its programs for ARCALYST and mavrilimumab globally and in the licensed territory; and statements regarding Kiniksa’s efforts to bring multiple therapeutics to patients suffering from severe autoimmune and inflammatory diseases globally and in the licensed territory.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including without limitation, the following: delays or difficulty in enrollment of patients in, and activation or continuation of sites for, our clinical trials; delays or difficulty in completing our clinical trials as originally designed; potential for changes between final data and any preliminary, interim, top-line or other data from clinical trials; our inability to replicate results from our earlier clinical trials or studies; impact of additional data from us or other companies, including the potential for our data to produce negative, inconclusive or commercially uncompetitive results; potential undesirable side effects caused by our products and product candidates; our inability to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities; potential for applicable regulatory authorities to not accept our filings, delay or deny approval of any of our product candidates or require additional data or trials to support approval; inability to successfully execute on our commercial strategy for ARCALYST; our reliance on third parties as the sole source of supply of the drug substance and drug product used in our products and product candidates; our reliance on Regeneron as the sole manufacturer of ARCALYST; raw materials, important ancillary products and drug substance and/or drug product shortages; our reliance on third parties to conduct research, clinical trials, and/or certain regulatory activities for our product candidates; complications in coordinating requirements, regulations and guidelines of regulatory authorities across jurisdictions for our clinical trials; the impact of the COVID-19 pandemic and measures taken in response to the pandemic on our business and operations as well as the business and operations of our manufacturers, CROs upon whom we rely to conduct our clinical trials, and other third parties with whom we conduct business or otherwise engage, including the FDA and other regulatory authorities; changes in our operating plan and funding requirements; and existing or new competition.

These and other important factors discussed in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including under the caption “Risk Factors” contained therein, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. Except as required by law, we disclaim any intention or obligation to update or revise any forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

ARCALYST® is a registered trademark of Regeneron Pharmaceuticals, Inc. All other trademarks are the property of their respective owners.

Every Second Counts!®

Kiniksa Investor and Media Contact

Rachel Frank

(339) 970-9437

rfrank@kiniksa.com

Huadong Medicine Investor and Media Contact

Bo Chen

+86 571 8990 3300

ir@eastchinapharm.com

Schedule 11.7.1(b)

Partner Press Release

华东医药宣布与Kiniksa公司签署战略合作协议

-华东医药将获得ARCALYST®和Mavrilimumab在亚太区（不包括日本）的独家开发、注册和商业化权益。
-Kiniksa将获得2,200万美元的首付款，并获得开发、注册和销售里程碑付款及分级的销售额提成费。

中国杭州市，2022年2月22日，华东医药股份有限公司（SZ.000963）的全资子公司杭州中美华东制药有限公司（以下简称“华东医药”）与美国上市公司Kiniksa Pharmaceuticals, Ltd. (Nasdaq: KNSA)的全资子公司Kiniksa Pharmaceuticals (UK), Ltd.（以下简称“Kiniksa”），一家拥有多款调节免疫信号通路治疗自身免疫疾病药物的全球性生物公司，宣布签署战略合作协议。Kiniksa授予华东医药ARCALYST®和Mavrilimumab在亚太区的独家开发、注册和商业化权益。

华东医药董事长兼首席执行官吕梁表示：“Kiniksa是免疫调节疗法开发领域的新兴领导者，该治疗领域在亚太地区存在巨大未被满足的临床需求。ARCALYST®是目前第一款也是唯一一款FDA批准的用于治疗复发性心包炎的药物。此外，Mavrilimumab迄今为止产生的临床数据也为一系列难治疾病的治疗提供了基础支持。我们期待与Kiniksa密切合作，充分发挥华东医药在亚太地区的临床，注册和商业化能力。”

Kiniksa的董事长兼首席执行官Sanj K. Patel表示：“本次合作旨在将Kiniksa的治疗方法惠及整个亚太地区患有严重自身免疫和炎症疾病的患者。华东医药在亚太地区拥有丰富的区域经验，成熟的开发、注册能力，以及广泛的营销网络。华东医药是帮助ARCALYST®和Mavrilimumab在亚太区的实现最大价值的理想合作伙伴。本次合作提供的资金，成本分摊及其他资源，将有助于加快产品的临床开发和商业化。”

根据协议条款，Kiniksa 将获得2,200万美元的首付款，并有权在实现开发、注册及销售里程碑后，获得最高不超过6.4亿美元的里程碑付款，Kiniksa还将获得分级的两位数的净销售额提成费。华东医药将获得ARCALYST®和Mavrilimumab在亚太区（包括中国、韩国、澳大利亚和其他18个国家和地区，但不包括日本）的独家开发、注册和商业化权益。Kiniksa将保留许可产品在许可区域以外的开发和商业化权益。

关于华东医药

华东医药股份有限公司（SZ.000963）总部位于中国杭州，公司成立于1993年，具有完整的产品研发，生产，经销能力。产品管线主要专注于肿瘤，免疫，肾科以及糖尿病领域，覆盖中药、化学药、生物药、医疗器械等多个品类。2020年公司年收入超过 50 亿美元，拥有员工11,000余人，

“以科研为基础,以患者为中心”是华东医药秉承的企业理念。更多信息请登录更多信息请浏览www.eastchinapharm.com

关于Kiniksa

Kiniksa是一家以满足患者临床需求为企业愿景，致力于发现、获取、开发和商业化调节免疫信号通路治疗药物的全球性生物制药公司。Kiniksa的4款产品ARCALYST®，Mavrilimumab，Vixarelimab，KPL-404都基于坚实的生物学原理或经过验证的机制，用于调节一系列免疫疾病的免疫信号通路，具有实现差异化的巨大潜力。

更多信息请浏览www.kiniksa.com

关于ARCALYST®

ARCALYST®是一种每周进行皮下注射给药的重组二聚体融合蛋白，可阻断白细胞介素-1α（IL-1α）和白细胞介素-1β（IL-1β）的信号传导。ARCALYST®最早由Regeneron研发，获得FDA批准用于治疗冷吡啉相关的周期性综合征（CAPS），包括家族性寒冷型自身炎症综合征和穆-韦二氏综合征，以及IL-1受体拮抗剂缺乏症（DIRA）。2019年，ARCALYST®获得FDA突破性疗法认定，用于治疗复发性心包炎。2020年，FDA授予ARCALYST®用于治疗心包炎的孤儿药认定。2020年，欧盟委员会授予ARCALYST®孤儿药认定，用于治疗特发性心包炎。

关于Mavrilimumab

Mavrilimumab是一种全人源单克隆抗体，可特异性结合粒细胞-巨噬细胞集落刺激因子受体α（GM-CSFRα），并抑制粒细胞-巨噬细胞集落刺激因子（GM-CSF）的信号传导。Mavrilimumab针对类风湿性关节炎和巨细胞动脉炎（GCA）的2期临床研究都达到了主要和次要终点，并具有统计学意义。

投资者关系及媒体

华东医药

+86 571 8990 3300
ir@eastchinapharm.com

Kiniksa

Rachel Frank

(339) 970-9437

rfrank@kiniksa.com

Schedule 12.3

Partner Disclosures

[***]